                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement                     (as Permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       INFORMATION STORAGE DEVICES, INC.
             ------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
             ------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                         IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Common Stock, no par value

     (2) Aggregate number of securities to which transaction applies:
         9,918,376 shares of Common Stock outstanding on September 14, 1998

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
        Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $7.50 per share of Common Stock, which is the amount of the proposed cash payment per share to be transferred to security holders in the transaction.

     (4) Proposed maximum aggregate value of transaction: $74,387,820.

     (5) Total fee paid: $14,877.56.

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                       INFORMATION STORAGE DEVICES, INC.
                              2045 HAMILTON AVENUE
                           SAN JOSE, CALIFORNIA 95125

                                                               NOVEMBER 23, 1998

Dear Shareholders:

     On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of the Shareholders (the "Special Meeting") of Information Storage Devices, Inc. ("ISD" or the "Company") to be held at the Company's offices at 2045 Hamilton Avenue, San Jose, California, on December 22, 1998 at 9:00 a.m., local time.

     At the Special Meeting, holders of Common Stock (the "Common Stock") of ISD will be asked to consider, approve and adopt an Agreement and Plan of Merger, dated as of September 11, 1998 (the "Merger Agreement"), among ISD, Winbond Electronics Corporation, a corporation organized under the laws of the Republic of China in Taiwan ("Winbond"), Winbond Int'l Corporation, a British Virgin Islands corporation ("WIC"), Oriole Holding Corporation, a Delaware corporation ("Oriole") and Winbond Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Oriole ("Merger Sub"), providing for, among other things, the merger of Merger Sub with and into ISD (the "Merger").

     Upon consummation of the Merger (i) each holder of issued and outstanding shares of ISD Common Stock will receive $7.50 per share, in cash, without interest (the "Cash Consideration"); (ii) ISD will become a wholly-owned subsidiary of Oriole; and (iii) each share not owned by Winbond, WIC, Oriole, Merger Sub or any other affiliate of Winbond will be automatically canceled and converted into the right to receive the Cash Consideration. The Merger Agreement also provides that all of the options to purchase ISD Common Stock that are outstanding immediately prior to the effective time of the Merger will be canceled at the effective time and the holders will be entitled to receive from ISD, immediately prior to the effective time of the Merger, for each share subject to such option, an amount of cash equal to the excess, if any, of the Cash Consideration over the exercise price per share of such option, subject to any required withholding taxes. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Appendix A.

     AFTER CAREFUL CONSIDERATION, THE ISD BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ISD AND ITS SHAREHOLDERS. In addition, the ISD Board of Directors received a written opinion dated September 10, 1998 from its financial advisor, BancBoston Robertson Stephens Inc. ("Robertson Stephens"), to the effect that, as of such date and subject to certain matters and exceptions set forth in Robertson Stephens' opinion, the Cash Consideration to be received by Holders of ISD Common Stock (as defined in the Robertson Stephens opinion) in the Merger was fair to such holders from a financial point of view. The full text of Robertson Stephens' opinion is attached to the accompanying Proxy Statement as Appendix B. Shareholders are urged to, and should, read such opinion in its entirety.

     Enclosed is a Notice of Special Meeting of Shareholders and a Proxy Statement which describe, and contain other information relating to, the Merger. You are urged to read all of these materials carefully. The affirmative vote of the holders of a majority of the shares of ISD Common Stock outstanding is required to approve the Merger Agreement and the Merger. Your participation in the Special Meeting, in person or by proxy, is therefore especially important. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER.

     I strongly support the Merger and join with the other members of the ISD Board of Directors in recommending it. We urge you to vote in favor of adoption and approval of the Merger Agreement and the Merger.

                                          For the Board of Directors

                                          David L. Angel
                                          Chairman of the Board and Chief
                                          Executive Officer

                       INFORMATION STORAGE DEVICES, INC.
                              2045 HAMILTON AVENUE
                               SAN JOSE, CA 95125
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

To the Shareholders of
Information Storage Devices, Inc.

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Special Meeting") of Information Storage Devices, Inc., a California corporation ("ISD" or the "Company"), will be held at the Company's offices at 2045 Hamilton Avenue, San Jose, California, on December 22, 1998 at 9:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 11, 1998 (the "Merger Agreement"), among ISD, Winbond Electronics Corporation, a corporation organized under the laws of the Republic of China in Taiwan ("Winbond"), Winbond Int'l Corporation, a British Virgin Islands corporation ("WIC"), Oriole Holding Corporation, a Delaware corporation ("Oriole") and Windbond Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Oriole ("Merger Sub"). The Merger Agreement contemplates, among other things, that: (i) Merger Sub will merge with and into ISD (the "Merger") with the result that ISD will become a wholly-owned subsidiary of Oriole; and (ii) each outstanding share of ISD Common Stock (other than those shares owned by Winbond, WIC, Oriole, Merger Sub or any other affiliate of Winbond) issued and outstanding immediately prior to the effective time of the Merger will be automatically canceled and converted into the right to receive $7.50 per share, in cash, without interest (the "Cash Consideration").

          2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Merger Agreement is attached as Appendix A to the accompanying Proxy Statement.

     The ISD Board of Directors recommends that the ISD shareholders vote FOR approval and adoption of the Merger Agreement and the Merger.

     Only shareholders of record at the close of business on November 13, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. The affirmative vote of holders of a majority of the shares of ISD Common Stock outstanding on the record date is required for the approval and adoption of the Merger Agreement.

     Holders of shares of ISD Common Stock who comply with the requirements of Chapter 13 of the California General Corporation Law may be entitled, if the Merger is consummated, to exercise dissenters' rights with respect to their shares. See Appendix C to the accompanying Proxy Statement for the text of Chapter 13 and "Approval of the Merger -- Dissenters' Rights" in the accompanying Proxy Statement for a description of the procedures to be followed to exercise such rights.

     To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid reply envelope, whether or not you plan to attend the Special Meeting. Signed but unmarked proxies will be voted for approval and adoption of the Merger Agreement and the Merger. You may revoke your proxy at any time before it has been voted and, if you attend the Special Meeting, you may vote your shares personally, whether or not you have previously submitted a proxy.

                                      By Order of the Board of Directors

                                      Felix J. Rosengarten
                                      Vice President and Chief Financial Officer
San Jose, California
November 23, 1998

ALL SHAREHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND
   RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS
           REQUIRED IF THE PROXY IS MAILED WITHIN THE UNITED STATES.

            DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD.

                       INFORMATION STORAGE DEVICES, INC.
                              2045 HAMILTON AVENUE
                               SAN JOSE, CA 95125
                                 (408) 369-2400
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 22, 1998

    This Proxy Statement is being furnished to holders of shares of Common Stock (the "Common Stock") of Information Storage Devices, Inc., a California corporation ("ISD" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of ISD (the "ISD Board") for use at the Special Meeting of Shareholders to be held at the Company's offices at 2045 Hamilton Avenue, San Jose, California, on December 22, 1998 at 9:00 a.m., local time, and any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement, the attached Notice of Special Meeting of Shareholders and the enclosed form of proxy are being first mailed to ISD's shareholders on or about November 25, 1998.

    At the Special Meeting, shareholders of ISD entitled to notice of and to vote at the Special Meeting will be asked to consider, approve and adopt an Agreement and Plan of Merger, dated as of September 11, 1998 (the "Merger Agreement") among ISD, Winbond Electronics Corporation, a corporation organized under the laws of the Republic of China in Taiwan ("Winbond"), Winbond Int'l Corporation, a British Virgin Islands corporation ("WIC"), Oriole Holding Corporation, a Delaware corporation ("Oriole") and Winbond Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Oriole ("Merger Sub"), providing for, among other things, the merger of Merger Sub with and into ISD (the "Merger").

    Upon consummation of the Merger (i) each holder of issued and outstanding shares of ISD Common Stock will receive $7.50 per share, in cash, without interest (the "Cash Consideration"); (ii) ISD will become a wholly-owned subsidiary of Oriole; and (iii) each share not owned by Winbond, WIC, Oriole, Merger Sub or any other affiliate of Winbond (collectively, the "Winbond Group") will be automatically canceled and converted into the right to receive the Cash Consideration. The Merger Agreement also provides that all of the options to purchase ISD Common Stock that are outstanding immediately prior to the effective time of the Merger will be canceled at the effective time and the holders will be entitled to receive from ISD, immediately prior to the effective time of the Merger, for each share subject to such option, an amount of cash equal to the excess, if any, of the Cash Consideration over the exercise price per share of such option, subject to any required withholding taxes. All summaries and references to the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement which is attached hereto as Appendix A.

    The ISD Board (all of whose members are unaffiliated with Winbond, WIC, Oriole, Merger Sub and their affiliates) has, by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Cash Consideration and the Merger, are fair to, and in the best interests of the ISD shareholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Cash Consideration and the Merger; and (iii) recommended that the shareholders vote FOR the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby. See "Approval of the Merger -- ISD's Reasons for the Merger" and "-- Board Recommendation."

    The affirmative vote of the holders of a majority of the shares of ISD Common Stock outstanding is required to approve the Merger Agreement and the Merger.

    To receive the Cash Consideration, shareholders of ISD must, after the Merger, deliver their ISD stock certificates in the manner described in this Proxy Statement. Shareholders should not send certificates at this time.

    Holders of shares of ISD Common Stock who fully comply with the requirements of Chapter 13 of the California General Corporation Law (the "CGCL") may be entitled, if the Merger is consummated, to exercise dissenters' rights with respect to their shares. Failure to take any required step in connection with the exercise of dissenters' rights may result in the termination or waiver of such rights. See "Approval of the Merger -- Dissenters' Rights" for a statement of the rights of dissenting holders and a description of the procedures required to be followed to exercise such rights, and the text of Chapter 13 of the CGCL attached hereto as Appendix C.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    2
TRADEMARKS..................................................    2
FORWARD-LOOKING STATEMENTS..................................    2
SUMMARY.....................................................    3
  THE SPECIAL MEETING.......................................    3
     Date, Time and Place...................................    3
     Record Date and Outstanding Shares.....................    3
     Vote Required; Quorum..................................    3
     Recommendation of the ISD Board........................    4
     Litigation Related to the Merger and the Effect of a
      Majority Affirmative Vote.............................    4
  THE MERGER................................................    5
     The Companies..........................................    5
     Reasons for the Merger.................................    5
     Opinion of ISD's Financial Advisor.....................    6
     Certain US Federal Income Tax Consequences of the
      Merger................................................    6
     Accounting Treatment...................................    6
     Government and Regulatory Approvals....................    6
     Dissenters' Rights.....................................    6
     Interests of Certain Persons in the Merger.............    7
     Source and Amount of Funds.............................    7
     Terms of the Merger....................................    7
     Market for ISD Common Stock............................   11
MARKET PRICE AND DIVIDENDS..................................   12
  Market Price..............................................   12
  Dividends.................................................   12
THE SPECIAL MEETING.........................................   13
  Date, Time, Place and Purpose.............................   13
  Record Date and Outstanding Shares........................   13
  Voting of Proxies.........................................   13
  Vote Required; Quorum.....................................   13
  Solicitation of Proxies and Expenses......................   14
  Revocability of Proxies...................................   14
  Dissenters' Rights........................................   14
  Independent Public Accountants............................   14
  Recommendation of the ISD Board...........................   14
APPROVAL OF THE MERGER......................................   15
  ISD's Reasons for the Merger..............................   15
  Winbond's Reasons for the Merger..........................   16
  Board Recommendation......................................   17
  Background of the Merger..................................   17
  Litigation Related to the Merger and the Effect of a
     Majority Affirmative Vote..............................   20
  Opinion of ISD's Financial Advisor........................   21
  Material US Federal Income Tax Consequences of the
     Merger.................................................   25
  Accounting Treatment......................................   25
  Government and Regulatory Approvals.......................   25
  Dissenters' Rights........................................   26
  Interests of Certain Persons in the Merger................   27
TERMS OF THE MERGER.........................................   29

                                                              PAGE
                                                              ----
  Effective Time; Closing Date..............................   29
  Manner and Basis of Transferring Shares; Treatment of
     Options................................................   29
  Surrender and Exchange of Certificates....................   30
  Conduct of ISD's Business Before the Merger...............   30
  Exclusivity...............................................   31
  Conditions to the Merger..................................   32
  Representations and Warranties............................   33
  Termination of the Merger Agreement.......................   33
  Break-up Fee..............................................   33
  Waiver....................................................   34
  Officer and Director Voting Agreements....................   34
ISD SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.........   35
ISD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   36
  Overview..................................................   36
  Results of Operations.....................................   37
  Comparison of Years Ended December 31, 1995, 1996 and
     1997...................................................   37
  Comparison of Nine Months Ended September 27, 1997 and
     October 3, 1998........................................   40
  Liquidity and Capital Resources...........................   41
  Year 2000 Issues..........................................   42
  Other Factors That May Affect Future Operating Results....   43
INFORMATION CONCERNING ISD'S BUSINESS.......................   46
  Markets, Applications and Customers.......................   46
  Products..................................................   47
  Marketing, Sales and Distribution.........................   48
  Customer Applications Engineering and Technical Support...   49
  Technology................................................   49
  Manufacturing.............................................   50
  Research and Development..................................   52
  Backlog...................................................   52
  Patents and Licenses......................................   53
  Competition...............................................   54
  Employees.................................................   54
  Properties................................................   54
  Legal Proceedings.........................................   55
INFORMATION CONCERNING WINBOND ELECTRONICS CORPORATION......   56
SECURITY OWNERSHIP OF ISD DIRECTORS, OFFICERS AND PRINCIPAL
  SHAREHOLDERS..............................................   57
OTHER BUSINESS..............................................   59
INDEX TO ISD FINANCIAL STATEMENTS...........................  F-1

APPENDICES

  Appendix A      Agreement and Plan of Merger

  Appendix B      Opinion of BancBoston Robertson Stephens Inc.

  Appendix C      Chapter 13 of the California General Corporation Law

  Appendix D      The Complaint in the Abraham Action

                             AVAILABLE INFORMATION

     ISD is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov. ISD Common Stock is quoted on the Nasdaq National Market under the symbol "ISDI," and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Statements made in this Proxy Statement concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an appendix to this Proxy Statement, reference is hereby made to that appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

     All information contained in this Proxy Statement relating to ISD has been supplied by ISD, and all information relating to the Winbond Group has been supplied by Winbond.

                                   TRADEMARKS

     This Proxy Statement contains trademarks of ISD and Winbond, and may contain trademarks of others, in the U.S. and other countries. ChipCorder, CompactSPEECH and the ISD logo are registered trademarks of ISD. SuperFlash is a registered trademark of Silicon Storage Technology, Inc.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify those forward looking statements. The forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth under "ISD Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Factors That May Affect Future Operating Results" and elsewhere in this Proxy Statement.

     Readers are cautioned not to place undue reliance on forward-looking statements contained herein, which reflect the analysis and opinions of the management of ISD only as of the date hereof. Neither ISD nor any of the Winbond Group undertake any obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Proxy Statement and the Appendices hereto. ISD shareholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

     This Proxy Statement is furnished in connection with the solicitation by the ISD Board of proxies from holders of ISD Common Stock for use at the Special Meeting. At the Special Meeting, the ISD shareholders will be asked to approve and adopt the Merger Agreement and approve the Merger. As a result of the Merger, ISD will become a wholly owned subsidiary of Oriole. After the consummation of the Merger, the former shareholders of ISD will have no continuing equity interest in ISD or Winbond, and, therefore, will not share in future earnings, dividends or growth, if any, of the combined company. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting will be held at the Company's offices at 2045 Hamilton Avenue, San Jose, CA 95125, on December 22, 1998, at 9:00 a.m., local time. At the Special Meeting, shareholders of ISD will be asked to approve and adopt the Merger Agreement and the Merger. See "The Special Meeting -- Date, Time, Place and Purpose."

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of ISD Common Stock at the close of business on November 13, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 9,958,194 shares of ISD Common Stock outstanding, each of which is entitled to one vote. See "The Special Meeting -- Record Date and Outstanding Shares."

     On the Record Date, directors and executive officers of ISD and their affiliated entities as a group beneficially owned 1,562,845 shares of ISD Common Stock or approximately 15.7% of the outstanding shares of ISD Common Stock. On the Record Date, Winbond and certain wholly-owned subsidiaries of Winbond beneficially owned 1,400,000 shares of ISD Common Stock, or approximately 14.1% of the outstanding shares of ISD Common Stock. Certain of such holders holding in the aggregate 2,361,852 shares of ISD Common Stock, or approximately 23.7% of the shares of ISD Common Stock outstanding on the Record Date, have agreed to vote such shares for approval and adoption of the Merger Agreement and approval of the Merger. See "Terms of the Merger -- Officer and Director Voting Agreements."

VOTE REQUIRED; QUORUM

     The affirmative vote of the holders of a majority of the outstanding shares of ISD Common Stock is required to approve and adopt the Merger Agreement and to approve the Merger. For this purpose, (i) the total number of shares cast for the proposal or giving no instructions will be considered to have been voted in favor of the proposal and (ii) abstentions and broker non-votes have the same effect as votes against the Merger.

     A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business. Abstentions will be considered present at the Special Meeting for the purpose of determining a quorum. If a broker indicates on a proxy that such broker does not have discretionary authority to vote as to certain shares of ISD Common Stock held of record by such broker, such shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. See "The Special Meeting -- Vote Required; Quorum."

RECOMMENDATION OF THE ISD BOARD

     The ISD Board, by unanimous vote, has adopted and approved the Merger Agreement and the transactions contemplated thereby, and has determined that the Merger is in the best interests of ISD and its shareholders. After careful consideration, the ISD Board unanimously recommends a vote FOR approval of the Merger Agreement and the Merger.

LITIGATION RELATED TO THE MERGER AND THE EFFECT OF A MAJORITY AFFIRMATIVE VOTE

     On September 17, 1998, a complaint was filed against ISD, its directors and Winbond in the Santa Clara County Superior Court, Case No. CV776731 (the "Abraham Action"), bearing the caption "Jeffery S. Abraham, individually and on behalf of all persons similarly situated, Plaintiff v. David L. Angel, Frederick
B. Bamber, Eugene J. Flath, Alan V. King, Eric J. Ochiltree, Frederick L. Zieber, Information Storage Devices, Incorporated, Winbond Electronics Corporation, Winbond International Corporation, Peaceful River Corporation, Pigeon Creek Holding Company, Ltd., Winbond Acquisition Corporation, and Does 1 Through 100 inclusive, Defendants." Defendants David L. Angel, Frederick B. Bamber, Eugene J. Flath, Alan V. King, Eric J. Ochiltree, Frederick L. Zieber and Information Storage Devices, Incorporated are referred to as the "ISD Defendants" and Defendants Winbond Electronics Corporation, Winbond International Corporation, Peaceful River Corporation, Pigeon Creek Holding Company, Ltd. and Winbond Acquisition Corporation are referred to as the "Winbond Defendants." A copy of the complaint is attached to this Proxy Statement as Appendix D. Mr. Abraham seeks to have the matter certified as a class action of the holders of ISD Common Stock. Mr. Abraham alleges that the intention of the ISD Defendants to pursue the Merger is in breach of their fiduciary duties owed to holders of ISD Common Stock to take all necessary steps to ensure that such holders will receive the maximum value realizable for their shares in any extraordinary transaction involving ISD. Mr. Abraham alleges that the Winbond Defendants knowingly aided and abetted the breaches of fiduciary duty committed by the ISD Defendants. Mr. Abraham further alleges that the Cash Consideration to be paid in connection with the Merger allegedly does not reflect the fair value of ISD's equity, does not offer a control premium, is less than the consideration proposed to be paid in a previous offer, and is less than the intrinsic value of ISD's equity. He also alleges that the Merger is not the result of arm's length negotiation and that it was fixed arbitrarily by ISD and agreed to by the Defendants as part of the unlawful plan and scheme to obtain the entire ownership of ISD at the lowest possible price. See Appendix D for a full and complete statement of Mr. Abraham's allegations. The complaint seeks a preliminary and permanent injunction against the Merger, rescission of the Merger if it is consummated, an accounting for all profits realized or to be realized by the Defendants as a result of the Merger, appointment of a committee of ISD shareholders and their representatives to assist in the independent evaluation of any transaction for ISD's shares, and unspecified compensatory damages and attorneys' fees. ISD is not aware of any pending motion for a preliminary injunction or other interim relief in connection with the Abraham Action. There has been no formal discovery to date, although plaintiff has served a request for production of documents on ISD. After review of the complaint and based upon its understanding of the facts, ISD believes that the allegations of the complaint are without merit and intends to defend the Abraham Action vigorously.

     In the event a majority of the shares of ISD Common Stock outstanding vote in the affirmative to approve the Merger Agreement and the Merger, the Defendants in the Abraham Action intend to rely upon the approval of the Merger Agreement and the Merger in defense of the claims asserted by Mr. Abraham. Specifically, Defendants in the Abraham Action intend to argue that approval of the Merger Agreement and the Merger by the holders of a majority of the shares of ISD Common Stock constitutes a ratification of the conduct that is the subject of Mr. Abraham's complaint. Defendants further intend to argue that such ratification constitutes a complete defense to Mr. Abraham's claims or otherwise operates to protect Defendants from liability or increase Mr. Abraham's burdens of pleading and proof in the Abraham Action.

                                   THE MERGER

THE COMPANIES

     Information Storage Devices, Inc. ISD designs, develops, and markets semiconductor voice solutions based on analog and digital technologies and mixed signal expertise. ISD's patented ChipCorder and CompactSPEECH technologies enable solid state voice recording and playback applications in the communications, consumer, industrial and automotive markets. ChipCorder products deliver single chip solutions, simple integration, exceptional sound quality, low power consumption, battery-less voice storage, and low cost. CompactSPEECH products deliver powerful digital speech processing, advanced telecommunication capabilities, long recording times, cost effective high voice quality, multi-language speech synthesis, and battery-less voice storage. ISD was incorporated in California in December 1987. See "ISD Selected Historical Consolidated Financial Data," "ISD Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning ISD's Business."

     Winbond Electronics Corporation. Winbond is the largest branded integrated circuit ("IC") company in Taiwan. Winbond's product portfolio covers personal computer ("PC") and peripheral-related ICs, consumer electronics ICs, multimedia ICs, SRAMs, non-volatile memory and DRAMs. Winbond has a leading position in Taiwan and East Asia in telephone dialers, PC I/O controllers, SRAMs, speech synthesizers and MPEG decoders. Winbond has three wafer fabrication facilities in operation, with current technologies ranging from 0.8 microns to 0.25 microns. Winbond also provides certain wafer capacity to serve foundry customers. Winbond is based in Hsinchu Science-Based Park, Taiwan, and has sales offices in Taipei, Hong Kong and San Jose, California. Winbond's World Wide Web home page is: http://www.winbond.com.tw. See "Information Concerning Winbond Electronics Corporation."

     Winbond Acquisition Corporation, Oriole Holding Corporation and Winbond Int'l Corporation. Merger Sub is a California corporation and a wholly-owned subsidiary of Oriole, which is a Delaware corporation. Merger Sub and Oriole were organized to acquire ISD and have not conducted any unrelated activities since their organization. Oriole is a wholly-owned subsidiary of WIC, a British Virgin Islands corporation which was formed in 1995 as part of a reorganization of Winbond's operating structure in the United States. WIC is a wholly-owned subsidiary of Winbond. See "Information Concerning Winbond Electronics Corporation."

REASONS FOR THE MERGER

     ISD's Reasons for the Merger. In reaching its conclusion to approve the Merger Agreement and the Merger, the ISD Board considered a number of factors, including: (i) ISD's business, financial condition, results of operations, assets, liabilities, business strategy and prospects for future growth, as well as various uncertainties associated with those prospects; (ii) the view of ISD's management that ISD would likely face increasing difficulties as a stand-alone company; (iii) the current state and volatility of the markets for and customers of ISD's products; (iv) the withdrawal of the one competing bid to acquire ISD and the absence of other strategic alternatives that were likely to enhance long-term shareholder value; (v) the fact that the $7.50 per share to be received by the shareholders of ISD would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the ISD shareholders; (vi) the fact that the Merger would not be subject to any financing condition; and (vii) the opinion of BancBoston Robertson Stephens Inc. ("Robertson Stephens"), dated September 10, 1998, to the effect that as of such date the Cash Consideration to be received by Holders of ISD Common Stock in the Merger was fair to such holders from a financial point of view. The full text of Robertson Stephens' opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Appendix B. Shareholders are urged to, and should, read such opinion in its entirety. See "Approval of the Merger -- ISD's Reasons for the Merger."

     Winbond's Reasons for the Merger. Winbond considers the Merger to be beneficial to Winbond and its shareholders and will contribute to the success of the combined company for the following reasons: (i) the addition of ISD's ChipCorder product lines to Winbond's product portfolio will position Winbond to have one of the strongest voice recording and playback IC product lines in the world; (ii) the Merger will provide an opportunity to increase sales of ISD's products through Winbond's marketing channels; (iii) the Merger will allow Winbond to increase its presence in the United States; (iv) the combined experience and financial resources of the combined company will promote the continued development of ISD's voice record and playback IC products; and (v) the Merger will accelerate the commencement of the manufacture of ISD's products in Winbond's wafer fabrication facilities. See "Approval of the Merger -- Winbond's Reasons for the Merger."

OPINION OF ISD'S FINANCIAL ADVISOR

     On September 10, 1998, Robertson Stephens delivered its written opinion (the "Robertson Stephens Opinion") to the ISD Board that, as of the date of such opinion, the Cash Consideration was fair, from a financial point of view, to the holders of ISD Common Stock, excluding Winbond, Merger Sub, any affiliates of Winbond and holders of Dissenting Shares (collectively, the "Holders of ISD Common Stock").

     The full text of the Robertson Stephens Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the Robertson Stephens Opinion, is attached hereto as Appendix B and is incorporated herein by reference. The Robertson Stephens Opinion referred to herein does not constitute a recommendation as to how any holder of ISD Common Stock should vote upon or take any other action with respect to the Merger. Shareholders of ISD are urged to, and should, read the Robertson Stephens Opinion in its entirety. See "Approval of the Merger -- Opinion of ISD's Financial Advisor."

CERTAIN US FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     If the Merger is consummated, the exchange of shares of ISD Common Stock in the Merger for the Cash Consideration will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Because of the complexities of the tax laws, holders of shares of ISD Common Stock are advised to consult their own tax advisors concerning the applicable US federal, state, local, foreign and other tax consequences resulting from the Merger. See "Approval of the Merger -- Material US Federal Income Tax Consequences of the Merger."

ACCOUNTING TREATMENT

     Winbond will account for the Merger under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Winbond. See "Approval of the Merger -- Accounting Treatment."

GOVERNMENT AND REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and the rules promulgated under the HSR Act by the U.S. Federal Trade Commission ("FTC"), the Merger cannot be effected until notifications have been given to the FTC, and the specified waiting period has expired or terminated early. All required filings under the HSR Act have been made and the waiting period has been terminated. See "Approval of the Merger -- Government and Regulatory Approvals."

DISSENTERS' RIGHTS

     If the Merger Agreement is approved by the required vote of the ISD shareholders and is not abandoned or terminated, each holder of ISD Common Stock who voted against the Merger may, by complying with Sections 1300 through 1312 of the CGCL, be entitled to dissenters' rights as described therein, provided that (i) such holder's shares of ISD Common Stock are subject to restriction on transfer imposed by ISD or by any law or regulation or (ii) demands for payment pursuant to such dissenters' rights are filed with respect to 5% or more of the outstanding shares of ISD Common Stock on or before the date of the Special Meeting. The obligations of Winbond to effect the Merger are subject to the condition that less than 5% of the outstanding shares of ISD Common Stock are voted against the Merger. While this condition is waivable, Winbond has no current intention to waive such condition. See "Approval of the Merger -- Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of ISD's management (as well as other ISD employees) have interests in the Merger that are different from, or in addition to, the interests in the Merger of ISD shareholders generally. In January 1996, the Company entered into Employment Agreements with David L. Angel, Chairman of the Board and Chief Executive Officer and Felix J. Rosengarten, Vice President, Finance and Administration and Chief Financial Officer. In November 1996, the Company entered into an Employment Agreement with Eric J. Ochiltree, President and Chief Operating Officer, and amended Mr. Angel's and Mr. Rosengarten's Employment Agreements (as amended, the "Employment Agreements"). Under the terms of the Employment Agreements, in the event of a corporate transaction, such executive officer shall be entitled to the following compensation and benefits:
(i) a lump sum payment equal to 2 1/2 years of pay at the employee's gross base annual salary rate and (ii) the acceleration of all of the employee's unvested outstanding stock options under the Company's 1987 Stock Option Plan and/or 1994 Equity Incentive Plan. The consummation of the transactions contemplated by the Merger Agreement constitutes a corporate transaction for purposes of the Employment Agreements. The current annual salary of each of the above executive officers is as follows: $249,000 for Mr. Angel; $225,000 for Mr. Ochiltree; and $163,000 for Mr. Rosengarten. The amount payable to each director and executive officer in exchange for options is enumerated in "Approval of the Merger -- Interests of Certain Persons in the Merger." In addition to the foregoing, certain ISD management personnel (including the above referenced individuals) may enter into employment agreements or arrangements with Winbond that will become effective on or after consummation of the Merger. Also, certain of the three ISD executive officers identified above may seek to have ISD modify his Employment Agreement (subject to the approval of Winbond as required under the Merger Agreement) to minimize his tax obligations as a result of the Merger. In addition, Winbond expects to propose key employee retention incentive plans and modified compensation packages payable over two years. The additional compensation offered through these arrangements will be payable based on continued service and, in some cases, on the achievement of performance objectives, and could materially increase the benefits of the Merger to the participating employees, including senior management personnel of ISD. Winbond anticipates that the aggregate amount of such additional compensation payable to all participating employees would be at least $4.0 million. As a result of the foregoing, certain officers and employees of ISD may have personal interests in the Merger which are not identical to the interests of other ISD shareholders. See "Approval of the Merger -- Interests of Certain Persons in the Merger."

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Oriole to pay the Cash Consideration is estimated to be approximately $64 million. Oriole will obtain such amounts from Winbond, which will provide such amounts from its working capital and other customary financing sources. As of June 30, 1998, Winbond had cash and cash equivalents calculated in accordance with Republic of China ("R.O.C.") GAAP in excess of NT $13,527,487,959 (or US $392,215,000, on the basis of NT $34.49 = US
$1.00). The shares of ISD Common Stock owned by the subsidiaries of Winbond will be transferred to Oriole and will be canceled in the Merger and no consideration will be paid pursuant to the Merger Agreement for such shares. See "Information Concerning Winbond Electronics Corporation."

TERMS OF THE MERGER

  Effective Time; Closing Date

     The Merger will become effective upon the filing of the required documents with the Secretary of State of the State of California in accordance with the CGCL (the "Effective Time of the Merger"). The closing of the Merger (the "Closing") will take place as soon as practicable on the later of (i) the date of the Special Meeting or (ii) the first business day after satisfaction of the latest to occur of the conditions to the Merger, unless Winbond and ISD agree in writing on another date. The parties anticipate that the Closing will occur on or about December 22, 1998. See "Terms of the Merger -- Effective Time; Closing Date."

  Manner and Basis of Transferring Shares; Treatment of Options

     At the Effective Time of the Merger, ISD will continue as the surviving corporation (the "Surviving Company") and will become a wholly-owned subsidiary of Oriole. By virtue of the Merger and without any action on the part of the holder of any shares of ISD Common Stock, each issued and then outstanding share of ISD Common Stock (other than shares owned by WIC, Oriole, Merger Sub, any member of the Winbond Group or any other subsidiary of Winbond and any shares of ISD Common Stock that are held by shareholders who have demanded properly in writing dissenters' rights with respect to such shares in accordance with the
CGCL) shall be automatically converted into the right to receive $7.50, in cash, without interest (the "Cash Consideration"). See "Terms of the Merger -- Manner and Basis of Transferring Shares; Treatment of Options."

     Pursuant to the Merger Agreement, ISD has agreed to use its best efforts to deliver to Winbond, before the Closing, consents in writing from the holders of all options outstanding on such date that had been granted before the date of the Merger Agreement pursuant to the ISD 1994 Directors Stock Option Plan, 1994 Equity Incentive Plan and 1987 Stock Option Plan (the "ISD Option Plans"), pursuant to which such holders consent to the purchase of their options by ISD immediately prior to the Effective Time of the Merger. The purchase price of each such option will be an amount (less any applicable withholding taxes) equal to the excess, if any, of the Cash Consideration over the per share exercise price of such option, multiplied by the number of shares of ISD Common Stock underlying such option immediately before the Effective Time of the Merger. Pursuant to the Merger Agreement, the ISD 1994 Employee Stock Purchase Plan will terminate at the Effective Time of the Merger. See "Terms of the Merger -- Manner and Basis of Transferring Shares; Treatment of Options."

     The Cash Consideration will be proportionately reduced under a formula specified in the Merger Agreement if (i) ISD grants options or issues additional shares of ISD Common Stock before the Effective Time of the Merger, in excess of amounts permitted under the Merger Agreement, without the consent of Winbond as required by the Merger Agreement, and (ii) such options are purchased by ISD and/or such shares are entitled to payment from Winbond as a part of the Merger. See "Terms of the Merger -- Manner and Basis of Transferring Shares; Treatment of Options."

  Surrender and Exchange of Certificates

     As soon as practicable after the Effective Time of the Merger, and after surrender to an agent appointed by Oriole (the "Exchange Agent") of any certificate that represented shares of ISD Common Stock before the Effective Time of the Merger ("Certificate"), the person in whose name such Certificate is registered will receive a check for the Cash Consideration in respect of the shares represented by the Certificate. In the event of a transfer of ownership of any shares of ISD Common Stock that is not registered in ISD's transfer records, payment may be made to a person other than the person in whose name the surrendered Certificate is registered if such Certificate is properly endorsed for transfer and the person requesting payment discharges any transfer or other tax required by reason of payment of the Cash Consideration to a person other than the registered holder. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificates. ISD SHAREHOLDERS MUST NOT SURRENDER CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "Terms of the Merger -- Surrender and Exchange of Certificates."

  Conduct of ISD's Business Before the Merger

     Pursuant to the Merger Agreement, ISD has agreed to use its best efforts to preserve intact its business organization and to maintain satisfactory relationships with its licensors, suppliers, distributors, employees and customers. ISD has also agreed that it will notify and consult with Winbond before taking any material action or entering into any material agreement with respect to its business or assets. In addition, except as permitted by the Merger Agreement, ISD has agreed that it will not, without the prior written consent of Winbond, take certain other actions, including actions with respect to its Articles of Incorporation, Bylaws, capital stock, options to purchase capital stock, properties, assets, employment or consulting agreements, compensation arrangements, indebtedness or capital expenditures. ISD has agreed that it will terminate the Rights Agreement between ISD and The First National Bank of Boston as Rights Agent, without any rights thereunder becoming exercisable with respect to the Merger.

     Winbond has advised ISD's senior management that, after the Merger, Oriole intends to leave the ISD work force in place, as a general matter, for one calendar quarter, after which ISD's management and the management of Winbond Electronics Corporation America will decide how to combine the companies' operations. In any event, Winbond has agreed that, for a period of six months after the Closing, it will provide ISD's employees with coverage under employee benefit plans no less beneficial than those in effect as of the date of the Merger Agreement, except that all of the ISD Option Plans and the ISD employee stock purchase plan will be terminated on the Closing and the bonus and incentive plans after the Merger may differ from those in effect before the Effective Time of the Merger.

     The Merger Agreement contains additional covenants and agreements of the parties. See "Terms of the Merger -- Conduct of ISD's Business Before the Merger."

  Exclusivity

     Until the earlier of the Closing or the date of termination of the Merger Agreement, ISD has agreed that it will not and will not authorize or permit any of its officers, directors, agents, representatives or affiliates, directly or indirectly, to take any of the following actions: (i) solicit, initiate, entertain, encourage, participate in, conduct discussions with or engage in negotiations with any person relating to any Acquisition Proposal (as defined below); (ii) provide any written or oral information with respect to ISD to any person (other than as contemplated in the Merger Agreement or required by applicable law) relating to any Acquisition Proposal; or (iii) enter into any agreement with any person with regard to any Acquisition Proposal. However, ISD or the ISD Board may take certain actions with respect to an Acquisition Proposal if certain conditions apply, including that (I) a majority of the members of the ISD Board concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to ISD's shareholders than the transaction contemplated by the Merger Agreement (a "Superior Proposal"); and (II) a majority of the members of the ISD Board concludes in good faith (after consultation with outside counsel) that such action is necessary for the ISD Board to act in a manner consistent with its fiduciary duties under applicable law. The term "Acquisition Proposal" means any merger, consolidation or business combination, of or with ISD, or any purchase or sale of ISD's capital stock or other equity securities or any purchase or sale of any of ISD's material assets or any exchange offer or tender offer to the shareholders of ISD or other similar transaction. See "Terms of the Merger -- Exclusivity."

  Conditions to the Merger

     Under the Merger Agreement, the respective obligations of each party to effect the Merger are, at the election of such party, subject to the fulfillment at or before the Closing of a number of conditions, including (i) approval of the Merger Agreement by the Winbond board of directors and by the ISD Board and shareholders; (ii) execution and delivery by the parties of the Merger Agreement and all ancillary documents and agreements provided in the Merger Agreement;
(iii) expiration or termination of the HSR Act waiting period without any action having been taken to impede or delay the Merger; and (iv) absence of any pending or threatened litigation, proceeding or other similar action seeking to enjoin or otherwise stop or delay the transactions contemplated by the Merger Agreement.

     The obligations of ISD to effect the Merger are, at the election of ISD, subject to the fulfillment at or before the Closing of certain conditions relating to Winbond's performance of the Merger Agreement and receipt of all required authorizations, consents and approvals from governmental authorities and third parties. The obligations of Winbond to effect the Merger are, at the election of Winbond, subject to the fulfillment at or before the Closing of certain conditions, including (i) ISD's performance of the Merger Agreement;
(ii) receipt of all required authorizations, consents and approvals from governmental authorities and third parties; (iii) absence of any material adverse change in the financial condition, results of operations or business of ISD since July 4, 1998; (iv) payment or provision for payment by ISD of all reasonable fees and expenses incurred by ISD in connection with the transactions contemplated by the Merger Agreement in an amount approved by Winbond, which shall in no event exceed $3 million; (v) less than 5% of the outstanding shares of ISD Common Stock entitled to vote at the Special Meeting shall have been voted against the Merger; and (vi) receipt by Winbond of a comfort letter from ISD's independent auditors. See "Terms of the Merger -- Conditions to the Merger."

  Termination of the Merger Agreement

     The Merger Agreement may be terminated at any time before the Closing, whether before or after approval by the ISD shareholders (a) by mutual agreement of the ISD Board and the Winbond board of directors; (b) by the ISD Board or the Winbond board of directors if the Closing has not occurred by December 31, 1998 or such other date as mutually agreed by the parties; (c) by the Winbond board of directors if (i) any of the conditions to Winbond's obligations specified in the Merger Agreement are not satisfied or waived by Winbond or (ii) ISD's shareholders do not approve the Merger Agreement and the Merger; (d) by the ISD Board if any of the conditions to ISD's obligations specified in the Merger Agreement have not been satisfied or waived by ISD; (e) by Winbond if (i) the ISD Board withdraws or modifies its recommendation in favor of the Merger Agreement and the Merger or (ii) before the Special Meeting, a tender offer other than by Winbond or its affiliates is commenced and the ISD Board does not recommend against acceptance of such tender offer within the time period required by the regulations of the Commission; (f) by ISD if the ISD Board determines in good faith that an Acquisition Proposal becomes a Superior Proposal; or (g) by the board of directors of either Winbond or ISD if (i) there is a nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) any action is taken, or any statute, rule, regulation or order is enacted, promulgated or issued that applies or is deemed to apply to the Merger by any governmental entity that would make consummation of the Merger illegal. See "Terms of the Merger -- Termination of the Merger Agreement."

     The complaint in the Abraham Action, a copy of which is attached to this Proxy Statement as Appendix D, seeks a preliminary and permanent injunction against the Merger, rescission of the Merger if it is consummated, an accounting for all profits realized or to be realized by the defendants as a result of the Merger, appointment of a committee of ISD shareholders and their representatives to assist in the independent evaluation of any transaction for ISD's shares, and unspecified compensatory damages and attorney's fees. It is a condition to the obligations of both ISD and Winbond under the Merger Agreement that there be no litigation or similar action pending seeking to enjoin or otherwise stop or delay the transactions contemplated by the Merger Agreement. ISD and Winbond each will have the right to terminate the Merger Agreement on the date that the parties mutually agree upon for the closing under the Merger Agreement if, at that date, the complaint seeks to enjoin or otherwise stop or delay the transactions contemplated by the Merger Agreement. Neither party currently intends to exercise such right. See "Information Concerning ISD's
Business -- Legal Proceedings."

  Break-up Fee

     The Merger Agreement provides that ISD must pay to Winbond $4.0 million if
(a) the Merger Agreement is terminated other than due to fraud of Winbond and, within 18 months after September 11, 1998, ISD enters into an agreement for, or otherwise consummates, any of the transactions described above under the heading "Exclusivity;" (b) ISD's shareholders do not approve the Merger Agreement and the Merger; (c) Winbond terminates the Merger Agreement because (i) the ISD Board has withdrawn or modified its recommendation in favor of the Merger Agreement and the Merger or (ii) before the Special Meeting, a tender offer other than by Winbond or its affiliates has commenced and the ISD Board has not recommended against acceptance of such tender offer within the time period required by the regulations of the Commission; or (d) ISD terminates the Merger Agreement because the ISD Board has determined in good faith that an Acquisition Proposal has become a Superior Proposal.

     The Merger Agreement provides that if the Closing does not occur before December 31, 1998 because Winbond or ISD has breached its obligations to satisfy the conditions to Closing specified in the Merger Agreement, the breaching party must pay $4.0 million to the other. No fee is payable by Winbond, WIC,

Peaceful River Corp. or Pigeon Creek Holding Co., Ltd. if the failure to close is due to a material adverse change in the financial condition, results of operations or business of ISD after September 11, 1998, as determined in good faith by the Winbond board of directors. No fee is payable by any party if the failure to close before December 31, 1998 is due to any of the following: (i) the Department of Justice and/or the Federal Trade Commission has not given written notice of the expiration of the HSR Act waiting period or has notified ISD or Winbond of its or their intention to take action to stop or delay the Merger; (ii) litigation or other similar action seeking to enjoin or otherwise stop or delay the Merger is pending or threatened (in the case of Winbond, WIC, Peaceful River Corp. and Pigeon Creek Holding Co., Ltd., other than R.O.C. governmental approval); or (iii) there is an uncured breach by the other party of its representations, warranties, covenants or agreements in the Merger Agreement or a failure on the part of the other party to satisfy a condition to the Closing. See "Terms of the Merger -- Break-up Fee."

  Waiver

     Any party to the Merger Agreement may, by written notice to the other parties: (i) waive any of the conditions to its obligations or extend the time for the performance of any of the obligations or actions of the others; (ii) waive any inaccuracies in the representations of the others contained in the Merger Agreement or in any documents delivered pursuant to the Merger Agreement;
(iii) waive compliance with any of the covenants of the others; or (iv) waive or modify performance of any of the obligations of the others. See "Terms of the Merger -- Waiver."

  Officer and Director Voting Agreements

     Pursuant to an Officer and Director Voting Agreement dated as of September 11, 1998 each of the directors of ISD and Felix J. Rosengarten, Vice President, Finance and Administration and Chief Financial Officer of ISD, and Michael Geilhufe, Vice President, Business Development of ISD, have agreed, subject to the discharge of his fiduciary responsibilities and to the provisions of the Merger Agreement described under the heading "Exclusivity" above, (i) to vote in favor of the Merger and all related agreements and actions contemplated by the Merger and use his best efforts to cause the ISD shareholders to approve the Merger Agreement and the transactions contemplated by the Merger Agreement and
(ii) to vote all shares of ISD Common Stock now or later acquired and held of record or beneficially owned by such officer or director in favor of the Merger Agreement and the Merger. Winbond has agreed that it will vote or cause to be voted all shares of ISD Common Stock held of record or beneficially owned by Winbond, WIC, Oriole, Merger Sub, Peaceful River Corp., Pigeon Creek Holding Co., Ltd. or any other subsidiary of Winbond to approve the Merger Agreement and the Merger. An aggregate of 2,361,852 shares of ISD Common Stock, representing approximately 23.7% of the shares of ISD Common Stock entitled to vote at the Special Meeting, is covered by the Voting Agreements. See "Terms of the Merger -- Officer and Director Voting Agreements."

MARKET FOR ISD COMMON STOCK

     The ISD Common Stock is traded on the Nasdaq National Market under the symbol "ISDI." On September 11, 1998, the last full day of trading prior to the public announcement of the proposed Merger, the closing price per share of ISD Common Stock was $6.6875. On November 23, 1998, the last practicable trading day before the mailing of this Proxy Statement, the closing price per share of ISD Common Stock on the Nasdaq National Market was $7.00. See "Market Price and Dividends."

                           MARKET PRICE AND DIVIDENDS

MARKET PRICE

     ISD Common Stock (Nasdaq symbol "ISDI") began trading publicly on the Nasdaq National Market in February 1995. Prior to that date, there was no public market for ISD Common Stock. The following table presents for the periods indicated the intraday high and low sale prices for the ISD Common Stock as reported by the Nasdaq National Market.

                                                               HIGH       LOW
                                                              -------    ------
1996
First Quarter...............................................  $12.875    $7.500
Second Quarter..............................................   12.375     8.000
Third Quarter...............................................    9.875     6.375
Fourth Quarter..............................................    7.625     5.875

1997
First Quarter...............................................    9.125     6.313
Second Quarter..............................................    7.500     6.125
Third Quarter...............................................   12.875     6.750
Fourth Quarter..............................................   11.375     4.813

1998
First Quarter...............................................    7.750     5.500
Second Quarter..............................................    6.125     5.000
Third Quarter...............................................    7.375     5.000
Fourth Quarter (through November 23, 1998)..................    7.063     6.000

     As of November 13, 1998, there were approximately 2,200 beneficial owners of ISD Common Stock.

DIVIDENDS

     ISD has not paid cash dividends on its Common Stock and presently intends to follow a policy of retaining any earnings for reinvestment in its business.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     The Special Meeting will be held at the Company's offices at 2045 Hamilton Avenue, San Jose, CA 95125, on December 22, 1998, at 9:00 a.m., local time. At the Special Meeting, shareholders of ISD will be asked to approve and adopt the Merger Agreement and the Merger. The Merger Agreement is attached hereto as Appendix A. See "Terms of the Merger."

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of ISD Common Stock at the close of business on November 13, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 9,958,194 shares of ISD Common Stock outstanding, each of which is entitled to one vote.

VOTING OF PROXIES

     The proxy accompanying this Proxy Statement is solicited on behalf of the ISD Board for use at the Special Meeting. ISD shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to ISD. All properly executed proxies received by ISD prior to the vote at the Special Meeting that are not revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Merger Agreement and the Merger.

     It is not anticipated that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

VOTE REQUIRED; QUORUM

     The affirmative vote of the holders of a majority of the outstanding shares of ISD Common Stock is required to approve and adopt the Merger Agreement and to approve the Merger. For this purpose, (i) the total number of shares cast for the proposal or giving no instructions will be considered to have been voted in favor of the proposal and (ii) abstentions and broker non-votes have the same effect as votes against the Merger. If sufficient votes in favor of the proposal are not received by the date of the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of ISD Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote. If a proposal for such an adjournment of the Special Meeting is properly brought before the Special Meeting, all properly executed and delivered proxies that are not revoked will be voted in favor of such adjournment, except for proxies that instruct the proxy holders to vote against the Merger Agreement and the Merger.

     A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business. Abstentions will be considered present at the Special Meeting for the purpose of determining a quorum. If a broker indicates on a proxy that such broker does not have discretionary authority to vote as to certain shares of ISD Common Stock held of record by such broker, such shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     On the Record Date, directors and executive officers of ISD and their affiliated entities as a group beneficially owned 1,562,845 shares of ISD Common Stock or approximately 15.7% of the outstanding shares of ISD Common Stock. On the Record Date, Winbond and certain wholly-owned subsidiaries of Winbond, which are WIC, Peaceful River Corp. and Pigeon Creek Holding Co., Ltd., beneficially owned 1,400,000 shares of ISD Common Stock, or approximately 14.1% of the outstanding shares of ISD Common Stock. Certain of such holders holding in the aggregate 2,361,852 shares of ISD Common Stock, or approximately 23.7% of the shares of ISD Common Stock outstanding on the Record Date, have agreed to vote such shares for approval and adoption of the Merger Agreement and approval of the Merger. See "Terms of the Merger -- Officer and Director Voting Agreements."

SOLICITATION OF PROXIES AND EXPENSES

     ISD will pay the expenses of soliciting proxies for the Special Meeting. Following the original mailing of the proxies and other soliciting materials, ISD will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of ISD Common Stock and request authority for the exercise of proxies. In such cases, upon the request of the record holders, ISD will reimburse such holders for their reasonable expenses. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers and regular employees of ISD.

REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Special Meeting or at the Special Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a written instrument delivered to ISD stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Special Meeting or by attendance at the Special Meeting and voting in person. Please note, however, that, if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Special Meeting, the shareholder must bring to the Special Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

DISSENTERS' RIGHTS

     Holders of shares of ISD Common Stock who fully comply with the requirements of Chapter 13 of the CGCL may be entitled, if the Merger is consummated, to exercise dissenters' rights with respect to their shares. Failure to take any required step in connection with the exercise of dissenters' rights may result in the termination or waiver of such rights. See "Approval of the Merger -- Dissenters' Rights" for a statement of the rights of dissenting holders and a description of the procedures required to be followed to exercise such rights, and the text of Chapter 13 of the CGCL attached hereto as Appendix C.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP serves as the Company's independent public accountants. Representatives of Arthur Andersen LLP will be present at the Special Meeting, will have the opportunity to make a statement at the Special Meeting if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE ISD BOARD

     The ISD Board, by unanimous vote, has adopted and approved the Merger Agreement and the transactions contemplated thereby, and has determined that the Merger is in the best interests of ISD and its shareholders. After careful consideration, the ISD Board unanimously recommends a vote FOR approval of the Merger Agreement and the Merger.

                             APPROVAL OF THE MERGER

     This section contains forward-looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify these forward-looking statements. The forward-looking statements reflect the best judgment of the management of ISD and Winbond based on factors currently known and are subject to risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth under "ISD Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Factors That May Affect Future Operating Results" and elsewhere in this Proxy Statement.

ISD'S REASONS FOR THE MERGER

     In reaching its conclusion to approve the Merger Agreement and the Merger, the Board considered the following factors:

     - ISD's business, financial condition, results of operations, assets, liabilities, business strategy and prospects for future growth, as well as various uncertainties associated with those prospects;

     - the view of ISD's management that ISD would likely face increasing difficulties as a stand-alone company while it continues to focus on the highly competitive, rapidly changing communications market, where ISD's competitors are large semiconductor companies and where a high level of investment would likely be necessary, among other purposes, to create larger systems on a chip, to develop or acquire needed technologies, to achieve cost structures through economies of scale and to maintain the necessary sales channels and sales support networks.

     - the current state and volatility of the markets for and customers of ISD's products;

     - the withdrawal of the one competing bid to acquire ISD and the absence of other strategic alternatives that were likely to enhance long-term shareholder value;

     - the fact that the $7.50 per share to be received by the shareholders of ISD would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the ISD shareholders; and

     - the fact that the Merger would not be subject to any financing condition.

     In particular, the ISD Board considered the fact that ISD's current product lines have a limited lifespan. In order for ISD to maintain its competitive position over the next two years, the Board determined that the Company must invest heavily in product development and marketing at least over the next year. For example, investment would be necessary for the Company to create more competitive systems on a single chip, to develop or acquire needed technologies, to achieve cost reductions through economies of scale and to develop the markets for these products. ISD is also facing significant cost pressures as IC prices decline and expenses for hiring and litigation increase. At July 4, 1998, ISD had cash, cash equivalents and short-term investments of $28.5 million. Although the ISD Board considered this amount sufficient to make the needed investments, upon depletion of its cash reserves, and conservatively assuming no additional cash available from revenues, the ISD Board concluded that ISD would be vulnerable if anticipated product enhancements and new products did not achieve market acceptance.

     In considering the Merger, the ISD Board also assessed ISD's prospects for future growth after losses in nine out of the 10 previous quarters. The markets for ISD's products are volatile, with the core consumer and communications markets softening. As a result, ISD's prospects for future growth are uncertain. The ISD Board discussed that ISD's performance had improved from a net loss of $6.3 million on net revenues of $19.7 million in the first six months of 1997 to a net loss of $1.2 million on net revenues of $24.3 million in the first six months of 1998. Given the market uncertainties and the need for cash investment, however, the ISD Board identified the risk that ISD would experience significant difficulty in improving its performance levels over the longer term. Performance levels also affect recruiting as bonus structures become less attractive, thereby increasing ISD's need to provide fixed cash compensation.

     The ISD Board also considered the market price of the ISD Common Stock. Like other semiconductor companies that subcontract wafer fabrication to third parties, the market capitalization of ISD is not significantly in excess of its cash value and share prices are quickly and adversely affected by reports of missed performance. Given these factors, the ISD Board identified the risk that the share price would continue to decline as the Company's cash value diminished as a result of the product and technology investments necessary over the near term for future growth. In addition, the ISD Board noted that the offer of $7.50 per share represented a premium of 45% over $5.19, which was the closing sale price of the ISD Common Stock on July 24, 1998, the trading day before the announcement of Winbond's intent to acquire ISD.

     In the course of its deliberations, the ISD Board reviewed with ISD's management and financial advisors a number of other factors favoring the Merger. The additional factors considered by the ISD Board are the following: (i) the financial and other terms and conditions of the Merger Agreement, which the ISD Board determined, after consultation with its legal advisors, was reasonable and thus supported the ISD Board's conclusion; (ii) the fact that Winbond expressed willingness to retain the Company's key technical and manufacturing employees and to establish post-Merger bonus plans to retain such employees; and (iii) the advice and detailed financial analysis provided by Robertson Stephens, including the opinion of Robertson Stephens, dated September 10, 1998, to the effect that as of such date the Cash Consideration to be received by Holders of ISD Common Stock in the Merger was fair to such holders from a financial point of view. In its consideration of the financial analysis and opinion of Robertson Stephens, the ISD Board found it noteworthy and supportive of its conclusion that the Cash Consideration was within or above each implied equity valuation range presented by Robertson Stephens. See "-- Opinion of ISD's Financial Advisor." The full text of Robertson Stephens' opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Appendix B. Shareholders are urged to, and should, read such opinion in its entirety. In considering the Robertson Stephens Opinion, the ISD Board took into account the fees payable to Robertson Stephens. See "-- Opinion of ISD's Financial Advisor." In addition, the ISD Board considered the employment agreements with certain executive officers of ISD and the arrangements for acceleration of the exercisability of the stock options granted to the employees of ISD. See "-- Interests of Certain Persons in the Merger."

     The ISD Board also considered the following negative factors concerning the
Merger: (i) the risk that the Merger would not be effected, and the disruption in the business of ISD if the Merger is abandoned; and (ii) the fact that the ISD shareholders will receive cash in the Merger, which will not afford them the opportunity to participate in any growth in the business of the combined company as a shareholder of Winbond.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the ISD Board did not assign relative weights to the specific factors considered in reaching its decision.

WINBOND'S REASONS FOR THE MERGER

     Winbond considers the Merger to be beneficial to Winbond and its shareholders and will contribute to the success of the combined company for the following reasons:

     - The addition of ISD's ChipCorder product lines to Winbond's product portfolio will position Winbond to have one of the strongest voice recording and playback IC product lines in the world.

     - The Merger will provide an opportunity to increase sales of ISD's products through Winbond's marketing channels.

     - The Merger will allow Winbond to increase its presence in the United States.

     - The combined experience and financial resources of the combined company will promote the continued development of ISD's voice record and playback IC products.

     - The Merger will accelerate the commencement of the manufacture of ISD's products in Winbond's wafer fabrication facilities.

BOARD RECOMMENDATION

     The ISD Board has adopted and approved the Merger Agreement and the transactions contemplated thereby and approved the Merger and has determined that the Merger is fair, from a financial point of view to, and in the best interests of, ISD and the ISD shareholders.

     AFTER CAREFUL CONSIDERATION, THE ISD BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER.

BACKGROUND OF THE MERGER

     The markets in which ISD competes are characterized by rapid technological change, declining average selling prices and product obsolescence. The willingness of prospective customers to design ISD's products into their products depends to a significant extent upon the ability of ISD to price its products at a level that is cost effective for such customers. In January 1996, the ISD Board determined that the Company's operating results were unlikely to return to previous growth levels until the Company's products could be manufactured in a more advanced process technology. In March 1996, ISD engaged Robertson Stephens to assist the Company in seeking a strategic partner. In 1996 and through the first quarter of 1997, ISD evaluated a number of possible strategic relationships of various forms that were identified by Robertson Stephens. These potential strategic relationships included foundry arrangements, licensing arrangements and business combinations with numerous other companies. None of these potential relationships was completed. For example, one potential partner advised ISD that it wished to invest in markets such as telecommunications rather than invest in ISD's need for further development of the EEPROM process technology using geometries of less than 0.8 microns. Another potential partner advised ISD that it had determined to enter the market for dynamic random access memory (DRAM) ICs and, therefore, working with ISD would not fit their strategy. Another potential partner indicated that an alliance with ISD would require that it build a new factory, at a time when its board of directors was embarking on a reduced capital expenditure program. Several potential partners demanded rights to ISD's technology and markets which, in the judgment of the ISD Board, would have prevented ISD from achieving and sustaining market recognition in voice solutions. Other potential partners cited ISD's lack of the required wafer process technology. In addition, in 1996 and through the first quarter of 1997, Robertson Stephens contacted other parties that showed no interest in pursuing discussions with ISD regarding a possible strategic relationship or business combination. At the same time, ISD was evaluating the anticipated advanced process technology requirements of the Company on a standalone basis and the probable research and development spending that would be required to realize the advanced technology.

     Prior to May 1998, ISD and Winbond had a foundry manufacturing and technical exchange relationship. From 1995 through 1997, ISD qualified Winbond's flash technology and designed two products on such technology. ISD and Winbond entered into a Foundry Supply Agreement dated May 28, 1997, pursuant to which Winbond manufactures silicon wafers for ISD according to specific wafer design and process technology parameters, and ISD purchases the wafers from Winbond upon completion of the fabrication process. At that time, Winbond was not an ISD shareholder. In early 1998, ISD released the products to production and to the market.

     On May 22, 1998, Winbond filed a Schedule 13D with the Commission to report that WIC, Peaceful River Corp. and Pigeon Creek Holding Co., Ltd., all of which are wholly-owned subsidiaries of Winbond, had accumulated a total of 1,228,000 shares of ISD Common Stock, representing approximately 12.5% of the outstanding shares as of such date. These shares were acquired on the open market over a period beginning on April 21 and ending on May 21, 1998, at per share prices ranging from $5.50 to $6.1250, as follows: 5,000 shares were acquired at a price of $5.50 per share, 578,000 shares were acquired at a price of $5.75 per share, 100,000 shares were acquired at a price of $5.8125 per share, 80,000 shares were acquired at a price of $5.8633 per share, 365,000 shares were acquired at a price of $5.8750 per share and 100,000 shares were acquired at a price of $6.1250 per share. Subsequent to such filing, ISD became aware that Winbond was accumulating additional shares of ISD Common Stock. Representatives of Winbond called Mr. Angel, ISD's

Chairman and Chief Executive Officer, and requested the opportunity to meet with him. They did not state a reason or suggest an agenda for the meeting.

     On June 15, 1998, Mr. Angel met with the chairman of another potential acquirer ("Other Party") who informally expressed an interest in acquiring the Company at an unspecified price. The chairman of Other Party asked if Mr. Angel would support an acquisition of the Company by Other Party. Mr. Angel responded that he would present any acquisition proposed to the ISD Board and that the directors would consider and respond to any such proposal consistent with their fiduciary obligations.

     On June 22, 1998, Winbond Chairman Arthur Chiao and Winbond Vice President Archie Yeh visited ISD's corporate headquarters in San Jose, California. They met with Mr. Angel for approximately one hour. At the meeting, Mr. Angel and Mr. Chiao discussed the possibility of a future business alliance between ISD and Winbond but did not make any agreements or formulate any plans for concluding such an alliance. Mr. Angel did not give a presentation on ISD and no confidential information of either party was disclosed or discussed at that meeting. At that meeting, Winbond requested a position on the ISD Board. Mr. Angel indicated that such requests are considered by the ISD Board as a whole, but no commitment was made. There were no further discussions regarding Winbond representation on the ISD Board. Mr. Angel briefly introduced Mr. Chiao and Mr. Yeh to Mr. Ochiltree, ISD's President and Chief Operating Officer, and Mr. Rosengarten, ISD's Vice President of Finance and Administration and Chief Financial Officer. Within a few days of this meeting, ISD and Winbond agreed to meet in July 1998 in Guam to discuss ways of expanding the parties' existing business relationship.

     On June 23, 1998, ISD had a telephonic conference with representatives of Robertson Stephens to discuss Mr. Angel's meeting with the chairman of Other Party and Winbond's Schedule 13D filing and June 22 meeting with ISD. During the June 23 telephonic conference, ISD requested that Robertson Stephens contact other parties that might be interested in a possible business combination with the Company.

     On June 29, 1998, the ISD Board met at a regularly scheduled meeting. The directors discussed the status of ISD's partnership with Winbond, as well as the other strategic alternatives available to ISD.

     On June 30, 1998, Winbond filed Amendment No. 1 to its Schedule 13D to report an increase in its ownership of shares of ISD Common Stock to a total of 1,360,000 shares, or approximately 13.8% of the shares outstanding. The Amendment No. 1 also summarized the meeting held on June 22, 1998.

     On July 7, 1998, Mr. Angel, Mr. Ochiltree, Mr. Rosengarten, representatives of ISD's legal counsel, Fenwick & West LLP, and representatives of Robertson Stephens met with Other Party and the latter's legal and financial advisors. Discussions took place concerning Other Party's possible interest in the acquisition of ISD. No agreement or understanding was reached. The ISD Board was briefed as to such discussions by telephonic conference call on July 8, 1998.

     On July 13, 1998, ISD and Winbond signed a Mutual Nondisclosure Agreement covering the confidential treatment by each party of proprietary information provided by the other party with respect to general business discussions including possible alliances, partnerships and/or collaboration.

     From July 11, 1998 through July 14, 1998, Messrs. Angel, Ochiltree and James Brennan, ISD's Vice President of Technology, met in Guam with Messrs. Yeh, Len-Yi Leu, Winbond's Deputy of Technology Development, and Gauss Chang, Winbond's Department Manager, Foundry Sales. ISD is in the process of changing the base technology for its products from EEPROM to Flash technology and Winbond is ISD's Flash technology manufacturer. The purpose of the meeting was for each side to discuss marketing strategies, technical issues concerning the implementation of Winbond's foundry process and ISD's current wafer and technology requirements, as well as to explore ideas for additional avenues of business collaboration. The discussions related to Winbond's technology and the possibility of Winbond obtaining more of ISD's foundry business. The discussions referenced the possibility that Winbond might make an acquisition proposal at some point, but no agreement or understanding was reached at the meeting in Guam. During these meetings, Mr. Angel advised Mr. Yeh that Other Party had expressed an intent to make a cash offer to acquire all of the outstanding ISD Common Stock.

     On July 20, 1998, ISD received a written offer from Other Party for the acquisition of all of the outstanding shares of ISD Common Stock at a price of $7.00 per share in cash. This offer was subject to numerous contingencies and required that ISD sign an agreement that would prevent ISD from discussing any other acquisition proposal, whether or not such other proposal appeared to be a more advantageous offer. Given this requirement of a strong no-shop agreement, the ISD Board determined to allow this offer to lapse without a response from ISD. On July 20, 1998, the closing price of ISD Common Stock was $5.25 per share.

     Within five days after the meetings between ISD and Winbond in Guam, Lehman Brothers Inc. ("Lehman Brothers"), the investment bankers retained by Winbond, contacted Robertson Stephens to determine whether ISD would have interest in receiving an acquisition proposal from Winbond. Several conversations occurred between Lehman Brothers and Robertson Stephens between July 17, 1998 and July 23, 1998. Mr. Angel and Mr. Yeh first discussed Winbond's interest in acquiring all of the outstanding ISD Common Stock during a series of telephone conversations on July 21, 1998. On the same day, Mr. Angel briefed the ISD Board via a telephone conference call.

     On July 24, 1998, Mr. Angel and Mr. Yeh met in Taipei, Taiwan to further discuss Winbond's interest in acquiring ISD. At that meeting, Mr. Yeh presented a non-binding cash offer letter addressed to the ISD Board to acquire all of the outstanding shares of ISD for $8.25 per share, contingent upon completion of due diligence. Winbond filed Amendment No. 2 to its Schedule 13D with the Commission on the same day, to report the offer, as well as an increase in its ownership of ISD Common Stock to a total of 1,400,000 shares, or approximately 14.2% of the shares outstanding. Also on July 24, ISD issued its first public announcement of the offer. On July 24, 1998, the closing sale price of ISD Common Stock was $5.19 per share.

     On July 26, 1998, the ISD Board met via telephone conference call to discuss the Winbond offer as well as other strategic alternatives. Representatives of Robertson Stephens and Fenwick & West LLP also participated in the meeting. At that meeting, the ISD Board authorized management to continue the discussions.

     On August 4, 1998, Mr. Angel met with Messrs. Chiao and Yeh to discuss various conditions of Winbond's offer to acquire all of the outstanding shares of ISD's Common Stock. From August 5, 1998 through August 7, 1998, various of Winbond's executive, engineering, manufacturing, finance and legal personnel, along with Lehman Brothers and Winbond's outside legal counsel, Graham & James LLP, visited ISD's corporate headquarters to conduct technical, financial and legal due diligence. Such due diligence reviews and meetings among ISD, Winbond and their respective legal counsel and financial advisors continued from August 10, 1998 to September 8, 1998. They also had numerous meetings and conversations regarding the terms of the Merger Agreement and related documents, including without limitation whether certain ISD shareholders would enter into voting agreements with respect to the proposed Merger, the circumstances under which Winbond or ISD could terminate the Merger Agreement, the conditions upon which any break-up fees would be payable and the amount of such fees. Concurrently, Winbond continued its legal and financial due diligence review of ISD.

     On August 11, 1998, ISD received an amended offer from Other Party, this time in the amount of $8.50 per share in cash, which offer was subject to the same conditions as Other Party's July 20 offer. The closing sale price of ISD Common Stock on such date was $6.63 per share. On August 13, 1998, the ISD Board met via conference call to review the status of the Winbond proposal, Other Party's proposal, and other alternatives available to ISD. From August 19, 1998 through August 21, 1998, Other Party visited ISD's San Jose headquarters and conducted a due diligence review of technical, financial, legal and other matters. The information made available to Other Party was the same as that made available to Winbond. Shortly after completion of its due diligence review, Other Party withdrew its offer to acquire the outstanding ISD Common Stock and advised ISD that Other Party had concluded that the cost reduction it had expected to achieve through the combination of manufacturing organizations and the elimination of considerable engineering staff would not, in its opinion, be achieved as a result of the differences between the technologies of the two companies.

     On August 25, 1998, Winbond, along with its counsel and financial advisor, met with ISD, its legal counsel and financial advisor, to continue their due diligence review. On August 26, 1998, Mr. Yeh and D.Y. Yang, President of Winbond, visited ISD's headquarters to discuss with Messrs. Angel and Ochiltree all remaining unresolved due diligence issues. That evening, Mr. Yeh informed Mr. Angel that the remaining unresolved due diligence issues had been resolved to Winbond's satisfaction, and that from Winbond's perspective Winbond was prepared, pending final Winbond Board of Directors approval, to proceed with the drafting, negotiation, execution and delivery of a definitive agreement.

     On September 5, 1998, Robertson Stephens advised Mr. Angel that it had been notified that Winbond no longer believed that ISD's value to Winbond was $8.25 per share, citing that Winbond now had more insight into ISD after completing its due diligence process. Winbond reached this conclusion as a result of its due diligence review and its view of the performance of the stock market generally and semiconductor sector companies in particular, as well as the worsening economic conditions in Taiwan. Mr. Angel was then advised that Winbond believed the value of ISD to be closer to $7.00 per share. During a telephone conversation between Mr. Angel and Mr. Chiao on September 5, 1998, Mr. Angel advised Mr. Chiao that Mr. Angel was not authorized to accept any price less than $8.25 and therefore, that this was a matter that must be considered by the ISD Board. Mr. Chiao indicated that he would discuss the matter with his executive staff and would respond with a revised offer. On September 6, 1998, Mr. Angel received Winbond's final offer of $7.50 per share, which Winbond stated to be the best price it could offer. On September 4, 1998, the most recent trading day before September 6, 1998, the closing sale price of ISD Common Stock was $6.50 per share.

     After receiving Winbond's September 6, 1998, final offer of $7.50 per share, the ISD Board determined that it would not be beneficial to attempt to resume discussions with Other Party. The ISD Board reached this judgment in light of the conclusions expressed by Other Party when it withdrew its August 11 offer to acquire the outstanding ISD Common Stock and the deterioration in the market price of Other Party's common stock, which significantly increased the uncertainty of Other Party's ability to finance the proposed acquisition through the sale of stock. Specifically, the closing sale price of Other Party's common stock declined by 24% from August 21, when it withdrew its August 11 offer, to September 4, the most recent trading day before September 6.

     Robertson Stephens advised the ISD Board that, although it had contacted three companies that Robertson Stephens had identified as other potential acquirers of the Company, none had shown any interest in pursuing discussions with ISD regarding a possible business combination. Robertson Stephens also advised the Board that, since Winbond filed Amendment No. 2 to its Schedule 13D on July 24, 1998, no potential acquirer had contacted or approached Robertson Stephens concerning a possible business combination with the Company except Winbond and Other Party.

     On September 8, 1998, at a special meeting of the ISD Board, management reviewed the possible benefits and risks relating to the proposed Merger and the directors reviewed the principal terms of the proposed Merger Agreement. Also present at the meeting were representatives of ISD's legal counsel. After discussion of the remaining issues with respect to Winbond's offer, the ISD Board approved the principal terms of the Merger Agreement and the proposed Merger.

     On September 10, 1998, Robertson Stephens delivered the Robertson Stephens Opinion to the ISD Board that, as of the date of such opinion and subject to certain matters and exceptions set forth in the Robertson Stephens Opinion, the Cash Consideration to be received by Holders of ISD Common Stock in the Merger was fair to such holders from a financial point of view. See "Approval of the Merger -- Opinion of ISD's Financial Advisor." Resolutions of the ISD Board dated as of September 8, 1998, approving the final terms of the Merger Agreement and the Merger were approved by the unanimous written consent of the members of the ISD Board on September 10 and 11, 1998.

     On September 11, 1998, after the approvals by the ISD Board and the Winbond, WIC, Oriole and Merger Sub boards of directors of the Merger Agreement and the transactions contemplated by the Merger Agreement, the parties executed and delivered the Merger Agreement. The parties issued a joint press release announcing the Merger on September 13 and 14, 1998 in the United States and Taiwan, respectively, and on September 14, 1998, ISD and Winbond held a joint press conference in Taipei, Taiwan to further discuss the proposed Merger.

LITIGATION RELATED TO THE MERGER AND THE EFFECT OF A MAJORITY AFFIRMATIVE VOTE

     On September 17, 1998, the Abraham Action was filed against ISD, its directors and Winbond. A copy of the complaint is attached to this Proxy Statement as Appendix D. Mr. Abraham seeks to have the matter certified as a class action of the holders of ISD Common Stock. Mr. Abraham alleges that the intention of the ISD Defendants to pursue the Merger is in breach of their fiduciary duties owed to holders of ISD Common Stock to take all necessary steps to ensure that such holders will receive the maximum value realizable for their shares in any extraordinary transaction involving ISD. Mr. Abraham alleges that the Winbond Defendants knowingly aided and abetted the breaches of fiduciary duty committed by the ISD Defendants. Mr. Abraham further alleges that the Cash Consideration to be paid in connection with the Merger allegedly does not reflect the fair value of ISD's equity, does not offer a control premium, is less than the consideration proposed to be paid in a previous offer, and is less than the intrinsic value of ISD's equity. He also alleges that the Merger is not the result of arm's length negotiation and that it was fixed arbitrarily by ISD and agreed to by the Defendants as part of the unlawful plan and scheme to obtain the entire ownership of ISD at the lowest possible price. See Appendix D for a full and complete statement of Mr. Abraham's allegations. The complaint seeks a preliminary and permanent injunction against the Merger, rescission of the Merger if it is consummated, an accounting for all profits realized or to be realized by the Defendants as a result of the Merger, appointment of a committee of ISD shareholders and their representatives to assist in the independent evaluation of any transaction for ISD's shares, and unspecified compensatory damages and attorneys' fees. ISD is not aware of any pending motion for a preliminary injunction or other interim relief in connection with the Abraham Action. There has been no formal discovery to date, although plaintiff has served a request for production of documents on ISD. After review of the complaint and based upon its understanding of the facts, ISD believes that the allegations of the complaint are without merit and intends to defend the Abraham Action vigorously.

     In the event a majority of the shares of ISD Common Stock outstanding vote in the affirmative to approve the Merger Agreement and the Merger, the Defendants in the Abraham Action intend to rely upon the approval of the Merger Agreement and the Merger in defense of the claims asserted by Mr. Abraham. Specifically, Defendants in the Abraham Action intend to argue that approval of the Merger Agreement and the Merger by the holders of a majority of the shares of ISD Common Stock constitutes a ratification of the conduct that is the subject of Mr. Abraham's complaint. Defendants further intend to argue that such ratification constitutes a complete defense to Mr. Abraham's claims or otherwise operates to protect Defendants from liability or increase Mr. Abraham's burdens of pleading and proof in the Abraham Action.

OPINION OF ISD'S FINANCIAL ADVISOR

     On September 10, 1998, Robertson Stephens delivered its written opinion (the "Robertson Stephens Opinion") to the ISD Board that, as of such date and based on and subject to the assumptions made, matters considered and limitations on the review set forth therein, the Cash Consideration was fair from a financial point of view to the Holders of ISD Common Stock. No limitations were imposed by the ISD Board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The Cash Consideration was determined through negotiations between the managements of ISD and Winbond. Although Robertson Stephens did assist the management of ISD in those negotiations, it was not asked by, and did not recommend to, ISD that any specific purchase price constituted the appropriate consideration for the Merger. Robertson Stephens expressed no opinion as to tax consequences of the Merger, and Robertson Stephens' opinion as to fairness of the Cash Consideration does not take into account the particular tax status or position of any shareholder of ISD.

     THE FULL TEXT OF THE ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF ISD ARE URGED TO READ THE ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE ROBERTSON STEPHENS OPINION WAS PREPARED AT THE REQUEST AND FOR THE USE OF THE ISD BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO SHAREHOLDERS OF ISD AS TO HOW THEY SHOULD VOTE UPON OR TAKE ANY OTHER ACTION WITH RESPECT TO THE MERGER. THE ROBERTSON STEPHENS OPINION IS LIMITED TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW AND AS OF

THE DATE THEREOF, TO THE HOLDERS OF ISD COMMON STOCK OF THE CASH CONSIDERATION. THE ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE VALUE OF ANY EMPLOYEE AGREEMENT OR OTHER ARRANGEMENT ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT OR THE MERGER. MOREOVER, THE ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND THE OTHER BUSINESS STRATEGIES THAT THE ISD BOARD HAS CONSIDERED OR MAY BE CONSIDERING OR THE DECISION OF THE ISD BOARD TO PROCEED WITH THE MERGER. THE SUMMARY OF THE ROBERTSON STEPHENS OPINION SET FORTH IN THIS PROXY STATEMENT IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE ROBERTSON STEPHENS OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ROBERTSON STEPHENS OPINION ATTACHED HERETO AS APPENDIX B.

     In connection with the preparation of the Robertson Stephens Opinion, Robertson Stephens, among other things, (i) reviewed certain financial information furnished to it by ISD, including certain internal financial analyses, forecasts and projections for ISD prepared by the management of ISD;
(ii) reviewed certain publicly available information concerning ISD; (iii) held discussions with the management of ISD concerning the businesses, past and current operations, financial condition and future prospects of ISD; (iv) reviewed a draft dated September 9, 1998 of the Merger Agreement (the "Draft Agreement"); (v) reviewed the share price and trading history of the ISD Common Stock; (vi) reviewed the valuations of publicly traded companies that it deemed comparable to ISD; (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant; and (viii) made such other studies and inquiries, and reviewed such other data, as it deemed relevant. ISD is of the view that for purposes of the Robertson Stephens Opinion the terms of the Draft Agreement were nearly identical to those of the Merger Agreement.

     In connection with rendering the Robertson Stephens Opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all information provided to it (including information provided to Robertson Stephens orally or otherwise discussed with Robertson Stephens by management of ISD) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of the management of ISD that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, it did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of ISD, nor was it furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) of ISD reviewed by Robertson Stephens, upon the advice of management of ISD, Robertson Stephens assumed that such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of ISD as to the future financial performance of ISD, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the management of ISD. Robertson Stephens has also assumed that the Merger will be consummated on the terms described in the Draft Agreement without material alteration thereof. Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     The Robertson Stephens Opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens Opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens Opinion and that Robertson Stephens disclaims any undertaking or obligation to advise the ISD Board or any other person of any change in any fact or matter affecting the Robertson Stephens Opinion which may come or be brought to Robertson Stephens' attention after the date of the Robertson Stephens Opinion.

     The following paragraphs summarize the material analyses performed by Robertson Stephens in arriving at its opinion, but do not purport to be a complete description of the analyses performed by Robertson Stephens.

     Comparable Company Analysis. Using publicly available information and estimates of ISD management, Robertson Stephens analyzed the market values plus net debt (the "Total Capitalization") and trading multiples of ISD and the following selected publicly traded companies in the semiconductor industry:
Catalyst Semiconductor, Inc.; Elantec Semiconductor, Inc.; IMP, Inc.; Integrated Circuit Systems, Inc.; Integrated Silicon Solution, Inc.; Micro Linear Corporation; Pericom Semiconductor Corporation; Quality Semiconductor, Inc.; SEEQ Technology Incorporated; Silicon Storage Technology, Inc.; Telcom Semiconductor, Inc.; and Xicor, Inc. (together, the "Comparable Companies"). Multiples compared by Robertson Stephens included Total Capitalization to net revenues for calendar 1997 and the latest twelve months (the "LTM") and estimated net revenues for calendar 1998 and 1999 ("Revenue Multiples"). All multiples were based on closing stock prices as of September 4, 1998. Such analysis resulted in Revenue Multiples for the Comparable Companies of approximately (0.1)x to 0.9x and (0.1)x to 0.6x for calendar 1997 and the LTM, respectively, and approximately 0.2x to 0.6x and 0.2x and 0.5x for calendar 1998 and 1999, respectively. Applying the Revenue Multiples for the Comparable Companies to ISD's net revenues for calendar 1997 and the LTM and to ISD's estimated net revenues for calendar 1998 and 1999 resulted in implied per share equity value reference ranges for ISD of approximately $2.45 to $6.93 for calendar 1997, $2.31 to $6.03 for the LTM, $3.70 to $5.80 for calendar 1998 and $3.62 to $5.59 for calendar 1999. Robertson Stephens also analyzed the Revenue Multiples and similar trading multiples of ISD and the Comparable Companies for similar periods applying acquisition premiums to the multiples. Robertson Stephens applied a 20% premium to the low multiple, a 40% premium to the high multiple and a 30% premium to the average multiple for each period. Such analysis resulted in Revenue Multiples (adjusted for acquisition premiums) for the Comparable Companies of approximately 0.0x to 1.3x and 0.0x to 0.9x for calendar 1997 and the LTM, respectively, and approximately 0.2x to 0.9x and 0.2x and 0.7x for calendar 1998 and 1999, respectively. Applying the Revenue Multiples (adjusted for acquisition premiums) for the Comparable Companies to ISD's net revenues for calendar 1997 and the LTM and to ISD's estimated net revenues for calendar 1998 and 1999 resulted in implied per share equity value reference ranges for ISD of approximately $2.78 to $8.61 for calendar 1997, $2.81 to $7.36 for the LTM, $3.89 to $7.03 for calendar 1998 and $3.80 to $6.73 for calendar 1999.

     Precedent Transaction Analysis. Using publicly available information, Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transactions in the semiconductor industry (the "Semiconductor Comparable Transactions"). Robertson Stephens compared, among other things, the premiums paid in the Semiconductor Comparable Transactions relative to the closing trading price of the acquired companies' common stock one day and one month prior to the public announcement of such transactions. Applying a range of acquisition premiums of 0.0% to 40.0% to the one-day prior price and 20.0% to 60.0% to the one-month prior price, in each case prior to the public announcement of the consideration of an acquisition transaction, resulted in implied per share equity value reference ranges of $5.13 to $7.18 and $6.30 to $8.40, respectively. Robertson Stephens also analyzed premiums paid in selected merger or acquisition transactions during calendar years 1995, 1996, 1997 and 1998 in the broader technology sector (the "Technology Comparable Transactions," and together with the Semiconductor Comparable Transactions, the "Comparable Transactions") relative to the closing trading price of the acquired companies' common stock one day and one month prior to the public announcement of such transactions. The aggregate mean premiums based on the one-day and one-month's prior price for all years were 31.2% and 33.6%, respectively, which implied per share equity values for ISD of approximately $6.72 and $7.01, respectively.

     All multiples for the Comparable Companies and the Comparable Transactions were based on public information available at the time of the announcement of such transactions, without taking into account differing market and other conditions during the period in which the Comparable Companies and the Comparable Transactions occurred. No company, transaction or business used in the Comparable Company Analysis or the Precedent Transaction Analysis as a comparison is identical to ISD, Winbond or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies, the Comparable Transactions or the business segment, company or transactions to which they are being compared.

     Discounted Cash Flow Analysis. Robertson Stephens performed a discounted cash flow analysis of the unlevered (before interest expense) after-tax cash flows of ISD using estimates prepared by the management of ISD. Robertson Stephens discounted the projected net cash flows through December 31, 2003, using discount ranges ranging from 20.0% to 24.0%. Robertson Stephens then added to the present value of the cash flows an estimated terminal value of ISD at December 31, 2003, discounted back at the same range of discount rates. The terminal value was computed by multiplying ISD's projected revenue in the fiscal year ending December 31, 2003 by terminal multiples ranging from 0.8x to 1.0x. The discounted cash flow analysis indicated implied per share equity valuations for ISD ranging from $5.56 to $6.94.

     While the foregoing summary describes the material analyses and factors that Robertson Stephens considered in rendering the Robertson Stephens Opinion to the ISD Board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters many of which are beyond the control of ISD. Any estimates contained in these analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold in the future, and such estimates are inherently subject to uncertainty.

     ISD engaged Robertson Stephens pursuant to a letter agreement dated July 8, 1998 (the "Robertson Stephens Engagement Letter"). The agreement provides that, for its services, Robertson Stephens is entitled to receive, contingent upon consummation of the Merger, a transaction fee equal to $500,000 plus 1.25% percent of the Aggregate Transaction Value (as defined in the agreement) in excess of $50.0 million. Pursuant to the Robertson Stephens Engagement Letter Robertson Stephens was paid $250,000 upon delivery of its opinion, which opinion fee will be credited against the transaction fee. ISD has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless Robertson Stephens and its affiliates and any other person, director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to ISD. The terms of the fee arrangement with Robertson Stephens, which ISD and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between ISD and Robertson Stephens, and the ISD Board was aware of such fee arrangements.

     Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with ISD. Robertson Stephens has provided financial advisory and investment banking services to ISD from time to time, including acting as co-managing underwriter for ISD's initial public offering in 1995 and as a co-managing underwriter for a follow-on offering, which also took place in 1995.

     Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Robertson Stephens may actively trade the equity of ISD for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

MATERIAL US FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The receipt of cash for shares of ISD Common Stock in the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for each share sold and such shareholder's adjusted tax basis in such share. Assuming the shares of ISD Common Stock constitute capital assets in the hands of the shareholder at the time of the Merger, such gain or loss will be capital gain or loss. If, at the time of the Merger, the shares of ISD Common Stock then exchanged have been held for more than 12 months, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income and short-term capital gains.

     THE FOREGOING DISCUSSION MAY NOT APPLY TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS AND OTHER TAXPAYERS WHOSE UNIQUE SITUATION REQUIRE SPECIAL ANALYSES.

     THE DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER SET FORTH ABOVE IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Winbond will account for the Merger under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Winbond.

GOVERNMENT AND REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated under the HSR Act by the FTC, the Merger cannot be effected until notifications have been given to the FTC, and the specified waiting period has expired or terminated early. All required filings under the HSR Act have been made. Effective October 6, 1998, the FTC granted requests for early termination of the waiting period under the HSR Act. Winbond has received all required R.O.C. government and regulatory approvals.

     At any time before or after the Effective Date of the Merger, and notwithstanding the expiration of the applicable waiting periods under the HSR Act and other applicable antitrust laws, the U.S. Department of Justice, the FTC or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the effectuation of the Merger, seeking divestiture by Winbond or its affiliates of ISD or businesses of Winbond, its affiliates or ISD, or seeking to impose conditions on the combined company with respect to its business. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

DISSENTERS' RIGHTS

     If the Merger Agreement is approved by the required vote of the ISD shareholders and is not abandoned or terminated, each holder of ISD Common Stock who voted against the Merger may, by complying with Sections 1300 through 1312 of the CGCL, be entitled to dissenters' rights as described therein, provided that (i) such holder's shares of ISD Common Stock are subject to restriction on transfer imposed by ISD or by any law or regulation or (ii) demands for payment pursuant to such dissenters' rights are filed with respect to 5% or more of the outstanding shares of ISD Common Stock on or before the date of the Special Meeting. The obligations of Winbond to effect the Merger are subject to the condition that less than 5% of the outstanding shares of ISD Common Stock are voted against the Merger. While this condition is waivable, Winbond has no current intention to waive such condition.

     The record holders of the shares of ISD Common Stock that are eligible to, and do, exercise their dissenters' rights with respect to the Merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they may exercise dissenters' rights are referred to herein as "Dissenting Shares." If an ISD shareholder has a beneficial interest in shares of ISD Common Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

     The following discussion of the material provisions of the CGCL relating to dissenters' rights is qualified in its entirety by reference to Sections 1300 through 1312 of the CGCL attached to this Proxy Statement as Appendix C and incorporated herein by this reference. This discussion and Sections 1300 through 1312 of the CGCL should be reviewed carefully by any ISD shareholder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

     Shares of ISD Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the CGCL: (i) such shares of ISD Common Stock must have been outstanding on the Record Date; (ii) such shares of ISD Common Stock must have been voted against the Merger; (iii) the holder of such shares of ISD Common Stock must make a written demand that ISD repurchase such shares of ISD Common Stock at fair market value and such demand must be received by either ISD or ISD's transfer agent no later than the date of the Special Meeting; and (iv) the holder of such shares of ISD Common Stock must submit certificates for endorsement (as described below). A vote by proxy or in person against the Merger does not in and of itself constitute a demand for payment under the CGCL. In addition, for such shares of ISD Common Stock to qualify as Dissenting Shares, (i) demands for payment must have been filed with respect to 5% or more of the outstanding shares of ISD Common Stock on or before the date of the Special Meeting or (ii) such shares of ISD Common Stock must be subject to restriction on transfer imposed by ISD or by any law or regulation.

     Pursuant to Sections 1300 through 1312 of the CGCL, Dissenting Shareholders may require ISD to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter. On September 11, 1998, the last full day of trading prior to the public announcement of the proposed Merger, the closing price per share of ISD Common Stock was $6.6875.

     The demand of a Dissenting Shareholder must be made in writing upon ISD no later than the date of the Special Meeting. Such demand is required by law to state the number and class of Dissenting Shares held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that ISD purchase, and the amount that the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the first announcement of the Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price.

     If there are any Dissenting Shareholders, then within 10 days after approval of the Merger by the outstanding shares of ISD Common Stock, ISD is required to mail to each holder of Dissenting Shares a notice of the approval of the Merger, a statement of the price determined by ISD to represent the fair market value of Dissenting Shares (which shall constitute an offer by ISD to purchase such Dissenting Shares at such stated price) and a description of the procedures to be followed for such shareholders to exercise their rights as Dissenting Shareholders.

     Within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares was mailed to a Dissenting Shareholder, that shareholder who wishes to be paid the full value of his or her Dissenting Shares must submit to ISD or its transfer agent certificates representing any Dissenting Shares that the Dissenting Shareholder demands ISD purchase, so that the certificate for such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

     If, upon a Dissenting Shareholder's surrender of the certificates representing that Dissenting Shareholder's Dissenting Shares, ISD and the Dissenting Shareholder agree that such shares are Dissenting Shares and agree upon the price to be paid for such shares, then the agreed price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the Merger are satisfied, unless provided otherwise by agreement.

     If ISD and a Dissenting Shareholder disagree as to whether such Dissenting Shareholder's proposed Dissenting Shares are entitled to be classified as Dissenting Shares or as to the fair market value of such shares, then such Dissenting Shareholder has the right to bring an action in California Superior Court, within six months after the date on which the notice of the approval of the Merger by the outstanding shares of ISD Common Stock was mailed to the Dissenting Shareholder, to resolve such dispute. In such action, the court will determine whether the shares of ISD Common stock held by such Dissenting Shareholder are Dissenting Shares, the fair market value of such shares, or both. The CGCL provides, among other things, that a Dissenting Shareholder may not withdraw a demand for payment of the fair market value of Dissenting Shares unless ISD consents to such request for withdrawal. Any payments made in respect of Dissenting Shares will be made by ISD.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the ISD Board with respect to the Merger Agreement, ISD shareholders should be aware that certain members of the Company's management (as well as other employees of the Company) may receive certain direct or indirect benefits in connection with the Merger Agreement and the transactions contemplated thereby, as described herein, that are different from, or in addition to, the interests of holders of shares of ISD Common Stock.

     In January 1996, the Company entered into Employment Agreements with David
L. Angel, Chairman of the Board and Chief Executive Officer and Felix J. Rosengarten, Vice President, Finance and Administration and Chief Financial Officer. In November 1996, the Company entered into an Employment Agreement with Eric J. Ochiltree, President and Chief Operating Officer, and amended Mr. Angel's and Mr. Rosengarten's Employment Agreements (as amended, the "Employment Agreements"). Under the terms of the Employment Agreements, in the event of a corporate transaction, such executive officer shall be entitled to the following compensation and benefits: (i) a lump sum payment equal to 2 1/2 years of pay at the employee's gross base annual salary rate and (ii) the acceleration of all of the employee's unvested outstanding stock options under the Company's 1987 Stock Option Plan and/or 1994 Equity Incentive Plan.

     The term "corporate transaction" is defined in the Employment Agreements as: (i) a merger or acquisition in which ISD is not the surviving entity (except for a merger of ISD into a wholly-owned subsidiary, and except for a transaction the purpose of which is to change the state in which ISD is incorporated); (ii) the sale, transfer or other disposition of all or substantially all of the assets of ISD; or (iii) any other corporate reorganization or business combination, in which beneficial ownership of 50% or more of ISD's outstanding voting stock is transferred. The consummation of the transactions contemplated by the Merger Agreement constitutes a corporate transaction for purposes of the Employment Agreements.

     The current annual salary of each of the above executive officers is as follows: $249,000 for Mr. Angel; $225,000 for Mr. Ochiltree; and $163,000 for Mr. Rosengarten.

     In connection with the Merger, all options granted under the ISD Option Plans will accelerate and become exercisable in full. Pursuant to the Merger Agreement, ISD will purchase such options immediately prior to the effective time of the Merger. The amount to be received by each executive officer of ISD in exchange for such options is as follows: David L. Angel, $131,982; Eric J. Ochiltree, $232,141; Felix J. Rosengarten, $56,696; James Brennan, $36,944; Carl
R. Palmer, $51,223; Karen L. Bootsma, $49,535; Michael Geilhufe, $41,008; P. Ross Hayden, $68,858; Alfred R. Woodhull, $42,079; and Avi Barel, $60,088. The amount to be received by each member of the ISD Board (excluding Messrs. Angel and Ochiltree) in exchange for such person's options is as follows: Frederick B. Bamber, $11,955; Eugene J. Flath, $11,955; Alan V. King, $13,830 and Frederick
L. Zieber, $11,955. The aggregate purchase price of the options held by all other employees of ISD as a group is $1,186,208. See "Terms of the Merger -- Manner and Basis of Transferring Shares; Treatment of Options" and "Security Ownership of ISD Directors, Officers and Principal Shareholders."

     In addition to the foregoing, certain ISD management personnel (including the above referenced individuals) may enter into employment agreements or arrangements with Winbond that will become effective on or after consummation of the Merger. Also, certain of the three ISD executive officers identified above may seek to have ISD modify his Employment Agreement (subject to the approval of Winbond as required under the Merger Agreement) to minimize his tax obligations as a result of the Merger. In addition, Winbond expects to propose key employee retention incentive plans and modified compensation packages payable over two years. The additional compensation offered through these arrangements will be payable based on continued service and, in some cases, on the achievement of performance objectives, and could materially increase the benefits of the Merger to the participating employees, including senior management personnel of ISD. Winbond anticipates that the aggregate amount of such additional compensation payable to all participating employees would be at least $4.0 million. As a result of the foregoing, certain officers and employees of ISD may have personal interests in the Merger which are not identical to the interests of other ISD shareholders.

                              TERMS OF THE MERGER

     The following discussion summarizes the material terms of the Merger Agreement and the transactions contemplated thereby. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. The following description of the Merger, the Merger Agreement and related transactions is qualified in all respects by reference to the complete text of the Merger Agreement which is attached to this Proxy Statement as Appendix A.

EFFECTIVE TIME; CLOSING DATE

     Subject to the provisions of the Merger Agreement, Winbond, WIC, Oriole, Merger Sub and ISD will effect the Merger by filing the required documents with the Secretary of State of the State of California in accordance with the CGCL. The Merger will become effective upon such filing (the "Effective Time of the Merger"). The closing of the Merger (the "Closing") will take place as soon as practicable on the later of (i) the date of the Special Meeting or (ii) the first business day after satisfaction of the latest to occur of the conditions to the Merger, unless Winbond and ISD agree in writing on another date. The parties anticipate that the Closing will occur on or about December 22, 1998.

MANNER AND BASIS OF TRANSFERRING SHARES; TREATMENT OF OPTIONS

     At the Effective Time of the Merger, ISD will continue as the Surviving Company and will become a wholly-owned subsidiary of Oriole. By virtue of the Merger and without any action on the part of the holder of any shares of ISD Common Stock, each issued and then outstanding share of ISD Common Stock (other than shares owned by WIC, Oriole, Merger Sub, any member of the Winbond Group or any other subsidiary of Winbond and any shares of ISD Common Stock that are held by shareholders who have demanded properly in writing dissenters' rights with respect to such shares in accordance with the CGCL) shall be automatically converted into the right to receive $7.50, in cash, without interest (the "Cash Consideration").

     Pursuant to the Merger Agreement, all outstanding shares of capital stock of Merger Sub issued and outstanding at the Effective Time of the Merger will be converted into 1,000 shares of Common Stock of the Surviving Company.

     Pursuant to the Merger Agreement, ISD has agreed to use its best efforts to deliver to Winbond, before the Closing, consents in writing from the holders of all options outstanding on such date that had been granted before the date of the Merger Agreement pursuant to the ISD Option Plans, pursuant to which such holders consent to the purchase of their options by ISD immediately prior to the Effective Time of the Merger. The purchase price of each such option will be an amount (less any applicable withholding taxes) equal to the excess, if any, of the Cash Consideration over the per share exercise price of such option, multiplied by the number of shares of ISD Common Stock underlying such option immediately before the Effective Time of the Merger.

     Pursuant to the Merger Agreement, the ISD 1994 Employee Stock Purchase Plan will terminate at the Effective Time of the Merger.

     The Cash Consideration will be proportionately reduced under a formula specified in the Merger Agreement if (i) ISD grants options or issues additional shares of ISD Common Stock before the Effective Time of the Merger, in excess of amounts permitted under the Merger Agreement, without the consent of Winbond as required by the Merger Agreement, and (ii) such options are purchased by ISD and/or such shares are entitled to payment from Winbond as a part of the Merger. The Merger Agreement permits an aggregate of 12,590,703 shares subject to outstanding options to be purchased under the Merger Agreement and shares outstanding. As of the Record Date, there were options to purchase an aggregate of 2,126,513 shares of Common Stock that would be purchased by ISD prior to the Merger and 9,958,194 shares of ISD Common Stock outstanding. As a result, ISD must issue at least 505,996 additional shares of ISD Common Stock or options to purchase ISD Common Stock to require a reduction in the Cash Consideration under the Merger Agreement. The Company will not grant options or issue shares in numbers sufficient to cause the Cash Consideration to be reduced pursuant to the Merger Agreement. In such event, however, ISD will resolicit proxies for the Special Meeting.

SURRENDER AND EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Time of the Merger, and after surrender to an agent appointed by Oriole (the "Exchange Agent") of any certificate that represented shares of ISD Common Stock before the Effective Time of the Merger ("Certificate"), the person in whose name such Certificate is registered will receive a check for the Cash Consideration in respect of the shares represented by the Certificate. In the event of a transfer of ownership of any shares of ISD Common Stock that is not registered in ISD's transfer records, payment may be made to a person other than the person in whose name the surrendered Certificate is registered if such Certificate is properly endorsed for transfer and the person requesting payment discharges any transfer or other tax required by reason of payment of the Cash Consideration to a person other than the registered holder. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificates. ISD SHAREHOLDERS MUST NOT SURRENDER CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

CONDUCT OF ISD'S BUSINESS BEFORE THE MERGER

     Pursuant to the Merger Agreement, ISD has agreed to use its best efforts to preserve intact its business organization and to maintain satisfactory relationships with its licensors, suppliers, distributors, employees and customers. ISD has also agreed that it will notify and consult with Winbond before taking any material action or entering into any material agreement with respect to its business or assets.

     In addition, except as permitted by the Merger Agreement, ISD has agreed that it will not do any of the following without the prior written consent of
Winbond:

     - amend its Articles of Incorporation or Bylaws;

     - authorize for issuance, issue, deliver or sell any additional shares of its capital stock of any class (except upon the exercise of options existing as of the date of the Merger Agreement), or securities convertible into shares of such stock, or issue or grant any rights, options or other commitments for the issuance of shares of such stock or such convertible securities or accelerate the vesting date of any such rights, options or other commitments, except that ISD may, in the ordinary course of business, grant options under its 1994 Equity Incentive Plan to new employees hired in accordance with ISD's covenants in the Merger Agreement, so long as the total number of options outstanding under the 1994 Equity Incentive Plan does not exceed the total number of shares reserved for issuance under such plan as of August 19, 1998;

     - split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock or purchase or redeem or otherwise acquire any of its capital stock;

     - dispose of or acquire any material properties or assets, except in the ordinary course of business;

     - engage in any activities or transactions that are outside the ordinary course of ISD's business or which could reasonably be anticipated to materially adversely affect ISD's business or assets;

     - enter into or materially amend any consulting agreement or employment agreement or increase the compensation payable or to become payable by ISD to any of its officers, employees or agents over the amounts payable as of December 31, 1997, or adopt or materially amend any employee benefit plan or arrangement, other than agreements, increases or amendments in the ordinary course of business or required by law;

     - extend offers of employment or hire any new employees or consultants, other than in the ordinary course of business consistent with past practice;

     - incur any indebtedness, other than in the ordinary course of business; or

     - authorize or make any capital expenditure in excess of $25,000, other than in the ordinary course of business consistent with past practice and ISD's capital expenditure budget.

     ISD has also agreed in the Merger Agreement to notify Winbond of (a) any notice of default received by ISD under any material contract which, if not remedied, would result in any material adverse change in the operations, financial condition or business of ISD taken as a whole or which would render incorrect any representation made by ISD in the Merger Agreement; and (b) any suit, action or proceeding instituted or, to the knowledge of ISD, threatened against or affecting ISD which, if adversely determined could reasonably be expected to result in any material adverse change in the financial condition or business of ISD taken as a whole, or which would render incorrect any representation made by ISD in the Merger Agreement.

     Pursuant to the Merger Agreement, ISD has agreed that it will terminate the Rights Agreement between ISD and The First National Bank of Boston as Rights Agent, without any rights thereunder becoming exercisable with respect to the Merger.

     Winbond has advised ISD's senior management that, after the Merger, Oriole intends to leave the ISD work force in place, as a general matter, for one calendar quarter, after which ISD's management and the management of Winbond Electronics Corporation America will decide how to combine the companies' operations. In any event, Winbond has agreed that, for a period of six months after the Closing, it will provide ISD's employees with coverage under employee benefit plans no less beneficial than those in effect as of the date of the Merger Agreement, except that all of the ISD Option Plans and the ISD employee stock purchase plan will be terminated on the Closing and the bonus and incentive plans after the Merger may differ from those in effect before the Effective Time of the Merger.

     The Merger Agreement contains additional covenants and agreements of the parties, including covenants and agreements relating to: (a) access to information concerning ISD and confidentiality of the parties' business information; (b) the obligations of the parties to make certain governmental filings, including filings with the FTC and the Taiwan Foreign Investment Committee; (c) the obligations of ISD with respect to the Special Meeting; (d) public statements with respect to the Merger; (e) third party consents and approvals; (f) mutual indemnification of the parties for any broker's or finder's fees; and (g) receipt by Winbond at the Effective Time of the Merger of a comfort letter from ISD's independent auditors.

EXCLUSIVITY

     Until the earlier of the Closing or the date of termination of the Merger Agreement, ISD has agreed that it will not and will not authorize or permit any of its officers, directors, agents, representatives or affiliates, directly or indirectly, to take any of the following actions: (i) solicit, initiate, entertain, encourage, participate in, conduct discussions with or engage in negotiations with any person relating to any Acquisition Proposal (as defined below); (ii) provide any written or oral information with respect to ISD to any person (other than as contemplated in the Merger Agreement or required by applicable law) relating to any Acquisition Proposal; or (iii) enter into any agreement with any person with regard to any Acquisition Proposal. However, nothing contained in the Merger Agreement shall prevent ISD or the ISD Board from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussion or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the ISD shareholders or withdrawing or modifying its recommendation in favor of the Merger Agreement and the Merger in compliance with the Merger Agreement, if and only to the extent that, in any such case as is referred to in clause (B) or
(C), (I) a majority of the members of the ISD Board concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to ISD's shareholders than the transaction contemplated by the Merger Agreement (a "Superior Proposal"); (II) a majority of the members of the ISD Board concludes in good faith (after consultation with outside counsel) that such action is necessary for the ISD Board to act in a manner consistent with its fiduciary duties under applicable law; (III) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the ISD Board receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between Winbond and ISD in connection with their consideration of the Merger; and (IV) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the ISD Board notifies Winbond of such inquiries, expressions of interest, proposals or offers received by, and any such information requested from, or any such discussions or negotiations to be initiated or continued with, any of ISD's representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers. ISD also agreed to keep Winbond informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The term "Acquisition Proposal" means any merger, consolidation or business combination, of or with ISD, or any purchase or sale of ISD's capital stock or other equity securities or any purchase or sale of any of ISD's material assets or any exchange offer or tender offer to the shareholders of ISD or other similar transaction.

CONDITIONS TO THE MERGER

     Under the Merger Agreement, the respective obligations of each party to effect the Merger are, at the election of such party, subject to the fulfillment at or before the Closing of the following conditions:

     - approval of the Merger Agreement by the Winbond board of directors and by the ISD Board and shareholders;

     - execution and delivery by the parties of the Merger Agreement and all ancillary documents and agreements provided in the Merger Agreement;

     - expiration or termination of the HSR Act waiting period without any action having been taken to impede or delay the Merger; and

     - absence of any pending or threatened litigation, proceeding or other similar action seeking to enjoin or otherwise stop or delay the transactions contemplated by the Merger Agreement.

     The obligations of ISD to effect the Merger are, at the election of ISD, subject to the fulfillment at or before the Closing of the following conditions:

     - the truth in all material respects of the representations and warranties of Winbond in the Merger Agreement, except for changes contemplated by the Merger Agreement;

     - compliance by Winbond with the terms, covenants and conditions of the Merger Agreement to be complied with and performed by Winbond at or before the Closing;

     - receipt of all required authorizations, consents and approvals of all governmental authorities, and expiration or termination of all waiting periods imposed by such agencies and authorities without adverse action;

     - receipt of all required consents from third parties material to the businesses of the parties; and

     - receipt by ISD of certain certificates from Winbond.

     The obligations of Winbond to effect the Merger are, at the election of Winbond, subject to the fulfillment at or before the Closing of the following conditions:

     - the truth in all material respects of the representations and warranties of ISD in the Merger Agreement, except for changes contemplated by the Merger Agreement;

     - compliance by ISD with the terms, covenants and conditions of the Merger Agreement to be complied with and performed by ISD at or before the Closing;

     - receipt of all required authorizations, consents and approvals of all governmental authorities, and expiration or termination of all waiting periods imposed by such agencies and authorities without adverse action;

     - receipt by Winbond of any licenses required under U.S. Export Administration Regulations;

     - receipt of all required consents from third parties material to the businesses of the parties;

     - receipt by Winbond of certain certificates from ISD and certain opinions from counsel to ISD;

     - absence of any material adverse change in the financial condition, results of operations or business of ISD since July 4, 1998;

     - receipt by Winbond of any required approval from the Taiwan Foreign Investment Commission and foreign exchange authorization from the Central Bank of China for payment of the U.S. dollars payable to the shareholders of ISD;

     - receipt of the resignations of all members of the ISD Board and the boards of directors of all ISD subsidiaries, to be effective as of the Closing;

     - payment or provision for payment by ISD of all reasonable fees and expenses incurred by ISD in connection with the transactions contemplated by the Merger Agreement in an amount approved by Winbond, which shall in no event exceed $3 million;

     - less than 5% of the outstanding shares of ISD Common Stock entitled to vote at the Special Meeting shall have been voted against the Merger; and

     - receipt by Winbond of a comfort letter from ISD's independent auditors.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties including representations by ISD as to the absence of certain changes or events concerning ISD's business, compliance with laws, capitalization, taxes, litigation, employee benefit plans, real property and leases, intellectual property, environmental matters and material contracts. The representations and warranties do not survive the Closing under the Merger Agreement. However, nothing in the Merger Agreement limits any potential remedies of Winbond, Oriole or the Surviving Company arising under applicable federal and state laws with respect to any intentional or willful fraud, intentional or willful misrepresentation, intentional or willful act of concealment or deceit, or gross negligence committed by any director, officer, employee or other agent of ISD.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time before the Closing, whether before or after approval by the ISD shareholders (a) by mutual agreement of the ISD Board and the Winbond board of directors; (b) by the ISD Board or the Winbond board of directors if the Closing has not occurred by December 31, 1998 or such other date as mutually agreed by the parties; (c) by the Winbond board of directors if (i) any of the conditions to Winbond's obligations specified in the Merger Agreement are not satisfied or waived by Winbond or (ii) ISD's shareholders do not approve the Merger Agreement and the Merger; (d) by the ISD Board if any of the conditions to ISD's obligations specified in the Merger Agreement have not been satisfied or waived by ISD; (e) by Winbond if (i) the ISD Board withdraws or modifies its recommendation in favor of the Merger Agreement and the Merger or (ii) before the Special Meeting, a tender offer other than by Winbond or its affiliates is commenced and the ISD Board does not recommend against acceptance of such tender offer within the time period required by the regulations of the Commission; (f) by ISD if the ISD Board determines in good faith that an Acquisition Proposal becomes a Superior Proposal; or (g) by the board of directors of either Winbond or ISD if (i) there is a nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) any action is taken, or any statute, rule, regulation or order is enacted, promulgated or issued that applies or is deemed to apply to the Merger by any governmental entity that would make consummation of the Merger illegal.

     The complaint in the Abraham Action, a copy of which is attached to this Proxy Statement as Appendix D, seeks a preliminary and permanent injunction against the Merger, rescission of the Merger if it is consummated, an accounting for all profits realized or to be realized by the defendants as a result of the Merger, appointment of a committee of ISD shareholders and their representatives to assist in the independent evaluation of any transaction for ISD's shares, and unspecified compensatory damages and attorneys' fees. It is a condition to the obligations of both ISD and Winbond under the Merger Agreement that there be no litigation or similar action pending seeking to enjoin or otherwise stop or delay the transactions contemplated by the Merger Agreement. ISD and Winbond each will have the right to terminate the Merger Agreement on the date that the parties mutually agree upon for the closing under the Merger Agreement if, at that date, the complaint seeks to enjoin or otherwise stop or delay the transactions contemplated by the Merger Agreement. Neither party currently intends to exercise such right. See "Information Concerning ISD's
Business -- Legal Proceedings."

BREAK-UP FEE

     The Merger Agreement provides that ISD must pay to Winbond $4.0 million if
(a) the Merger Agreement is terminated other than due to fraud of Winbond and, within 18 months after September 11, 1998, ISD enters into an agreement for, or otherwise consummates, any of the transactions described above under the heading "Exclusivity;" (b) ISD's shareholders do not approve the Merger Agreement and the

Merger; (c) Winbond terminates the Merger Agreement because (i) the ISD Board has withdrawn or modified its recommendation in favor of the Merger Agreement and the Merger or (ii) before the Special Meeting, a tender offer other than by Winbond or its affiliates has commenced and the ISD Board has not recommended against acceptance of such tender offer within the time period required by the regulations of the Commission; or (d) ISD terminates the Merger Agreement because the ISD Board has determined in good faith that an Acquisition Proposal has become a Superior Proposal.

     The Merger Agreement provides that if the Closing does not occur before December 31, 1998 because Winbond or ISD has breached its obligations to satisfy the conditions to Closing specified in the Merger Agreement, the breaching party must pay $4.0 million to the other. No fee is payable by Winbond, WIC, Peaceful River Corp. or Pigeon Creek Holding Co., Ltd. if the failure to close is due to a material adverse change in the financial condition, results of operations or business of ISD after September 11, 1998, as determined in good faith by the Winbond board of directors. No fee is payable by any party if the failure to close before December 31, 1998 is due to any of the following: (i) the Department of Justice and/or the Federal Trade Commission has not given written notice of the expiration of the HSR Act waiting period or has notified ISD or Winbond of its or their intention to take action to stop or delay the Merger;
(ii) litigation or other similar action seeking to enjoin or otherwise stop or delay the Merger is pending or threatened (in the case of Winbond, WIC, Peaceful River Corp. and Pigeon Creek Holding Co., Ltd., other than R.O.C. governmental approval); or (iii) there is an uncured breach by the other party of its representations, warranties, covenants or agreements in the Merger Agreement or a failure on the part of the other party to satisfy a condition to the Closing.

WAIVER

     Any party to the Merger Agreement may, by written notice to the other parties: (i) waive any of the conditions to its obligations or extend the time for the performance of any of the obligations or actions of the others; (ii) waive any inaccuracies in the representations of the others contained in the Merger Agreement or in any documents delivered pursuant to the Merger Agreement;
(iii) waive compliance with any of the covenants of the others; or (iv) waive or modify performance of any of the obligations of the others. Neither Winbond nor ISD intends to waive compliance with any such covenants or performance of any such obligations, except that neither party currently intends to terminate the Merger because of the pending shareholder action referred to in "-- Termination of the Merger Agreement." ISD intends to resolicit the approval of its shareholders pursuant to an amended Proxy Statement if either party waives compliance with or performance of any material provision of the Merger Agreement or if there is a material amendment to the Merger Agreement, in each case where such resolicitation is required by law or is deemed appropriate by ISD after consultation with legal counsel.

OFFICER AND DIRECTOR VOTING AGREEMENTS

     Pursuant to an Officer and Director Voting Agreement dated as of September 11, 1998 each of the directors of ISD and Felix J. Rosengarten, Vice President, Finance and Administration and Chief Financial Officer of ISD, and Michael Geilhufe, Vice President, Business Development of ISD, have agreed, subject to the discharge of his fiduciary responsibilities and to the provisions of the Merger Agreement described under the heading "Exclusivity" above, (i) to vote in favor of the Merger and all related agreements and actions contemplated by the Merger and use his best efforts to cause the ISD shareholders to approve the Merger Agreement and the transactions contemplated by the Merger Agreement and
(ii) to vote all shares of ISD Common Stock now or later acquired and held of record or beneficially owned by such officer or director in favor of the Merger Agreement and the Merger. Winbond has agreed that it will vote or cause to be voted all shares of ISD Common Stock held of record or beneficially owned by Winbond, WIC, Oriole, Merger Sub, Peaceful River Corp., Pigeon Creek Holding Co., Ltd. or any other subsidiary of Winbond to approve the Merger Agreement and the Merger. An aggregate of 2,361,852 shares of ISD Common Stock, representing approximately 23.7% of the shares of ISD Common Stock entitled to vote at the Special Meeting, is covered by the Voting Agreements.

              ISD SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The statement of operations data set forth below for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997, are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Proxy Statement and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995 are derived from audited financial statements not included in this Proxy Statement. The statement of operations data for the nine months ended September 27, 1997 and October 3, 1998, and the balance sheet data at October 3, 1998, are derived from financial statements that have not been audited but have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary to a fair presentation of the financial position and results of operations for such periods. The results of operations for the nine months ended October 3, 1998 are not necessarily indicative of results to be expected for the full year.

                                   YEARS ENDED DECEMBER 31,                         NINE MONTHS ENDED
                       -------------------------------------------------   ------------------------------------
                        1993      1994       1995      1996       1997     SEPTEMBER 27, 1997   OCTOBER 3, 1998
                       -------   -------   --------   -------   --------   ------------------   ---------------
                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Net revenues.........  $22,485   $38,805   $ 55,467   $41,339   $ 47,950        $33,542             $37,602
Net income (loss)....       21     4,021      5,812    (8,971)   (13,528)        (7,010)             (1,377)
Net income (loss) per
  share:
  Basic..............     0.02      3.51       0.70     (0.92)     (1.40)         (0.73)              (0.14)
  Diluted............     0.00      0.67       0.64     (0.92)     (1.40)         (0.73)              (0.14)
Shares used in per
  share computation:
  Basic(1)...........      937     1,145      8,303     9,788      9,652          9,622               9,861
  Diluted............    5,300     6,045      9,084     9,788      9,652          9,622               9,861

                                             DECEMBER 31,
                           -------------------------------------------------
                            1993      1994       1995      1996       1997            OCTOBER 3, 1998
                           -------   -------   --------   -------   --------          ---------------
BALANCE SHEET DATA:
Cash, cash equivalents
  and short-term
  investments............  $ 5,789   $ 7,605   $ 75,094   $55,544   $ 39,808              $24,448
Working capital..........    6,789     9,735     79,279    65,102     44,354               39,237
Total assets.............   13,691    22,268    105,430    78,865     71,037               67,094
Long-term liabilities....      388     1,775      2,958     1,986        994                1,198
Total shareholders'
  equity.................    8,094    12,220     87,453    70,301     58,005               57,328
Book value per share.....                                           $   5.94              $  5.76

---------------
(1) In 1995, the Company completed its initial and secondary public offerings for the issuance of 4,133,725 shares of ISD Common Stock.

        ISD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that reflect ISD's current views with respect to future matters such as gross margins, spending levels, international operations, gross profit and capital needs. Actual results may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed below as well as those discussed elsewhere in this Proxy Statement.

OVERVIEW

     ISD designs, develops, and markets semiconductor voice solutions based on analog and digital technologies and mixed signal expertise. ISD's patented ChipCorder and CompactSPEECH technologies enable solid state voice recording and playback applications in the communications, consumer, industrial, and automotive markets. ChipCorder products deliver single-chip solutions, simple integration, exceptional sound quality, low power consumption, battery-less voice storage, and low cost. CompactSPEECH products deliver powerful digital speech processing, advanced telecommunication capabilities, long recording times, cost effective high voice quality, multi-language speech synthesis, and battery-less voice storage.

     The Company distributes its products through a direct sales organization and a worldwide network of approximately 50 sales representatives and distributors. The Company was incorporated in California in December 1987 and commenced production shipments in 1992. ISD is an ISO 9001 certified company.

     ISD subcontracts with independent foundries to fabricate the wafers for all of its products. This approach enables the Company to concentrate its resources on the design, development, and marketing areas, where the Company believes it has the greatest competitive advantage, and eliminates the high cost of owning and operating a semiconductor wafer fabrication facility. The Company is dependent on these foundries to allocate to the Company a portion of their foundry capacity sufficient to meet the Company's needs, to produce products of acceptable quality and with acceptable manufacturing yields, and to deliver products to the Company on time. Historically, the Company has experienced difficulties in each of these areas, and the Company expects that it could experience such difficulties in the future.

     In April 1998, the Company announced the ISD4000 family, the industry's only single chip solution with record and playback durations up to 16 minutes. The ISD4000 family of record and playback chips is based on SuperFlash memory technology. The ISD4000 family, optimized for cellular phone applications, quadruples ISD's current longest recording duration to 16 minutes. The ISD4000 family consists of three product series: the first series offers two to four minute durations, the second series offers four to eight minute durations, and the third series operates from eight to 16 minute durations. In September 1998, ISD announced the availability of the ISD4004, the industry's first and only single chip solution with a record and playback duration of up to 16 minutes.

     In July 1998, the Company announced that it had received exclusive worldwide licensing rights to embed Conversa's (Conversational Computing Corporation) speaker-independent continuous voice recognition technology into a new family of digital voice processors. As part of the agreement, ISD has made an equity investment in Conversa. The licensing agreement and investment are an expansion of the joint development agreement ISD signed with Conversa in March 1998. The new ISD voice recognition chips are expected to provide high accuracy, continuous, or conversational, speaker independent capabilities. Products integrating these new chips will not have to be trained and will respond to a set of American-English commands. Additional languages are expected to be supported at a later date.

     In the third quarter of 1998, the Company transferred a substantial portion of its wafer sort and final test manufacturing operation to AMKOR, the Company's assembly and test subcontractor in the Philippines. This consolidation enables ISD to ship wafers directly from its wafer foundries to AMKOR for turnkey manufacturing and direct shipment of finished product directly to the customer. The objective of this move is to improve manufacturing cycle time while reducing work in process, inventory, and manufacturing cost.

ISD's San Jose manufacturing group will focus on engineering, test development and pre-production efforts for new products. The cost of the move, all of which was incurred in the third quarter of 1998 and included in cost of goods sold, was less than $200,000. The Company increased inventory in the second quarter of 1998 in preparation for the move to AMKOR. In the third quarter of 1998, inventory has been reduced as planned.

     On November 16, 1998, the Company announced the ISD5008, a single-chip fully integrated voice storage solution designed for digital cellular handsets. The ISD5008 is the newest member of ISD's ChipCorder family. It is expected to enable quick, flexible and easy integration of voice storage features in such products as telephone answering machines, cordless phones, automotive communication devices, pocket recorders/PDAs, dictation devices, language translators and music-on-hold systems. The ISD5008 eliminates external analog circuitry such as automatic gain control (AGC), power amplifier, volume control, and switches by integrating these on one easy-to-use chip. Samples are planned during the first half of 1999. Given the uncertainties of product development, there can be no assurance that the product will be produced in the anticipated time frame or with the anticipated features and performance.

     On September 11, 1998, ISD and Winbond, WIC, Oriole and Merger Sub entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into ISD and ISD will become a wholly owned-subsidiary of Oriole. Upon consummation of the Merger, each outstanding share of ISD Common Stock not owned by the Winbond Group will be automatically canceled and converted into the right to receive the Cash Consideration. The Merger is subject to the approval of the ISD shareholders, and to certain regulatory approvals and other customary closing conditions. All of the directors of ISD and certain of ISD's executive officers, as well as Winbond, have executed Voting Agreements pursuant to which they have agreed to vote for the Merger. See "Terms of the Merger."

RESULTS OF OPERATIONS

     The following table sets forth selected statement of operations data as a percentage of net revenues for the periods indicated.

                                                                                NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,     ---------------------------
                                             --------------------------    SEPTEMBER 27,    OCTOBER 3,
                                              1995      1996      1997         1997            1998
                                             ------    ------    ------    -------------    ----------
NET REVENUES...............................  100.0%    100.0%    100.0%        100.0%         100.0%
Cost of revenues...........................   61.0      78.1      68.7          64.8           58.5
                                             -----     -----     -----         -----          -----
  Gross margin.............................   39.0      21.9      31.3          35.2           41.5
                                             -----     -----     -----         -----          -----
Operating expenses:
  Research and development.................   11.8      28.6      23.1          23.6           23.9
  In-process research and development(1)...     --        --       8.3          11.9             --
  Selling, general and administrative......   15.6      24.6      32.9          25.6           25.7
                                             -----     -----     -----         -----          -----
          Total operating expenses.........   27.4      53.2      64.3          61.1           49.6
                                             -----     -----     -----         -----          -----
Income (loss) from operations..............   11.6     (31.3)    (33.0)        (25.9)          (8.1)
Interest and other income, net.............    3.2       5.8       4.9           5.0            4.4
Provision (benefit) for income taxes.......    4.3      (3.7)       --            --             --
                                             -----     -----     -----         -----          -----
Net income (loss)..........................   10.5%    (21.8)%   (28.1)%       (20.9)%         (3.7)%
                                             -----     -----     -----         -----          -----

---------------
(1) In-process research and development is as a result of the CompactSPEECH acquisition.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

     Net Revenues. ISD had net revenues of $47.9 million in 1997 compared to $41.3 million for 1996, an increase of 16%. Net revenues in 1996 decreased 25% from $55.5 million for 1995. The increase in net revenues for 1997 reflects the acceptance of ISD's products into the growing communications market and additional net revenues as a result of the CompactSPEECH product line acquisition in March 1997. The decrease in net revenue in 1996 reflects unexpected softness in the consumer market for ISD's products throughout 1996 compared to the strong demand experienced in the consumer market during 1995. Net revenues in the communications market grew to about $38 million in 1997 compared to about $30 million in 1996 and $28 million in 1995. Net revenues in the consumer market accounted for about $6 million of net revenues in 1997 compared to about $9 million in 1996 and $25 million in 1995. The growth in net revenues for 1997 encompasses increased shipment volume of ChipCorder product as well as the advent of the CompactSPEECH product line shipments. In 1997, as in 1996, product volume continued to increase in the communications market but decreased significantly in the consumer market. In 1995, net revenue reflected increased volume of ChipCorder products sold in both the consumer and the communication markets.

     Sales by market segment for 1997 were 79% communications, 12% consumer and 9% industrial compared to 72% communications, 21% consumer and 7% industrial for 1996 and 50% communications, 45% consumer and 5% industrial for 1995. Sales in the automotive market are included in industrial. ISD's communications customers in 1997 continued representing such products as telephone answering machines, cellular phones, personal handy phones and pagers. Products for consumer customers in 1997 consisted primarily of personal memory recorders, cameras, photo frames, books, educational toys and novelties.

     Sales to ISD's top ten customers accounted for 76% of net revenues in 1997 compared to 85% in 1996 and 66% in 1995. The top five customers in 1997 were Marubun (ISD's Japanese distributor), Motorola, Matsushita, Philips, and NuHorizons (ISD's United States distributor), accounting for 19%, 17%, 13%, 11%, and 7% of net revenues, respectively. ISD expects that sales of its products to a limited number of customers will continue to account for a substantial portion of its revenues for the foreseeable future. ISD has also experienced changes in the composition of its customer base from year to year and expects this pattern to continue. The loss of, or significant reduction in purchases by, current major customers, would have a material adverse effect on ISD's business, financial condition and results of operations. ISD's customers typically do not contract for minimum purchase quantities. There can be no assurance that ISD will be able to continue to obtain the orders from new customers necessary to offset any losses of or reductions in purchases by ISD's current major customers.

     Export sales for 1997 were 79% of ISD's net revenues compared to 65% in 1996 and 1995. Geographically, sales to Europe increased to 37% of ISD's net revenues in 1997 from 11% in 1996 and 7% in 1995; sales to South East Asia were 23% of ISD's net revenues in 1997 compared to 22% in 1996 and 35% in 1995. Japan accounted for 19% of total net revenues in 1997 down from 31% a year earlier and 27% in 1995. North American sales were 21% of ISD's net revenues in 1997, 35% in 1996, and 35% in 1995. ISD is subject to the risk of conducting business internationally, including foreign government regulation and general geopolitical risks, such as political and economic instability, potential hostilities, changes in diplomatic and trade relationships, unexpected changes in, or imposition of, U.S. or foreign regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond ISD's control. As is common in the semiconductor industry, certain of ISD's sales are made to distributors under agreements allowing certain rights of return and price protection on unsold products. Accordingly, ISD defers recognition of such sales until the distributor sells the product.

     Gross Margin. Gross margin increased to 31.3% in 1997 compared to 21.9% in 1996 but remained less than the 39.0% achieved in 1995. The increase in 1997 gross margin was caused by the higher margins generated from the ISD33000 and the CompactSPEECH products, both of which are manufactured in the smaller geometry 0.8 micron process. Gross margin in 1997 was affected by two factors:
(i) in the fourth quarter of 1997, one of ISD's international customers went into receivership and inventory specific to this customer was written off; and
(ii) competitive and market pressures on selling prices for some of ISD's older product lines required inventory reserves that were also recorded in the fourth quarter of 1997. In 1996, gross margin was primarily affected by lower than expected production yields as well as competitive pricing pressures on older products. The higher gross margin realized in 1995 came as a result of reduced manufacturing costs, yield improvements and the conversion to smaller (1.2 micron from 1.5 micron) geometry processes which were accomplished in 1995 and affected the products shipped during 1995. ISD expects to continue to experience declines in its average selling prices, which could adversely affect gross margins, particularly if higher yields and reduced costs are not achieved. Additionally, ISD expects that it could experience variations in gross margins as a result of shifts in product and customer mix.

     Research and Development. Research and development (R&D) expenses increased to $15.1 million in 1997 compared to $11.8 million in 1996 and $6.6 million in 1995. R&D expenditures as a percent of net revenues were 31.4% in 1997 compared to 28.6% in 1996 and 11.8% in 1995. This increase in R&D expenses both in absolute dollars and as a percentage of total revenues relates to continued investment in the development of new products and to costs associated with bringing up new technologies and new foundries; specifically this includes $4 million of R&D expense associated with the acquisition of the CompactSPEECH product line, explained below. ISD expects research and development expenses to increase in absolute dollars.

     On March 28, 1997, ISD acquired the CompactSPEECH speech processor line from National Semiconductor Corporation for a cash purchase price of $5.1 million. The acquisition was accounted for using the purchase method of accounting. A portion of the purchase price was allocated to assets acquired based on their estimated fair value, approximately $0.1 million. In addition, $4.0 million of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses, which ISD expensed at the date of the acquisition as a one-time non-recurring charge. The remainder of the purchase price, $1.0 million, was allocated to goodwill and will be amortized over five years on a straight-line basis. See Note 3 of Notes to Financial Statements.

     The in-process research and development projects for the CompactSPEECH product line relate primarily to developing significant enhancements to the current product offering as well as introducing advanced new products. The incomplete projects include caller I.D. Type II, the integration of all telephone answering functions, and the ability to interface with additional flash memory. Given the uniqueness of the tasks and the technologies involved, alternative future uses for these projects, apart from the objectives and economies of the projects for which they are intended, do not exist.

     ISD believes that the efforts to complete the acquired in-process research and development projects will consist of internally staffed engineering costs over the next one to two years. These costs are estimated to be approximately $3.0 million to complete the research and development. There can be no assurance that ISD will succeed in making commercially viable products from the CompactSPEECH product line.

     There can be no assurance that new products will be successfully developed or will achieve market acceptance. The success of new product introductions is dependent on several factors, including recognition of market requirements, product cost, timely completion or acquisition and introduction of new product designs, quality of new products and achievement of acceptable manufacturing yields from ISD's subcontractor manufacturers. Because of the design complexity of its products, ISD has experienced delays from time to time in completing development and introduction of new products, and there can be no assurance that ISD will not encounter such delays in the development and introduction of future products. The failure of ISD's new product development efforts or market acceptance of such products would have a material adverse effect on ISD's business, financial condition and results of operations.

     Selling, General and Administrative. Selling, general, and administrative expenses (SG&A) increased in 1997 to $15.7 million from $10.2 million in 1996 and $8.7 million in 1995. SG&A expenses as a percent of net revenues grew to 32.9% in 1997 compared to 24.6% in 1996 and 15.6% in 1995. Of the additional $5.5 million in SG&A expenses incurred in 1997 compared to 1996, approximately 24% was attributable to the addition of personnel in marketing and sales. Further, SG&A expenses increased in 1997 as a result of approximately $3.1 million in one-time charges recorded in the fourth quarter of 1997. These one-time charges relate to a $1.4 million addition to bad debt reserves as a result of an international customer entering receivership in the fourth quarter of 1997, a charge of approximately $0.8 million resulting from the write-down of certain long term investments in the fourth quarter of 1997, and approximately $0.9 million of costs incurred in connection with implementation of the new information system. The remainder of the increase in 1997 was primarily due to additional legal expenses incurred in connection with the Atmel litigation. The growth in SG&A expenses in 1996 came from additional legal, accounting and insurance expense incurred in the first year as a public company and legal expenses incurred in connection with the Atmel litigation matter. ISD anticipates that SG&A expenses will continue to increase in absolute dollars.

     Other Income (Expense). Net interest and other income was $2.3 million for 1997 compared to $2.4 million for 1996 and $1.8 million in 1995. The interest income in 1997 and 1996 relates to investment earnings on funds raised from the initial public offering in February 1995 and the follow-on offering in September 1995.

     Provision for Income Taxes. As a result of ISD's net loss in 1997 and the full utilization of carryback losses in 1996, ISD recorded no provision or benefit for income taxes. In 1996, ISD recorded a tax benefit of $1.5 million, reflecting the carryback of 1996 losses to prior years. ISD's effective tax rate was 29% for 1995 and reflects the utilization of federal and state net operating loss ("NOL") and tax credit carryforwards.

     At December 31, 1997, ISD had established a valuation allowance against its total gross deferred tax asset of $8,863,000. The valuation allowance was established due to ISD's limited history of profitability, limitations on the utilization of NOL carryforwards, which are restricted in use under the Internal Revenue Code of 1986 (see Note 8 of Notes to Financial Statements) and uncertainties regarding future operations due to the increased competition within ISD's industry.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 27, 1997 AND OCTOBER 3, 1998

     Net Revenues. During the nine months ended October 3, 1998, ISD's net revenues were principally derived from the sale of integrated circuits for voice recording and playback. Net revenues for the nine months ended October 3, 1998 were $37.6 million. This was a 12% increase from net revenues of $33.5 million in the first nine months of 1997. The increase in net revenues for the first nine months of 1998 was primarily due to the ISD33000 family of ChipCorder products maturing into production orders as compared to the early design win orders during the same period of 1997. The ISD33000 family of ChipCorder products accounted for approximately 49% of net revenues for the first nine months of 1998 compared to approximately 20% for the first nine months of 1997. The Company's current product lines have a limited lifespan. Toward the end of a product's life cycle, revenues generated by that product tend to decline significantly as average selling prices decrease. At the same time, the Company must invest heavily in product development and marketing to create more competitive systems with more features on a single chip, to develop or acquire needed technologies, to achieve cost reductions through economies of scale and to develop products that satisfy customer needs in the communications market. In the consumer market, the Company must invest in developing markets for new products. The company does not anticipate a reversal of this trend. Accordingly, the Company anticipates that the ISD33000 family of ChipCorder products will encounter pricing pressures over the near term and will need to be replaced with a new product within the next two years. The Company's next product, the ISD4000 family of products based on SuperFlash memory technology, has recently been introduced. The success of this series of products depends upon the ability of ISD's customers to develop new applications for these products and to introduce their products to market successfully. The willingness of prospective customers to design ISD's products into their products depends to a significant extent upon the ability of ISD to price its products at a level that is cost effective for such customers

     During the nine months ended October 3, 1998, sales to ISD's top ten customers accounted for 76% of net revenues compared to 76% in the nine months ended September 27, 1997. In the nine months ended October 3, 1998, the Company's top five customers were Motorola, Matsushita, Siemens, Marubun and V-Tech. These customers accounted for 30%, 11%, 9%, 7% and 6% of net revenues, respectively, for the first nine months of 1998. The loss of, or significant reduction in purchases by, a current major customer would have a material adverse effect on ISD's financial condition and results of operations if the Company were unable to obtain the orders from new or existing customers to offset such losses or reductions.

     For the first nine months of 1998, net revenues by market segment were 77% in the communication market, 14% in the consumer market, and 9% in the industrial market compared to 78% in the communications market, about 15% in the consumer market, and 5% in the industrial market for the first nine months of 1997. Sales in the automotive market are included in industrial. The Company's communications customers represent products, such as telephone answering machines, cellular phones, cordless phones, personal handy phones and pagers. The failure of new applications or markets to develop, or the failure of existing markets, particularly the communications market, to continue to be receptive to the Company's products or to offset reduced revenues from the consumer market, could have a material adverse effect on the Company's business, financial condition and results of operations.

     International sales were 83% of net revenues in the first nine months of 1998 compared to 80% in the first nine months of 1997. Sales to Europe accounted for 47% of net revenues in the first nine months of 1998, up from 33% in the same period in 1997. Sales to Japan were 12% of net revenues in the first nine months of 1998, down from 24% in the first nine months of 1997, and sales to South East Asia were 26% in the first nine months of 1998, up from 20% in the first nine months of 1997. North American sales were 15% in the first nine months of 1998, down from 23% for the same period in 1997. ISD is subject to the risk of conducting business internationally, including foreign government regulation and general geopolitical risks, such as political and economic instability, potential hostilities, changes in diplomatic and trade relationships, unexpected changes in, or imposition of, U.S. or foreign regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond the ISD's control. As is common in the semiconductor industry, certain of ISD's sales are made to distributors under agreements allowing certain rights of return and price protection on unsold products. Accordingly, ISD defers recognition of such sales until the distributor sells the product.

     Gross Margin. ISD's gross margin for the first nine months of 1998 was $15.6 million or 41.5%, compared to the gross margin for the first nine months of 1997 which was $11.8 million or 35.2%. This improvement in gross margin of 6.3% in 1998 compared to 1997 reflects the result of several factors: strict cost control (approximately 2.0%); higher manufacturing yields (approximately 1.7%); improved product pricing (approximately 1.5%); and more efficient utilization of facilities and positive absorption of overhead (approximately 1.1%).

     ISD could experience difficulty as a result of converting to offshore manufacturing and could experience fluctuations in manufacturing yields, either or both of which could adversely affect gross margins, particularly if higher yields, efficiency, and quality, and reduced costs are not achieved. Additionally, ISD could experience variations in gross margins as a result of declines in its average selling prices or shifts in product and customer mix.

     Research and Development. Research and development expenses were $9.0 million, or 23.9% of net revenues, in the first nine months of 1998, compared to $7.9 million, or 23.6% of net revenues in the same period of 1997, excluding in-process research and development expenses related to the CompactSPEECH acquisitions. Research and development expenses could increase as a result of ISD's technology and new product activity associated with its recent technology announcements. However, there can be no assurance that new products will be successfully developed or achieve market acceptance, that yield problems on new or existing products utilizing new foundry processes will not arise in the future, or that product yields can be improved with respect to new or existing products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $9.7 million, or 25.7% of net revenues, in the first nine months of 1998, compared to $8.6 million, or 25.6% of net revenues in the first nine months of 1997. Selling, general and administrative expenses could increase as a result of sales and marketing activities, or legal expenses incurred in connection with the Atmel litigation.

     Interest and Other Income, Net. Interest and other income was $1.7 million for the first nine months of 1998 compared to $1.7 million for the first nine months of 1997. Interest income relates to investment earnings from the proceeds of ISD's public offerings of common stock.

     Provision for Income Taxes. Because of the loss incurred in the first nine months of 1997 and 1998, ISD has made no provisions for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     In February 1995, ISD received net proceeds of approximately $23 million in its initial public offering and, in September 1995, ISD received net proceeds of approximately $44 million in a follow-on public common stock offering. ISD has a line of credit with a commercial bank under which ISD may borrow up to $15 million based on eligible assets; the term of the credit line runs through June 30, 1999. At October 3, 1998, ISD had no borrowings outstanding under this line of credit, but the credit line is being used to guarantee certain letters of credit generated by ISD. The line of credit does not restrict ISD from paying cash dividends on its capital stock and the only financial covenant is to maintain a minimum of pledged investments of $17.7 million in ISD's liquidity management account with the bank. ISD is currently in compliance with this financial covenant under the line of credit agreement.

     ISD's operating activities used net cash of $1.2 million in 1997; used net cash of $11.2 million in 1996; and provided $4.6 million 1995. Net cash used for operations in 1997 and 1996 was primarily the result of ISD's net loss for both years. In 1995 the cash provided by operations was primarily the result of ISD's net income in 1995. Cash used by investing activities was $10.5 million in 1997 compared to $14.2 million provided in 1996 and $51.2 million used in 1995. From 1995 through 1997, investing activities consisted principally of the purchase and maturity of investments. Cash used for financing activities was $0.2 million in 1997 and $10.3 million in 1996. Financing activities in 1996 primarily consisted of the repurchase of common stock. Cash provided by financing activities was $68.3 million in 1995, primarily resulting from the sale of common and preferred stock.

     ISD's operating activities used net cash of $8.0 million in the first three quarters of 1998, due to ISD's net loss and to an increase in inventory of $4.0 million compared to the end of the previous year. Capital purchases were $2.4 million for the first three quarters of 1998. ISD has entered into a new operating lease agreement of $1.0 million of which $0.9 million is available over the remainder of 1998. The Company's investment activity used cash of $3.0 million relating to the equity investment in Conversa.

     At December 31, 1997, ISD had cash, cash equivalents, and short-term investments of $39.8 million and working capital of $44.4 million. At October 3, 1998, ISD had cash, cash equivalents and short-term investments of $24.5 million, and working capital of $39 million. ISD believes its existing cash, cash equivalents, and short-term investments and its available line of credit and current equipment lease lines will satisfy ISD's projected working capital and capital expenditure requirements for at least the next 12 months.

YEAR 2000 ISSUES

     ISD has a well defined internal plan which identifies, eliminates, and verifies that ISD's software and hardware applications are compliant with the Year 2000 ("Y2K"). ISD's major systems are 100% compliant and certified. ISD certifies that Y2K issues do not affect its products, which are used for voice record and playback. The Company has a Y2K team with a major ongoing program related to the assessment of its interfaces with customers, suppliers, and other business associations. ISD's Y2K team has initiated formal communications with each of its significant customers, suppliers and other business associations to determine the extent to which ISD is vulnerable to any failure of those third parties to remediate their own Y2K issues. ISD is requesting that third party vendors represent their products and services to be Y2K compliant and that they have a program to test for Y2K compliance. However, the response of those third parties is beyond ISD's control. To the extent that ISD does not receive adequate responses by December 31, 1998, ISD is prepared to develop contingency plans, with completion of these plans scheduled for no later than March 31, 1999. At this time, ISD cannot estimate the additional cost, if any, that might develop from such contingency plans. ISD does not expect the costs to complete Y2K compliance to be material. Breakdowns in ISD's computer systems and applications, such as its manufacturing application software, its bar-coding systems and the computer chips embedded in its plant equipment, as well as other Y2K-related problems such as disruptions in the delivery of materials, power, heat or water to ISD's facilities, could prevent ISD from being able to manufacture and ship its products. ISD plans to replace, upgrade or otherwise work around any of its date driven systems that are not Y2K compliant. ISD's Y2K team intends to have compliance solutions or work-arounds planned by December 31, 1998 and intends to complete compliance testing by June 30, 1999. If ISD fails to correct a material Y2K problem, its normal business activities and operations could be interrupted. Such interruptions could materially adversely affect ISD's business, financial condition and results of operations.

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

OTHER FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS

     This section on "Other Factors That May Affect Future Operating Results" includes forward-looking statements that reflect ISD's current views with respect to future matters such as factors that can affect ISD's operating results, foundry capacity, litigation, manufacturing yields, the markets for ISD's products and protection of intellectual property. This section also contains cautionary statements that identify important factors, including certain risks and uncertainties, that could cause actual results or outcomes to differ materially from those in the forward-looking statements in this section and elsewhere in this Report.

     Dependence on Foundries. All of ISD's products are manufactured by four independent foundries. ISD's primary supplier is Samsung Electronics Co., Ltd. ("Samsung") in Korea, which supplied wafers comprising about 78% of ISD's 1997 net revenues. Approximately 20% of ISD's 1997 net revenues were supplied by wafers produced at Tower Semiconductor ("Tower") in Israel. Rohm Semiconductor Co., Ltd. ("Rohm") in Japan accounted for about 1% of 1997 net revenues as did Sanyo Electronic Co., Ltd. ("Sanyo") in Japan. ISD depends on these foundries to allocate to ISD a portion of their foundry capacity sufficient to meet ISD's needs, to produce products of acceptable quality with acceptable manufacturing yields and to deliver products to ISD on time. On occasion, ISD has experienced difficulties in each of these areas, and ISD is likely to experience such difficulties in the future. In order to obtain this capacity or other capacity, ISD may be obligated to pay nonrecurring engineering fees or make certain other payments to any one of its foundries. There can be no assurance that ISD will receive its desired allocation of product at these foundries or that additional needed foundry capacity will be qualified. The loss of Samsung or Tower as a supplier, the inability of ISD or Samsung to obtain a license from Atmel Corporation ("Atmel") should that become necessary, the inability of ISD to maintain or expand foundry capacity from its current suppliers or to qualify other wafer manufacturers so ISD can obtain additional foundry capacity, any inability to obtain timely and adequate deliveries from ISD's current or future suppliers or any other circumstance that would require ISD to seek alternative sources of supply could constrain, interrupt or delay shipments of ISD's products and have a material adverse effect on ISD's business and results of operations. ISD's reliance on third party manufacturers also involves a number of additional risks, including but not limited to reduced control over delivery schedules, quality assurance and costs. See "Information Concerning ISD's Business -- Manufacturing."

     Intellectual Property Litigation. The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. On June 15, 1995, Atmel filed a complaint in the United States District Court for the Northern District of California which alleges causes of action against ISD for patent infringement, trade secret misappropriation, breach of written contract, breach of contract implied-in-fact, unjust enrichment and declaratory relief. Atmel, in addition to damages and injunctive relief, is seeking a declaration from the Court that Atmel is a co-owner of ISD's ChipCorder products. ISD believes the causes of action in the complaint to be without merit and has had its general counsel file an answer denying any wrongful conduct and asserting counterclaims for damage caused ISD by Atmel's termination of the fabrication arrangement between the parties. The Court has bifurcated the issues related to liability and damages. On February 27, 1998, the Court issued a decision regarding the patent claims. ISD believes that this decision is at least in part favorable to ISD. On April 14, 1998, the Court issued a decision invalidating one of the asserted patents. Atmel has filed a Notice of Appeal of that decision. On November 5, 1998, the Court granted summary judgment of non-infringement in favor of ISD on the two remaining patents asserted. While ISD does not believe the ultimate resolution of this matter will have a material impact on its business or financial position, it may have a material adverse impact on the results of operations in the period in which it is resolved. See "Information Concerning ISD's
Business -- Legal Proceedings."

     Manufacturing Yields. The fabrication of integrated circuits is a highly complex and precise process, requiring production in a highly controlled, clean environment. As a result, ISD has experienced problems in achieving an acceptable wafer manufacturing yield (the number of good die per wafer). ISD is particularly susceptible to yield problems because it is not in direct control of the independent offshore foundries that manufacture its products, which increases the effort and time required to identify, communicate and resolve manufacturing yield problems. In addition, in order to reduce future manufacturing costs and remain competitive, ISD is continually designing smaller die sizes with smaller geometry processes to increase the

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

number of die produced on each wafer. Problems with future transitions of this type could cause disruptions in the manufacturing flow and reduce manufacturing yields. The inability of ISD to achieve improved yields could prevent revenue growth and margin improvements from existing capacity. There can be no assurance that ISD's foundries will achieve or maintain acceptable manufacturing yields in the future or that sudden declines in yields will not again occur. Failures to improve, or fluctuations in, manufacturing yields, particularly at times when ISD is experiencing severe pricing pressures from its customers or its competitors, would have a material adverse effect on ISD's business and results of operations. See "Information Concerning ISD's Business -- Manufacturing."

     Dependence Upon Emerging Markets. ISD's success depends to a significant extent upon the development of new applications for voice recording and playback in the communications, consumer and industrial markets. In addition, product life cycles in the communication and consumer markets are typically short. As a result, customers must design ISD's products into their products as each new generation is developed. Furthermore, ISD expects that it may sell many of its new products, including products with longer recording durations now under development, to customers that are developing new product applications and markets. Accordingly, the success of ISD will depend upon the success of its customers in developing such applications and markets. There can be no assurance that new applications or markets will develop as expected by ISD or that prospective customers developing products for any such markets will design ISD's products into their products and successfully introduce such products. The failure of new applications or markets to develop or the failure of new markets to be receptive to ISD's products could have a material adverse effect on ISD's business, financial condition and results of operations.

     The willingness of prospective customers to design ISD's products into their products depends to a significant extent upon the ability of ISD to price its products at a level that is cost effective for such customers. The markets for most of the potential applications for ISD's products, particularly the consumer market, are characterized by intense price competition. As the markets for ISD's products develop and competition increases, ISD anticipates that its average selling prices on these products will continue to decline, particularly as product technology matures and if per order unit volumes for such products increase. These and other downward pressures on ISD's average selling prices will require ISD to seek sales in emerging markets where average selling prices may be higher and to produce its products at lower cost if it is to avoid significant degradation in its gross margins. To the extent that ISD fails to facilitate its customers' opening of new markets, experiences yield or other production problems or shortages in supply that increase its manufacturing costs, or fails to reduce its manufacturing costs, it would have a material adverse effect on ISD's business, financial condition and results of operations.

     Protection of Proprietary Rights. ISD relies on a combination of patents, mask work protection, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. There can be no assurance that any patents held by ISD will not be challenged and invalidated, that patents will issue from any of ISD's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in all countries where ISD's products can be sold to provide meaningful protection or any commercial advantage to ISD. Competitors of ISD also may be able to design around ISD's patents. In addition, parties might have or obtain patents or other exclusive proprietary rights that would potentially limit the number of possible customers for ISD's products for certain applications. Any such limitations in ISD's potential markets could have a material adverse effect on ISD's business, financial condition and results of operations. Finally, the laws of certain foreign countries in which ISD's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect ISD's intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of ISD's products more likely.

     Potential Fluctuations in Operating Results. ISD's operating results are subject to quarterly and annual fluctuations due to a variety of factors, including availability of foundry capacity and raw materials, fluctuations in manufacturing yields, competitive pricing pressures, the timing of significant orders, changes in shipment schedules, changes in the mix of products sold, changes in the mix of customers, availability and cost of products from ISD's suppliers, the timing of new product announcements and introductions by ISD and its competitors, the cyclical nature of the semiconductor industry and certain markets addressed by ISD's

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

products, the gain or loss of significant customers, increased research and development expenses associated with new product introductions or enhancements, market acceptance of new or enhanced versions of ISD's products, changes in the channels through which ISD's products are distributed, and economic conditions generally or in various geographic areas. These factors are difficult to forecast, and these or other factors can materially affect ISD's quarterly or annual operating results. ISD's operating results will also fluctuate as a result of seasonal factors. Demand for cell phones and other products that incorporate ISD's products generally is strongest in the third and fourth quarters of each year. In addition, ISD expects to continue to increase its operating expenses for personnel and new product development. If ISD does not achieve increased levels of revenues commensurate with these increased levels of operating expenses, ISD's operating results will be materially adversely affected.

     For a discussion of other factors that may affect future operating results, see "Information Concerning ISD's Business -- Marketing, Sales and Distribution," "-- Manufacturing," "-- Research and Development,"
"-- Competition" and "-- Employees."

     All of the above factors are difficult to forecast, and these or other factors can materially affect ISD's quarterly or annual operating results. No assurance can be given that ISD will be able to achieve or maintain profitability on a quarterly or annual basis in the future. Due to all of the foregoing factors, it is possible that in some future quarter ISD's operating results will be below the expectations of stock market analysts and investors. In such event, the price of ISD's Common Stock would likely be materially adversely affected.

                     INFORMATION CONCERNING ISD'S BUSINESS

     ISD designs, develops, and markets semiconductor voice solutions based on analog and digital technologies and mixed signal expertise. ISD's patented ChipCorder and CompactSPEECH technologies enable solid state voice recording and playback applications in the communications, consumer, industrial and automotive markets. ChipCorder products deliver single chip solutions, simple integration, exceptional sound quality, low power consumption, battery-less voice storage, and low cost. CompactSPEECH products deliver powerful digital speech processing, advanced telecommunication capabilities, long recording times, cost effective high voice quality, multi-language speech synthesis, and battery-less voice storage. ISD was incorporated in California in December 1987. Volume production shipments commenced in 1992 and net revenues grew every year until 1996. In 1997, net revenues grew by 16% over 1996 net revenues. In the first nine months of 1998, net revenues grew by 12% over the first nine months of 1997.

MARKETS, APPLICATIONS AND CUSTOMERS

     ISD's mission is to provide products to the communications marketplace using its proprietary multi-level storage and related technologies. The wireless communication and telecommunication markets continue to be a key focus for ISD. While these industries form a large part of ISD's current business, ISD also provides products to the consumer, industrial and automotive markets. In 1997, 79% of net revenues was derived from the communications market, and the consumer and the industrial (including automotive) markets accounted for 12% and 9% of net revenues, respectively. In the first nine months of 1998, 77% of net revenues was derived from the communications market, and the consumer and the industrial (including automotive) markets accounted for 14% and 9% of net revenues, respectively.

     Sales to ISD's top ten customers accounted for 76% of net revenues in the first nine months of 1998 compared to 76% in 1997, 85% in 1996, and 66% in 1995. The top five customers in the first nine months of 1998 were Motorola, Matsushita, Siemens, Marubun (ISD's Japanese distributor), and V-Tech, accounting for 30%, 11%, 9%, 7%, and 6% of net revenues, respectively.

  Communications Market

     ISD has broadened its marketing efforts in the communications market by introducing the ISD33000 ChipCorder series, the industry's first family of 3-volt, single-chip record and playback products optimized for communication devices including cellular and portable phones. Earlier versions of ISD's record and playback chips are still being used in cellular phones (as an answering machine function or as a voice memo pad) and many other products, including pagers and traffic information systems. The ISD33000 Series is optimized for both analog and digital cellular phones -- including Global System Mobile (GSM), Personal Communication Service (PCS), Personal Handy Phone System (PHS), Japanese Digital Cellular (JDC), and cordless phones that rely on 3-volt technologies to minimize power consumption. In addition to cellular and portable phones, the ISD33000 has also been designed into pocket recorders and telephone applications. Along with offering true 3-volt operation, the ISD33000 product family offers longer recording durations than previous ISD products: up to four minutes. In April 1998, ISD expanded its communications ChipCorder product offering with the introduction of the ISD4000 series, the industry's first and only single chip solution with record and playback durations up to 16 minutes.

     The largest single application for ISD's products in the communications market is currently the cellular phone. A number of manufacturers, including Benefon, Casio, Ericsson, JVC, Motorola, Philips, Pioneer, Sagem, Sanyo, Sharp, Sony, Toshiba and Matsushita (Panasonic), have incorporated ChipCorder products in their communications products. Motorola has designed ISD's products into its MicroTAC Elite and StarTAC cellular phones to record incoming messages and/or voice memos directly into the phone. Other representative applications for ChipCorder products in the communications market include mobile radios, caller ID devices, telephone announcement systems, personal handy phones and voice pagers.

     The second largest application for ISD's products in the communications market is the telephone answering machine. ISD is developing single-chip solutions with considerably longer durations that would address both customers' outgoing and incoming message requirements and accelerate the migration to all integrated circuit-based TADs (i.e., those that eliminate tape mechanisms).

     The acquisition of the CompactSPEECH product line in April 1997 brought advanced, high quality digital speech processing technology and telephony features such as full duplex speaker phone and call ID capabilities to ISD's product portfolio. CompactSPEECH products have also expanded ISD's record and playback durations to up to one hour. The addition of the CompactSPEECH product line has expanded ISD's large base of customers to include several new ones such as Philips, Siemens, and VTech.

  Consumer Market

     ISD's marketing efforts for its first generation, short duration products were directed toward the consumer market. ISD believes that the high voice quality, ease of use, non-volatility and low cost of its products combined with the short design-in cycle typical of the consumer market have allowed ISD's customers to bring their products to market rapidly and economically. ISD's customers in the consumer market typically integrate a voice recording and playback function to create a new product concept or to differentiate an existing product with additional features or functionality. Prior to the introduction of ChipCorder products, voice functions were almost all accomplished by read only memory ("ROM") devices, which typically have very low speech quality and can be used only to play back pre-recorded messages. Representative applications for ChipCorder products in the consumer market include interactive books for children, keepsakes, novelties, pocket recorders, cameras, recordable greeting cards, recordable photograph frames, toys and games.

     During 1997, ISD introduced the ISD1500 series, a family of low-cost single chip record and play solutions for the price sensitive consumer market. This product family delivers high quality single message functionality with added features such as sound warping and user selectable duration.

  Industrial Market

     Industrial applications for ISD's products are largely oriented toward voice prompting (i.e., providing a voice interface between the user and the product) and include applications for alerting, educating, guiding, informing, prompting and warning. Prior to ChipCorder technology, this market opportunity had not been well developed because of the complexity of existing voice solutions, poor voice quality and the high minimum purchase requirements imposed by manufacturers of ROM-based single-chip solutions. ISD's products offer OEM customers in the industrial market the ability to differentiate their products by providing improved functionality and voice interface. ChipCorder products have the advantages of being easy to record and re-record and of maintaining the recording in the event of power loss or battery replacement. The industrial market is characterized by low to moderate production volumes. Representative applications for ChipCorder products in the industrial market include announcement/annunciator systems, building security systems, instrumentation, alarms and point of sale displays.

PRODUCTS

  ChipCorder Products

     ISD currently offers seven product families incorporating its ChipCorder technology. These products are available in die or packaged form and range in retail list price from less than $0.75 to approximately $11.00 per unit.

     ISD's original product family, the ISD1000A series, was the industry's first single-chip recording and playback device. This product won numerous trade awards, including the 1991 Electronic Design News Magazine "Innovation of the Year" award and the Electronic Products Magazine "1991 Product of the Year" award. The ISD33000 series offered substantially longer voice recording and playback durations up to four minutes. This product family has enabled the development of a wide variety of product applications, particularly communications and industrial applications. The ISD4000 series furthers recording durations on a single chip to 16 minutes.

     Most of ISD's ChipCorder products include an on-chip oscillator, microphone preamplifier, automatic gain control, antialiasing filter, smoothing filter and speaker amplifier. A complete record and playback system can be configured with the addition of a microphone, a speaker, a power source and a few resistors and capacitors. ISD's products are microprocessor compatible, and provide users with complex messaging and addressing capability.

  CompactSPEECH Products

     The CompactSPEECH product series provides high quality speech processing, long recording times, caller ID, full duplex speaker phone functionality and multi-language speech synthesis. CompactSPEECH products were the first to provide a digital telephone answering solution with non-volatile memory support. CompactSPEECH products are available in various packaging options and retail between $3.20 and $7.00, depending on volume and packaging options.

MARKETING, SALES AND DISTRIBUTION

     ISD markets and distributes its products through a direct sales and marketing organization and a worldwide network of sales representatives and distributors. Major OEM accounts are served directly by ISD's salespeople and support staff, which includes applications engineers and customer service personnel. ISD manages its direct sales force from its headquarters in San Jose, California, and has offices located in Herzliya, Israel and the states of New York and Texas.

     In North America, ISD has 19 sales representatives. In addition, ISD has a non-exclusive distributor that sells ISD's products directly to many customers throughout North America, a non-exclusive Canadian distributor and a non-exclusive distributor in South America. None of these distributors is subject to any minimum purchase requirements and any of them can cease promotion of ISD's products at any time. Select ISD products are also sold through Radio Shack and Digi-Key Corporation.

     Internationally, ISD has 27 distributors located in Australia, China, Hong Kong, Israel, Japan, Korea, South Africa, Taiwan, Singapore, and every major country in Europe. ISD also has sales representatives in England, France, Germany, and Italy. ISD relies on its distributors for local product promotion and customer support, including identification and development of customers, applications support, and media promotion, such as public relations and advertising activities. ISD's agreements with its international distributors and representatives are renewable on an annual basis, but can be terminated or discontinued at will.

     Export sales (sales outside North America) constituted approximately 65%, 65%, 79% and 85% of ISD's net revenues for 1995, 1996, 1997 and the first nine months of 1998, respectively. Due to its reliance on export sales, ISD is subject to the risks of conducting business internationally, including foreign government regulation and general geopolitical risks such as political and economic instability, potential hostilities and changes in diplomatic and trade relationships. In addition, the laws of certain foreign countries in which ISD's products are or may be sold, including various countries in Asia, may not protect ISD's intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of ISD's products more likely. Sales of ISD's products may also be materially adversely affected by factors such as unexpected changes in, or imposition of, U.S. or foreign regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond ISD's control. Because ISD's foreign sales are denominated in U.S. dollars, ISD's products become less price competitive in countries with currencies declining in value against the dollar. There can be no assurance that these factors will not have a material adverse effect on ISD's business, financial condition or results of operations in the future or require ISD to modify its current business practices.

     A limited number of customers historically has accounted for a substantial portion of ISD's net revenues. In 1995, 1996, 1997 and the first nine months of 1998, sales to ISD's top ten customers, including those discussed below, accounted for approximately 66%, 85%, 76% and 76%, respectively, of ISD's net revenues. Sales to Marubun, ISD's Japanese distributor, and Motorola accounted for 16% and 13%, respectively, of ISD's net revenues in 1995, 23% and 29%, respectively, in 1996, 19% and 17%, respectively, in 1997 and 7%

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

and 30%, respectively, in the first nine months of 1998. Sales to Matsushita and Philips accounted for 13% and 11% of net revenues, respectively, in 1997 and 11% and 2% of net revenues, respectively, in the first nine months of 1998. ISD expects that sales of its products to a limited number of customers will continue to account for a substantial portion of its revenues for the foreseeable future. ISD has also experienced changes in the composition of its customer base from year to year and expects this pattern to continue. The loss of, or significant reduction in purchases by, current major customers, would have a material adverse effect on ISD's business, financial condition and results. ISD's customers typically do not contract for minimum purchase quantities. There can be no assurance that ISD will be able to continue to obtain the orders from new customers necessary to offset losses of or reductions in purchases by ISD's current major customers.

     ISD's sales are also subject to seasonal factors, such as the demand for cellular phones and other products that incorporate ISD's products, which is generally strongest in the third and fourth quarters of each year.

CUSTOMER APPLICATIONS ENGINEERING AND TECHNICAL SUPPORT

     To promote acceptance of the ChipCorder and CompactSPEECH products, ISD provides applications engineering and technical support to its customers. ISD has implemented an extensive support effort that begins with its sales force, and extends through the manufacturing and delivery of its products. ISD offers product design assistance to help customers with limited electronics expertise create innovative new products. ISD has applications engineering staff located at its headquarters in San Jose, California, and at its office in Austin, Texas. In addition to publishing application documentation and other customer support documents, ISD's applications engineering staff works with customers directly to facilitate the design-in of ISD's products. ISD's independent sales representatives supplement the applications and technical support functions by providing such services directly to customers. ISD works closely with the independent sales representative organizations to enhance their ability to provide applications and technical support directly.

     Although development systems are not required with ChipCorder or CompactSPEECH devices, ISD offers several evaluation tools and development/programming systems. These tools allow users to record and play back messages, create, edit and mass program ISD devices with accurate message location, and develop or test the products' application environment by using a PC as the host system to interact with the product.

TECHNOLOGY

     ISD's technology differentiation lies in its patented technique for storing multilevel signals which is used in the design of all ChipCorder products. In conventional digital data storage, each memory cell stores one of two "bits" of information, either a "1" or a "0," or, in terms of voltage levels, either an "on" or an "off." Using ISD's multilevel storage technology, each ChipCorder memory cell can store one of more than 250 voltage levels, approximately the equivalent of eight bits of storage, without any conversion to digital data. Thus, for a given quality of voice reproduction, ChipCorder products require one-eighth the silicon storage space of conventional digital storage techniques and typically provide a cost advantage over such digital storage technologies in delivering high-quality voice solutions. Because ISD's ChipCorder technology enables the direct storage of voice and audio signals without analog-to-digital conversion, the amount of external circuitry required can also be reduced. ChipCorder products need only a microphone, a speaker, power source and a few resistors and capacitors to implement a complete solid-state, tapeless, record/playback function. Since ChipCorder products use nonvolatile memory, they do not require continuous power or battery backup to preserve the recorded message. Overall power consumption, therefore, is reduced, making ISD's products ideal for handheld, portable, battery-powered applications.

     ISD achieves multilevel storage of analog signals through architectural, algorithmic and circuit design techniques without the need for special manufacturing processes. The ISD1000 series product was designed using CMOS EEPROM processes, with 128,000 storage cells. ISD's technology can migrate and scale within industry production technology and standards, and thus can take advantage of improvements in digital memory processing. Each generation of new products, from the original ISD1000 series, through the ISD4000 series, to the new products under development today, benefits from cell area reductions driven by memory technology advances thereby giving ISD significant advantages in density as its products migrate to smaller production geometries. ISD selects its wafer foundries according to its assessment of their ability to make continually improving process densities available to ISD.

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

     ISD's technology is compatible with floating gate processes that use Fowler-Nordheim tunneling for both erasing and programming the storage cell, as used in most digital EEPROM and some "flash" processes. No special process steps or cell structures are required. ISD's technology is transferable from one wafer source to another allowing ISD to provide alternate wafer sources and position ISD to negotiate for more attractive wafer or die pricing, wafer volume and future technology improvements.

MANUFACTURING

     Foundries. ISD subcontracts with independent silicon foundries to fabricate the wafers for all of its products. This approach enables ISD to concentrate its resources on the design, development and marketing areas, where ISD believes it has the greatest competitive advantage, and eliminates the high cost of owning and operating a semiconductor wafer fabrication facility.

     All of ISD's products are manufactured by four independent foundries. ISD has supply arrangements with each of its current foundries, and ISD and its foundries agree on production schedules based on purchase orders and forecasts for the next six to twelve months. ISD's primary supplier is Samsung, which supplied wafers comprising about 78% of ISD's 1997 net revenues. Approximately 20% of ISD's 1997 net revenues were supplied by wafers produced at Tower in Israel. Rohm in Japan accounted for about 1% of 1997 net revenues as did Sanyo in Japan. In January 1995, Atmel notified ISD and Samsung of certain claims and demanded that ISD and Samsung either negotiate licenses with Atmel or cease manufacturing ISD's products at Samsung, and, in June 1995, Atmel filed suit against ISD. See "-- Legal Proceedings."

     ISD is dependent on these foundries to allocate to ISD a portion of their foundry capacity sufficient to meet ISD's needs, to produce products of acceptable quality and with acceptable manufacturing yields and to deliver products to ISD on time. On occasion, ISD has experienced difficulties in each of these areas, and ISD is likely to experience such difficulties in the future. In order to obtain this capacity or other capacity, ISD may be obligated to pay nonrecurring engineering fees or make certain other payments to any one of its foundries. ISD has qualified wafer fabrication facilities at Samsung, Tower, Winbond and Rohm. However, there can be no assurance that ISD will continue to receive its desired requirements of product at these foundries. The loss of Samsung or Tower as a supplier, the inability of ISD or Samsung to obtain a license from Atmel should that prove to be necessary, the inability of ISD to maintain or expand foundry capacity from its current suppliers or to qualify other wafer manufacturers so ISD can obtain additional foundry capacity, any inability to obtain timely and adequate deliveries from ISD's current or future suppliers or any other circumstance that would require ISD to seek alternative sources of supply could constrain, interrupt or delay shipments of ISD's products and have a material adverse effect on ISD's business, financial condition and results of operations.

     ISD's reliance on third party manufacturers involves a number of risks, including but not limited to reduced control over delivery schedules, quality assurance and costs. In addition, as a result of ISD's dependence on foreign subcontractors, ISD is subject to the risks of conducting business internationally, including foreign government regulation and general geopolitical risks, such as political and economic instability, potential hostilities, changes in diplomatic and trade relationships, unexpected changes in, or imposition of, U.S. or foreign regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond ISD's control. ISD's agreements with its offshore wafer fabrication and assembly facilities provide for pricing and payment in U.S. dollars.

     ChipCorder and CompactSPEECH products are designed using the process specifications of ISD's foundries. Currently, the foundries use CMOS process technology with 1.2, 0.8 and 0.6 micron feature sizes. To reduce manufacturing costs, ISD continuously evaluates the benefits of migrating particular products to smaller geometry process technologies. In 1997, wafers produced on a 0.8 micron process accounted for almost half of ISD's net revenues. Migration to smaller geometries is essential if ISD is to remain cost competitive, and operating results could be materially adversely affected if these transitions are substantially delayed or inefficiently implemented. ISD has experienced delays in these migrations, and there can be no assurance that further delays will not occur.

     Manufacturing Yields. The fabrication of integrated circuits is a highly complex and precise process, requiring production in a highly controlled, clean environment. As a result, ISD has experienced problems in achieving an acceptable wafer manufacturing yield, which is the number of good die (semiconductor products) that results from each manufactured wafer as a proportion of the total potential die on the wafer. As is typical in the semiconductor industry, ISD purchases its products from its suppliers on either a wafer or die basis. Because the capacity for production of wafers is limited, low yields decrease the total number of products available for delivery to ISD. Semiconductor manufacturing yield is a function both of design technology, which is developed by ISD, and process technology, which is typically proprietary to the foundry. The design is created from the design rules depicting the process technology. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or improved until an actual product exists that can be analyzed and tested to recognize process sensitivities in relation to the design rules that are used. As a result, yield problems may not be identified until well into the production process and require cooperation by and communication between ISD and the foundry for resolution. ISD is particularly susceptible to yield problems because it is not in direct control of the independent offshore foundries that manufacture its products, which increases the effort and time required to identify, communicate and resolve manufacturing yield problems. In addition, as ISD qualifies additional foundries, ISD must design its products using the process technology and design rules of each of these foundries.

     In the past, ISD has experienced yield problems on its ISD1400 series as it was converted to the 1.2 micron process and on its ISD2500 series as it was converted to the 0.8 micron process. The ISD33000 experienced a yield problem in the third and fourth quarters of 1997. The current levels are variable and ISD continues to take actions to improve the yields. The inability of ISD to achieve improved yields could prevent revenue growth and margin improvement from existing capacity. There can be no assurance that ISD's foundries will achieve or maintain acceptable manufacturing yields in the future or that sudden declines in yields will not again occur. Failure to improve, or fluctuations in, manufacturing yields, particularly at times when ISD is experiencing severe pricing pressures from its customers or its competitors, would have a material adverse effect on ISD's business, financial condition and results of operations.

     Testing and Assembly. Wafers that have been tested and accepted by ISD are cut into die and either sold in that form or assembled into packages by subcontractors located in either Korea or the Philippines. ISD qualifies and monitors assembly contractors using procedures similar in scope to those used for wafer procurement. For products sold in die form, ISD also employs several "die preparation" subcontractors that are located in Taiwan, the Philippines, China, and Thailand. ISD's die preparation and assembly subcontractors provide fixed cost per-unit pricing, as is common in the semiconductor industry.

     In the third quarter of 1998, the Company consolidated a substantial portion of its wafer sort and final test manufacturing operation to AMKOR, the Company's assembly and test subcontractor in the Philippines. This consolidation enables ISD to ship wafers directly from its wafer foundries to AMKOR for turnkey manufacturing and direct shipment of finished product directly to the customer.

     Because ISD's products are manufactured and assembled by independent subcontractors, ISD is subject to the risks of shortages, and increases in the cost, of raw materials used in the manufacture or assembly of ISD's products. Shortages of raw materials or disruptions in the provision of services by ISD's manufacturing or assembly houses or other circumstances that would require ISD to seek alternative sources of supply or assembly could lead to constraints, interruptions or delays in timely delivery of ISD's products. Such constraints, interruptions or delays or any other problem resulting from the risks described above might result in the loss of customers, limitations or reductions in ISD's revenues or other material adverse effects on ISD's business, financial condition and results of operations.

     Quality Assurance. The communications industry demands high quality and reliability. ISD seeks to build product reliability into each circuit from the beginning stages of design, through specific design and layout reliability guidelines. Also, to maximize quality, reliability and yield relationships, ISD participates in quality and reliability monitoring through each aspect of the production cycle by reviewing electrical and inspection data from its wafer foundry and assembly subcontractors. ISD monitors wafer foundry production for consistent overall quality, reliability and yield levels. As part of its total quality program, ISD completed its

ISO 9001 certification in October of 1996 and the 1997 surveillance audit with no deviations. All of ISD's wafer foundries and package assembly facilities are also ISO 9000 certified.

RESEARCH AND DEVELOPMENT

     The markets for ISD's products are characterized by rapidly changing technology and evolving industry standards. ISD's operating results will depend to a significant extent on its ability to introduce commercially attractive and competitively priced new products on a timely basis and to reduce production costs of existing products. ISD believes that continued significant expenditures for research and development will be required in the future as ISD develops more products with improved features. During 1997, ISD introduced the short duration ISD1500, an innovative, low cost circuit topology manufactured at Rohm in Japan; and demonstrated the eight minute record and playback capability utilizing a flash-based technology built at Winbond. In addition, in April 1997, ISD established a design center in Israel to support the CompactSPEECH product line. This design center is also responsible for the enhancement of the existing products as well as development of ISD's next generation of digital signal processing ("DSP") products.

     In 1998, the Company continued its efforts to being to market longer duration chips which was substantiated by several announcements, including the availability of samples of the ISD4000 family, the industry's only single chip solution with record and playback durations up to 16 minutes. The ISD4000 family of record and playback chips is based on SuperFlash memory technology manufactured by Winbond.

     In July 1998, the Company announced that it had received exclusive worldwide licensing rights to embed Conversa's (Conversational Computing Corporation) speaker-independent continuous voice recognition technology into a new family of digital voice processors. The licensing agreement was an expansion of the joint development agreement ISD signed with Conversa in March 1998. The new ISD voice recognition chips are expected to provide high accuracy, continuous, or conversational, speaker independent capabilities.

     There can be no assurance that these products will be successfully developed or will achieve market acceptance. The failure of any of these products to be introduced successfully or to achieve market acceptance could have a material adverse effect on ISD's business, financial condition and results of operations. The success of new product introductions is dependent on several factors, including recognition of market requirements, product cost, timely completion or acquisition and introduction of new product designs, quality of new products and achievement of acceptable manufacturing yields from ISD's subcontractor manufacturers. Because of the design complexity of its products, ISD has experienced delays from time to time in completing development and introduction of new products, and there can be no assurance that ISD will not encounter such delays in the development and introduction of future products. There can be no assurance that ISD will successfully identify new product opportunities and develop or acquire and bring new products to market in a timely manner, that ISD's products will be selected for design into the products of its targeted customers or that products or technologies developed by others will not render ISD's products or technologies obsolete or noncompetitive. The failure of ISD's new product development efforts or market acceptance of such products would have a material adverse effect on ISD's business, financial condition and results of operations.

     Research and development expenses in 1995, 1996, 1997 and the first nine months of 1998 were approximately $6.6 million, $11.8 million, $15.1 million and $9.0 million, respectively. Fiscal 1997 research and development expenses includes $4.0 million of in-process research and development related to ISD's CompactSPEECH product line acquisition. As of October 3, 1998, ISD had 60 full-time and contract employees engaged in research and development.

BACKLOG

     As of December 31, 1997, ISD's total backlog was $13.8 million, compared to $6.8 million as of December 31, 1996. As of October 3, 1998, the Company's total backlog was $11.8 million, compared to $8.8 million as of September 27, 1997. ISD's backlog consists of customers' purchase orders that have been booked, acknowledged by ISD and scheduled for shipment within six months.

     ISD's business and, to a large extent, that of the entire semiconductor industry, is characterized by short-term order and shipment schedules. Since orders constituting ISD's current backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty, backlog is not necessarily an indication of future revenue. In addition, there can be no assurance that current backlog will necessarily lead to revenues in any future period. Cancellations of pending purchase orders or termination or reduction of purchase orders in progress could have a material adverse effect on ISD's business, financial condition and results of operations.

PATENTS AND LICENSES

     ISD relies on a combination of patents, mask work protection, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. ISD seeks the issuance of patents to protect inventions and technology that support ISD's multilevel storage technology and various architectural, circuit design and other techniques. ISD currently has 23 patents granted (including one patent that was acquired), 20 patents pending and 4 patent applications in preparation in the United States, and intends to seek further United States patents on its technology. ISD's already issued U.S. patents expire between July 2008 and October 2016. The terms of the issued U.S. patents and any U.S. patent issued in the future are subject to ISD's making required annuity payments to the U.S. Patent and Trademark Office three years and six months, seven years and six months, and eleven years and six months after the respective issue dates of the patents. ISD has also filed applications for 90 patents in Europe, Japan and elsewhere; has two patents granted in Europe and four patents granted in Korea; and intends to seek further foreign patents. Maintenance of the foreign applications and patents also depends upon the timely payment of annuities in accordance with the applicable foreign requirements. ISD has nine United States mask work registrations, and plans to apply for additional such registrations as necessary. There can be no assurance that any patents held by ISD will not be challenged and invalidated, that patents will issue from any of ISD's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in all countries where ISD's products can be sold to provide meaningful protection or any commercial advantage to ISD. Competitors of ISD also may be able to design around ISD's patents. In addition, parties might have or obtain patents or other exclusive proprietary rights that would potentially limit the number of possible customers for ISD's products for certain applications. Any such limitations in ISD's potential markets could have a material adverse effect on ISD's business, financial condition and results of operations. Finally, the laws of certain foreign countries in which ISD's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect ISD's intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of ISD's products more likely.

     ISD owns five trademarks registered in the United States; has eight additional United States applications pending; and has eight trademark applications pending in Israel. ISD attempts to protect its circuit designs, software, trade secrets, and other proprietary information through copyright protection, agreements with customers and suppliers, proprietary agreements with employees and other security measures. While no intellectual property right of ISD has been invalidated or declared unenforceable, there can be no assurance that such rights will be upheld in the future.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. The only intellectual property litigation currently pending against ISD is the Atmel litigation described in "Legal Proceedings" below. However, ISD or its foundries may from time to time be notified of additional claims that it may be infringing patents or other intellectual property rights owned by other third parties. If it is necessary or desirable, ISD may seek licenses under such patents or intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to ISD. The failure to obtain a license from a third party for technology used by ISD could cause ISD to incur substantial liabilities and to suspend the manufacture or shipment of products or the use by ISD's foundries of processes requiring the technology. Furthermore, ISD may initiate claims or litigation against third parties for infringement of ISD's proprietary rights or to establish the validity of ISD's proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense to ISD and divert the efforts of ISD's technical and management personnel, whether or not such litigation is determined in favor of ISD. In the event of an adverse result in any such litigation, ISD could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology.

There can be no assurance that ISD would be successful in such development or acquisition or that such licenses would be available under reasonable terms, and any such development, acquisition or license could require expenditures by ISD of substantial time and other resources.

COMPETITION

     The markets in which ISD competes are characterized by rapid technological change, declining average selling prices and product obsolescence. Although ISD believes that it currently faces no direct competition in direct analog storage, a variety of digital approaches, including DSP and ADPCM, compete with certain of ISD's products for certain applications. These digital approaches include products from Oki Semiconductor, United Microelectronics Corporation, Toshiba Semiconductor, NEC Technologies, Inc., DSP Group, Inc. and Winbond. Many of ISD's customers may be purchasing products from both ISD and ISD's competitors. ISD expects competition to increase in the future from existing competitors and from other companies that may enter ISD's existing or future markets with similar or substitute voice recording and playback solutions, such as voice mail services, that may be less costly or provide additional features. ISD's competitors include many large domestic and international companies that have substantially greater financial, technical, marketing and other resources, broader product lines and longer standing relationships with customers than ISD, as well as emerging companies. ISD believes that the principal competitive factors are product price, quality, performance and availability. ISD believes that it competes favorably with respect to these factors in ISD's targeted markets. ISD believes that its competitive strengths include the cost advantage of its single-chip solution and the features and benefits of ChipCorder devices.

     ISD believes that its ability to compete successfully in its targeted markets depends on a number of factors, which include success in developing new products, adequate foundry capacity and sources of raw materials, efficiency of production, timing of new product introductions by ISD, its customers and its competitors, the rate at which ISD's customers design ISD's products into their products, the number and nature of ISD's competitors in a given market, assertion of intellectual property rights and general market and economic conditions. Although ISD believes that it competes favorably on the basis of product cost and performance, there can be no assurance that ISD will be able to compete successfully in the future.

EMPLOYEES

     As of October 3, 1998, ISD had 146 full-time and 25 contract/temporary employees. This included 51 employees in manufacturing, 32 in finance and administration, 28 in sales and marketing, and 60 in research and development. ISD's employees are not represented by a labor union and are not covered by any collective bargaining agreement. ISD has never experienced a work stoppage and believes its employee relations are good.

     ISD's success depends to a significant degree upon the continued contributions of members of its senior management and other key research and development, sales, marketing and operations personnel. ISD has employment agreements with certain executive officers and key personnel. However, the loss of any of such persons could have a material adverse effect on ISD's business, financial condition and results of operations. ISD believes that its future success will depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that ISD will be successful in attracting and retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or ISD's inability to attract and retain new qualified employees could have a material adverse effect on ISD's business, financial condition and results of operations.

PROPERTIES

     ISD's principal facilities consist of approximately 40,000 square feet of space located in adjacent buildings in a business park in San Jose, California. This space is leased pursuant to an agreement that expires in December 1999. ISD also maintains domestic sales offices in Mendon, New York and Austin, Texas. ISD leases approximately 3,500 square feet of space in an office building in Herzelia, Israel for its Israeli design center. ISD believes that its current space will be adequate for at least the next 12 months.

LEGAL PROCEEDINGS

     In January 1995, Atmel notified ISD and Samsung of certain claims and demanded that ISD and Samsung either negotiate licenses with Atmel or cease manufacturing ISD's products at Samsung. ISD received an opinion from its patent counsel, Blakely, Sokoloff, Taylor & Zafman, that ISD does not violate any of the patents identified in Atmel's notice to ISD, and ISD believes the patent claims are without merit. ISD also believes that the other claims in the notice from Atmel were without merit, and its general counsel, on January 14, 1995, after reviewing with appropriate senior and knowledgeable personnel at ISD the factual information surrounding the other claims, provided a written response to Atmel that these claims were without merit. Atmel filed a complaint on June 15, 1995 in the United States District Court for the Northern District of California which alleges causes of action against ISD for patent infringement, trade secret misappropriation, breach of written contract, breach of contract implied-in-fact, unjust enrichment and declaratory relief. Atmel, in addition to damages and injunctive relief, is seeking a declaration from the Court that Atmel is a co-owner of ISD's ChipCorder products. All the causes of action alleged in the complaint appear to be based on the same circumstances alleged in the January 1995 Atmel notice. ISD believes the causes of action in the complaint to be without merit and has had its general counsel file an answer denying any wrongful conduct and asserting counterclaims for damage caused ISD by Atmel's termination of the fabrication arrangement between the parties. The Wafer Foundry Agreement between ISD and Samsung obligates Samsung to indemnify and hold ISD harmless for any claims or suits on account of using any technical information provided by Samsung. The Court has bifurcated the issues related to liability and damages. On February 27, 1998, the Court issued a decision construing the patent claims. ISD believes that this decision is at least in part favorable to ISD. On April 14, 1998, the Court issued a decision invalidating one of the asserted patents. Atmel has filed a Notice of Appeal of that decision. On November 5, 1998, the Court granted summary judgment of non-infringement in favor of ISD on the two remaining patents asserted. While ISD does not believe the ultimate resolution of this matter will have a material impact on its business or financial position, it may have a material adverse impact on the results of operations in the period in which it is resolved.

     On September 17, 1998, the Abraham Action was filed against ISD, its directors and Winbond in the Santa Clara County Superior Court, Case No. CV776731, bearing the caption "Jeffrey S. Abraham, individually and on behalf of all persons similarly situated, Plaintiff, v. David L. Angel, Frederick B. Bamber, Eugene J. Flath, Alan V. King, Eric J. Ochiltree, Frederick L. Zieber, Information Storage Devices, Incorporated, Winbond Electronics Corporation, Winbond International Corporation, Peaceful River Corporation, Pigeon Creek Holding Company, Ltd., Winbond Acquisition Corporation, and Does 1 Through 100, inclusive, Defendants." A copy of the complaint is attached to this Proxy Statement as Appendix D. Mr. Abraham seeks to have the matter certified as a class action of the holders of ISD Common Stock. Mr. Abraham alleges that the intention of the ISD Defendants to pursue the Merger is in breach of their fiduciary duties owed to holders of ISD Common Stock to take all necessary steps to ensure that such holders will receive the maximum value realizable for their shares in any extraordinary transaction involving ISD. Mr. Abraham alleges that the Winbond Defendants knowingly aided and abetted the breaches of fiduciary duty committed by the ISD Defendants. Mr. Abraham further alleges that the Cash Consideration to be paid in connection with the Merger allegedly does not reflect the fair value of ISD's equity, does not offer a control premium, is less than the consideration proposed to be paid in a previous offer, and is less than the intrinsic value of ISD's equity. He also alleges that the Merger is not the result of arm's length negotiation and that it was fixed arbitrarily by ISD and agreed to by the Defendants as part of the unlawful plan and scheme to obtain the entire ownership of ISD at the lowest possible price. See Appendix D for a full and complete statement of Mr. Abraham's allegations. The complaint seeks a preliminary and permanent injunction against the Merger, rescission of the Merger if it is consummated, an accounting for all profits realized or to be realized by the Defendants as a result of the Merger, appointment of a committee of ISD shareholders and their representatives to assist in the independent evaluation of any transaction for ISD's shares, and unspecified compensatory damages and attorneys' fees. ISD is not aware of any pending motion for a preliminary injunction or other interim relief in connection with the Abraham Action. There has been no formal discovery to date, although plaintiff has served a request for production of documents on ISD. After review of the complaint and based upon its understanding of the facts, ISD believes that the allegations of the complaint are without merit and intends to defend the Abraham Action vigorously.

             INFORMATION CONCERNING WINBOND ELECTRONICS CORPORATION

     Winbond Acquisition Corporation, a California corporation ("Merger Sub"), is a wholly-owned subsidiary of Oriole Holding Corporation, a Delaware corporation ("Oriole"). Merger Sub and Oriole were organized to acquire ISD and have not conducted any unrelated activities since their organization. The principal offices of Merger Sub and Oriole are located at 2727 N. First Street, San Jose, CA 95134.

     Oriole is a wholly-owned subsidiary of Winbond Int'l Corporation, a British Virgin Islands corporation ("WIC"), which was formed in 1995 as part of a reorganization of Winbond's operating structure in the United States. WIC is a wholly-owned subsidiary of Winbond.

     Winbond, a corporation organized in 1987 in the Republic of China in Taiwan, is engaged in the design, development, manufacture and marketing of VLSI IC's used in a variety of applications, including personal computer systems, telecommunication systems and consumer electronics products. In addition to manufacturing its proprietary products, Winbond offers foundry services for the manufacture of ICs in accordance with the design and requirements of other Taiwanese and non-Taiwanese IC companies. Winbond's principal executive offices are located at No. 4, Creation Rd. III, Science-Based Industrial Park, Hsinchu, Taiwan, Republic of China. Winbond's shares are listed on the Taiwan Stock Exchange.

     The total amount of funds required by Oriole to pay the Cash Consideration (excluding shares held by Winbond and its subsidiaries) is estimated to be approximately $64 million. Oriole will obtain such amounts from Winbond, which will provide such amounts from its working capital and other customary financing sources. As of June 30, 1998, Winbond had cash and cash equivalents calculated in accordance with R.O.C. GAAP in excess of NT$13,527,487,959 (or US$392,215,000, on the basis of NT$34.49 = US$1.00). None of Merger Sub, Oriole, WIC, Winbond or their affiliates are subject to the informational filing requirements of the Exchange Act and, accordingly, none of Merger Sub, Oriole, WIC, Winbond or their affiliates files reports or other information with the Commission relating to its business or financial condition. Winbond filed a
Schedule 13D with the Commission on May 22, 1998, as amended on June 30, 1998, July 24, 1998 and September 14, 1998, to report the acquisition by various subsidiaries of Winbond of shares representing approximately 14.1% of the shares of ISD Common Stock outstanding. The shares of ISD Common Stock owned by the subsidiaries of Winbond will be transferred to Oriole and will be canceled in the Merger and no consideration will be paid pursuant to the Merger Agreement for such shares.

    SECURITY OWNERSHIP OF ISD DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to ISD, as of the Record Date, with respect to beneficial ownership of ISD Common Stock by (i) each shareholder known by ISD to be the beneficial owner of more than 5% of ISD's Common Stock, (ii) each present director, (iii) the Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer) serving at the end of 1997 and (iv) all executive officers and directors as a group.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER      PERCENT
                  ------------------------                    ---------    -------
Winbond Electronics Corporation(2)..........................  1,400,000       14.1%
Amber Arbitrage LDC(3)......................................  1,339,177       13.4%
Wisconsin (State of) Investment Board(4)....................    824,600        8.3%
Kaufmann Fund Inc.(5).......................................    709,000        7.1%
Dimensional Fund Advisors Inc.(6)...........................    697,900        7.0%
Frederick B. Bamber
  Technologies for Information & Publishing, L.P.(7)........    577,177        5.8%
David L. Angel(8)...........................................    256,874        2.6%
Eugene J. Flath(9)..........................................    122,600        1.2%
Felix J. Rosengarten(10)....................................    119,121        1.2%
Eric J. Ochiltree(11).......................................     79,364       *
James Brennan(12)...........................................     40,750       *
Frederick L. Zieber(13).....................................     35,906       *
Carl R. Palmer(14)..........................................     32,941       *
Alan V. King(15)............................................     15,000       *
All executive officers and directors as a group (14
  persons)(16)..............................................  1,562,845       15.7%

---------------
  *  less than 1%

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Represents 490,000 shares held of record by WIC, 483,000 shares held of record by Pigeon Creek Holding Co., Ltd. and 427,000 shares held or record by Peaceful River Corp. Pursuant to the Merger Agreement, all of these shares will be transferred to Oriole and will be canceled in the Merger. The address for Winbond Electronics Corporation is No. 4, Creation Road III, Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C.

 (3) The share ownership is as reported on Schedule 13G as filed on May 13, 1998. Amber Arbitrage LDC ("Amber") reported sole voting and dispositive power over all of such shares. Amber reported that its sole director is Lismore Management, Ltd., which has designated Peter Anderson and John Benbow to act on its behalf as directors of Amber. The address of Lismore Management, Ltd. is P.O. Box 3459, Road Town, Tortola, British Virgin Islands. The address of Messrs. Anderson and Benbow is P.O. Box 923, Grand Cayman, Cayman Islands. The address for Amber Arbitrage LDC is c/o Custom House Fund Management Ltd., 31 Kindare Street, Dublin, Ireland, E9, 00001.

 (4) The share ownership is as reported on Schedule 13F as filed with Nasdaq on June 30, 1998. Wisconsin (State of) Investment Board reported sole voting and dispositive power over all such shares. The address for Wisconsin (State of) Investment Board is 121 E. Wilson Street, Madison, Wisconsin 53707.

 (5) The share ownership is as reported on Schedule 13F as filed with Nasdaq on June 30, 1998. On Schedule 13G as filed on January 29, 1998, Kaufmann Fund Inc. reported sole voting and dispositive power over 700,000 shares. The address for Kaufmann Fund Incorporated is 140 East 45th Street, 43rd Floor, Suite 2624, New York, New York 10017.

 (6) The share ownership is as reported on Schedule 13F as filed with Nasdaq on June 30, 1998. On Schedule 13G as filed on February 10, 1998, Dimensional Fund Advisors Inc. ("DFA") reported sole dispositive power over 503,500 shares and sole voting power over 324,700 shares. The Schedule 13G also reported that persons who are officers of DFA also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and The DFA Investment Trust (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 65,300 additional shares which are owned by the Fund and 113,500 shares which are owned by the Trust. DFA reported that all of such shares are owned by advisory clients of DFA, no one of which to the knowledge of DFA owns more than 5% of the class. DFA disclaims beneficial ownership of all of such shares. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

 (7) Mr. Bamber, a director of ISD, is a managing general partner of such partnership. The other managing general partners of the partnership are David A. Boucher and Thomas H. Grant. The managing general partners share voting and investment power over the shares held by the partnership. The address for Messrs. Bamber, Boucher and Grant and the partnership is One Cranberry Hill, Lexington, Massachusetts 02173. Also includes 29,531 shares subject to options exercisable within 60 days of the Record Date. Does not include 469 shares subject to options that will become exercisable at the Effective Time of the Merger.

 (8) Includes 102,375 shares subject to options exercisable within 60 days of the Record Date. Does not include 100,462 shares subject to options that will become exercisable at the Effective Time of the Merger. Mr. Angel is Chairman of the Board, Chief Executive Officer and a director of ISD.

 (9) Includes 71,093 shares subject to options exercisable within 60 days of the Record Date. Does not include 1,407 shares subject to options that will become exercisable at the Effective Time of the Merger. Mr. Flath is a director of ISD.

(10) Includes 40,188 shares subject to options exercisable within 60 days of the Record Date. Does not include 52,500 shares subject to options that will become exercisable at the Effective Time of the Merger. Mr. Rosengarten is Vice President, Finance and Administration, and Chief Financial Officer of ISD.

(11) Includes 70,125 shares subject to options exercisable within 60 days of the Record Date. Does not include 93,750 shares subject to options that will become exercisable at the Effective Time of the Merger. Mr. Ochiltree is President and Chief Operating Officer of ISD.

(12) Includes 38,750 shares subject to options exercisable within 60 days of the Record Date. Does not include 42,500 shares subject to options that will become exercisable at the Effective Time of the Merger. Mr. Brennan is Vice President, Technology and Advanced Development, of ISD.

(13) Includes 28,906 shares subject to options exercisable within 60 days of the Record Date. Does not include 1,094 shares subject to options that will become exercisable at the Effective Time of the Merger. Mr. Zieber is a director of ISD.

(14) Includes 32,188 shares subject to options exercisable within 60 days of the Record Date. Does not include 42,500 shares subject to options that will become exercisable at the Effective Time of the Merger. Mr. Palmer is Vice President, Engineering, of ISD.

(15) Includes 15,000 shares subject to options exercisable within 60 days of the Record Date. Mr. King is a director of ISD.

(16) Includes the shares subject to options stated to be included in footnotes
     (7) through (15) and 593,886 additional shares subject to options exercisable within 60 days of the Record Date. Does not include 551,431 shares subject to options that will become exercisable at the Effective Time of the Merger.

                                 OTHER BUSINESS

     The ISD Board does not intend to bring any other business before the Special Meeting, and, so far as is known to the ISD Board, no matters are to be brought before the Special Meeting except as specified in the notice of the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                       INFORMATION STORAGE DEVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants..................   F-2
  Balance Sheets as of December 31, 1996 and 1997...........   F-3
  Statements of Operations for the years ended December 31,
     1995, 1996 and 1997....................................   F-4
  Statements of Shareholders' Equity for the years ended
     December 31, 1994, 1995, 1996 and 1997.................   F-5
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997....................................   F-6
  Notes to Financial Statements.............................   F-7

UNAUDITED CONDENSED FINANCIAL STATEMENTS:
  Balance Sheet as of October 3, 1998.......................  F-18
  Statements of Operations for the nine months ended
     September 27, 1997 and October 3, 1998.................  F-19
  Statements of Cash Flows for the nine months ended
     September 27, 1997 and October 3, 1998.................  F-20
  Notes to Financial Statements.............................  F-21

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS............  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Information Storage Devices, Inc.:

     We have audited the accompanying balance sheets of Information Storage Devices, Inc. (a California corporation) as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Information Storage Devices, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II, Valuation and Qualifying Accounts, is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

San Jose, California
January 19, 1998

                       INFORMATION STORAGE DEVICES, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
Current assets:
  Cash and cash equivalents.................................  $21,927    $ 10,102
  Short-term investments....................................   33,617      29,706
  Accounts receivable, net of allowance for doubtful
     accounts of $600 and $1,870, respectively..............    3,203       6,577
  Inventories...............................................   10,059       7,742
  Prepaid expenses and other current assets.................    2,874       2,265
                                                              -------    --------
     Total current assets...................................   71,680      56,392
                                                              -------    --------
Property and equipment, at cost:
  Furniture, fixtures and leasehold improvements............      796       1,107
  Equipment.................................................   11,063      14,287
                                                              -------    --------
                                                               11,859      15,394
  Less -- Accumulated depreciation..........................   (6,024)     (9,077)
                                                              -------    --------
     Net property and equipment.............................    5,835       6,317
                                                              -------    --------
Other assets, net...........................................    1,200       2,146
Long-term investments.......................................      150       6,182
                                                              -------    --------
                                                              $78,865    $ 71,037
                                                              =======    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of capitalized lease obligations..........  $ 1,270    $  1,591
  Accounts payable..........................................    3,153       6,683
  Accrued liabilities.......................................      856       2,548
  Deferred revenue..........................................    1,299       1,216
                                                              -------    --------
          Total current liabilities.........................    6,578      12,038
                                                              -------    --------
Long-term liabilities:
  Capitalized lease obligations, net of current portion.....    1,814         817
  Other long-term liabilities...............................      172         177
                                                              -------    --------
     Total long-term liabilities............................    1,986         994
                                                              -------    --------
Commitments and contingencies (Note 5)
Shareholders' equity:
  Common stock, no par value --
     Authorized -- 22,000,000 shares;
     outstanding -- 9,564,875 and 9,771,526 shares,
     respectively...........................................   78,261      79,429
  Deferred compensation.....................................     (332)       (254)
  Accumulated deficit.......................................   (7,658)    (21,186)
  Unrealized gain on investments............................       30          16
                                                              -------    --------
     Total shareholders' equity.............................   70,301      58,005
                                                              -------    --------
                                                              $78,865    $ 71,037
                                                              =======    ========

      The accompanying notes are an integral part of these balance sheets.

                       INFORMATION STORAGE DEVICES, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1995        1996        1997
                                                              -------    --------    --------
Net revenues................................................  $55,467    $ 41,339    $ 47,950
Cost of revenues............................................   33,836      32,274      32,939
                                                              -------    --------    --------
Gross margin................................................   21,631       9,065      15,011
                                                              -------    --------    --------
Operating expenses:
  Research and development..................................    6,550      11,817      11,118
  In-process research and development(1)....................       --          --       4,000
  Sales, general and administrative.........................    8,668      10,175      15,748
                                                              -------    --------    --------
          Total operating expenses..........................   15,218      21,992      30,866
                                                              -------    --------    --------
Income (loss) from operations...............................    6,413     (12,927)    (15,855)
                                                              -------    --------    --------
Other income (expense):
  Interest expense..........................................     (536)       (473)       (341)
  Interest income...........................................    2,340       2,901       2,661
  Other, net................................................       (2)        (14)          7
                                                              -------    --------    --------
          Total other income (expense), net.................    1,802       2,414       2,327
                                                              -------    --------    --------
Income (loss) before provision (benefit) for income taxes...    8,215     (10,513)    (13,528)
Provision (benefit) for income taxes........................    2,403      (1,542)         --
                                                              -------    --------    --------
Net income (loss)...........................................  $ 5,812    $ (8,971)   $(13,528)
                                                              =======    ========    ========
Net income (loss) per share
  Basic.....................................................  $  0.70    $  (0.92)   $  (1.40)
                                                              =======    ========    ========
  Diluted...................................................  $  0.64    $  (0.92)   $  (1.40)
                                                              =======    ========    ========
Shares used in computing per share amounts
  Basic.....................................................    8,303       9,788       9,652
                                                              =======    ========    ========
  Diluted...................................................    9,084       9,788       9,652
                                                              =======    ========    ========

---------------
(1) In-process research and development is as a result of the CompactSPEECH acquisition.

        The accompanying notes are an integral part of these statements.

                       INFORMATION STORAGE DEVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    CONVERTIBLE
                                  PREFERRED STOCK           COMMON STOCK       DEFERRED   RETAINED    UNREALIZED        TOTAL
                               ----------------------   --------------------   COMPEN-    EARNINGS      GAIN ON     SHAREHOLDERS'
                                 SHARES       AMOUNT      SHARES     AMOUNT     SATION    (DEFICIT)   INVESTMENTS      EQUITY
                               -----------   --------   ----------   -------   --------   ---------   -----------   -------------
Balance, December 31, 1994...   13,773,826     16,354    1,237,837       525     (160)      (4,499)        --           12,220
  Preferred stock converted
    to common stock at a 3 to
    1 conversion rate upon
    initial public
    offering.................  (13,773,826)   (16,354)   4,591,240    16,354       --           --         --               --
  Common stock issued for
    cash upon initial public
    offering and exercise of
    underwriters'
    over-allotment option,
    net of issuance costs....           --         --    1,725,944    23,086       --           --         --           23,086
  Common stock issued for
    cash upon exercise of
    stock warrants...........           --         --      249,169       591       --           --         --              591
  Common stock issued under
    the employee stock
    purchase plan............           --         --        5,895       108       --           --         --              108
  Common stock issued upon
    secondary public offering
    and exercise of
    underwriters' over-
    allotment option, net of
    issuance costs...........           --         --    2,407,781    45,190       --           --         --           45,190
  Sale of common stock
    pursuant to stock option
    exercises for cash.......           --         --      206,604       402       --           --         --              402
  Amortization of deferred
    compensation related to
    stock option grants......           --         --           --        --       44           --         --               44
  Net income.................           --         --           --        --       --        5,812         --            5,812
                               -----------   --------   ----------   -------    -----     --------       ----         --------
Balance, December 31, 1995...           --         --   10,424,470    86,256     (116)       1,313         --           87,453
  Common stock issued under
    the employee stock
    purchase plan............           --         --       43,212       369       --           --         --              369
  Common stock repurchased...           --         --   (1,077,000)   (9,711)      --           --         --           (9,711)
  Sale of common stock
    pursuant to stock option
    exercises for cash.......           --         --      174,193       144       --           --         --              144
  Deferred compensation
    related to stock option
    grants...................           --         --           --       452     (452)          --         --               --
  Amortization of deferred
    compensation related to
    stock option grants......           --         --           --        --      236           --         --              236
  Tax benefit related to
    exercise of stock
    options..................           --         --           --       751       --           --         --              751
  Adjustment for unrealized
    holding gains on
    available-for-sale
    securities...............           --         --           --        --       --           --         30               30
  Net loss...................           --         --           --        --       --       (8,971)        --           (8,971)
                               -----------   --------   ----------   -------    -----     --------       ----         --------
Balance, December 31, 1996...           --         --    9,564,875    78,261     (332)      (7,658)        30           70,301
  Common stock issued under
    the employee stock
    purchase plan............           --         --       55,288       373       --           --         --              373
  Sale of common stock
    pursuant to stock option
    exercises for cash.......           --         --      151,363       695       --           --         --              695
  Deferred compensation
    related to stock option
    grants...................           --         --           --        --       --           --         --               --
  Amortization of deferred
    compensation related to
    stock option grants......           --         --           --        --       78           --         --               78
  Issuance of common stock
    warrants at fair value...           --         --           --       100       --           --         --              100
  Adjustment for unrealized
    holding gains on
    available-for-sale
    securities...............           --         --           --        --       --           --        (14)             (14)
  Net loss...................           --         --           --        --       --      (13,528)        --          (13,528)
                               -----------   --------   ----------   -------    -----     --------       ----         --------
Balance, December 31, 1997...           --   $     --    9,771,526   $79,429    $(254)    $(21,186)      $ 16         $ 58,005
                               ===========   ========   ==========   =======    =====     ========       ====         ========

        The accompanying notes are an integral part of these statements.

                       INFORMATION STORAGE DEVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $  5,812    $ (8,971)   $(13,528)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities --
     Depreciation and amortization.........................     1,971       2,537       3,403
     Amortization of investment discount...................      (600)         39          --
     Compensation costs related to stock and stock option
       grants..............................................        44         235          79
     In-process research and development...................        --          --       4,000
     Provision for allowance for doubtful accounts.........       210         325       1,270
     Changes in assets and liabilities  --
       Accounts receivable.................................    (2,053)      4,026      (4,644)
       Inventories.........................................    (6,042)       (249)      2,316
       Prepaid expenses and other assets...................    (1,521)     (1,079)        751
       Accounts payable....................................     4,732      (6,630)      3,530
       Accrued liabilities.................................       410        (705)      1,692
       Deferred revenue....................................     1,289        (535)        (83)
       Other long-term liabilities.........................       307        (156)          5
                                                             --------    --------    --------
          Net cash provided by (used for) operating
            activities.....................................     4,559     (11,163)     (1,209)
                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.......................    (1,296)     (2,479)     (2,885)
  Patent costs.............................................       (95)       (174)       (338)
  Purchase of CompactSPEECH................................        --          --      (5,100)
  Purchase of short and long term investments..............   (75,749)    (71,233)    (55,033)
  Proceeds from maturities and sale of investments.........    25,924      88,099      52,898
                                                             --------    --------    --------
          Net cash provided by (used for) investing
            activities.....................................   (51,216)     14,213     (10,458)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock, net of issuance
     costs.................................................    69,377         514       1,168
  Repurchase of common stock...............................        --      (9,712)         --
  Payments on capitalized lease obligations................    (1,123)     (1,127)     (1,326)
                                                             --------    --------    --------
          Net cash provided by (used for) financing
            activities.....................................    68,254     (10,325)       (158)
                                                             --------    --------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................    21,597      (7,275)    (11,825)
                                                             --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............     7,605      29,202      21,927
                                                             --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................  $ 29,202    $ 21,927    $ 10,102
                                                             ========    ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest...................................  $    536    $    472    $    341
                                                             ========    ========    ========
  Cash paid for income taxes...............................  $  3,203    $     --    $     --
                                                             ========    ========    ========
Property and equipment acquired under capital leases.......  $  2,314    $    491    $    650
                                                             ========    ========    ========

        The accompanying notes are an integral part of these statements.

                       INFORMATION STORAGE DEVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION AND OPERATIONS:

     ISD designs, develops, and markets semiconductor voice solutions based on analog and digital technologies and mixed signal expertise. ISD's patented ChipCorder(R) and CompactSPEECH(R) technologies enable solid state voice recording and playback applications in the communications, consumer, and industrial markets. The Company's markets are primarily in Europe, North America, Japan, and South East Asia. The Company directs its marketing and product development efforts toward products for the communications, consumer and industrial markets. The Company distributes its products through a direct sales and marketing organization and a worldwide network of sales representatives and distributors.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Such investments consisted of municipal bonds, commercial paper, bankers' acceptance notes and certificates of deposit.

SHORT-TERM AND LONG-TERM INVESTMENTS

     At December 31, 1997, approximately $26,253,000 of the Company's investments in debt securities were classified as available-for-sale, and had contractual maturities ranging from one month to two years from the date of purchase by the Company. Available for sale debt securities are carried at fair value with unrealized holding gains and losses reported as a separate component of shareholders' equity. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. As of December 31, 1997, approximately $16,241,000 of the Company's investments were classified as held-to-maturity and were carried at amortized cost. Contractual maturities range from one month to two years from December 31, 1997. For all of the Company's investments, the fair value of the investments approximated amortized cost and, as such, unrealized holding gains and losses were insignificant. The fair value of the Company's investments was determined based on quoted market prices at the reporting date for

                       INFORMATION STORAGE DEVICES, INC.

those instruments. The carrying value of the Company's investments by major security type at December 31, 1996 and December 31, 1997, was as follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
Available-for-Sale Securities:
  Government bonds.......................................  $ 9,012    $ 7,508
  Certificates of deposit................................    4,511      5,502
  Commercial paper.......................................    9,378      9,541
  Bankers' acceptance notes..............................      992         --
  Corporate debt securities..............................    3,792      3,702
                                                           -------    -------
     Total available-for-sale securities.................   27,685     26,253
                                                           -------    -------
Held-to-Maturity Securities:
  Commercial paper.......................................   22,473      8,175
  Corporate debt securities..............................       --      1,050
  Municipal debt securities..............................    2,355      7,016
                                                           -------    -------
     Total held-to-maturity securities...................   24,828     16,241
                                                           -------    -------
          Total investments in debt securities...........  $52,513    $42,494
                                                           =======    =======

     Approximately $18,896,000 and $6,606,000 of the total investment in debt securities is included in cash equivalents on the accompanying balance sheets as of December 31, 1996 and 1997, respectively; the remainder is classified as either short-term or long-term investments.

INVENTORIES

     Inventories consist of material, labor and manufacturing overhead and are stated at the lower of cost (first-in, first-out basis) or market. The components of inventory are as follows (in thousands):

                                                      DECEMBER 31,
                                                    -----------------
                                                     1996       1997
                                                    -------    ------
Work-in-process...................................  $ 6,157    $4,280
Finished goods....................................    3,902     3,462
                                                    -------    ------
                                                    $10,059    $7,742
                                                    =======    ======

     Inventories contained products in excess of the Company's current estimated requirements and were fully reserved at December 31, 1996 and 1997. Due to competitive pressures, it is possible that these estimates could change in the near term.

PROPERTY AND EQUIPMENT

     Depreciation is provided on property and equipment using the straight-line method over the estimated useful lives of the assets of three (3) to seven (7) years. Leasehold improvements are amortized over the useful lives of the improvements or lease term, whichever is shorter. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition recognized in income.

                       INFORMATION STORAGE DEVICES, INC.

PATENT COSTS

     Legal costs incurred in connection with filing the Company's patent claims are recorded as patent costs. Upon receiving a determination that the Company's claims have been approved or denied, these costs are either amortized over their estimated useful lives or expensed.

REVENUE RECOGNITION

     Revenues from product sales are generally recognized at the time of shipment to the customer, with provisions for estimated returns and allowances. Returns and allowances have not been significant to date. Certain of the Company's sales are made to distributors under agreements allowing certain rights of return and price protection on unsold merchandise. Accordingly, the Company defers recognition of such sales until the merchandise is sold by the distributor. The deferral of such sales is included in deferred revenue. Amounts billed to the distributor upon shipment by the Company are included in accounts receivable.

WARRANTY COSTS

     Anticipated costs related to product warranties are charged to expense as sales are recognized. The Company has not experienced significant warranty claims to date.

CONCENTRATIONS OF RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit cash investments to low risk investments. With respect to trade receivables, the Company performs ongoing credit evaluations of its customers' financial condition and requires letters of credit whenever deemed necessary. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. As of December 31, 1997, ten customers accounted for approximately 71% of the Company's trade receivables.

     Of the Company's net revenues approximately 78% are supplied by wafers from one foundry and 20% from another. Although there are a limited number of foundries available that could manufacture the Company's products, management believes that other suppliers can provide similar integrated circuits on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

ACCRUED LIABILITIES

     Accrued liabilities consisted of the following (in thousands):

                                                       DECEMBER 31,
                                                      --------------
                                                      1996     1997
                                                      ----    ------
System Implementation Costs.........................  $ --    $  812
Other...............................................   856     1,736
                                                      ----    ------
                                                      $856    $2,548
                                                      ====    ======

NET INCOME (LOSS) PER SHARE

     Effective December 31, 1997, the Company retroactively adopted the provisions of Statement of Financial Accounting Standards No. 128 (SFAS), "Earnings per Share". SFAS 128 requires companies to compute net income (loss) per share under two different methods, basic and diluted; and to present per share data for all periods for which an income statement is presented. Basic earnings per share were computed by dividing net income or net loss by the weighted average number of common shares outstanding during the

                       INFORMATION STORAGE DEVICES, INC.

period. Diluted earnings per share reflect the potential dilution that could occur if the income were divided by the weighted average number of common and potential common shares outstanding during the period. Diluted earnings per share were computed by dividing net income by the weighted average number of common shares and potential common shares from outstanding stock options for the year ended December 31, 1995. Potential common shares were calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options. For the years ended December 31, 1996 and 1997, the diluted loss per share calculation excludes effects for outstanding stock options as such inclusion would be anti-dilutive. The following table provides reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the prior three years.

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1995          1996          1997
                                                              ---------    ----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)...........................................    $5,812       $(8,971)      $(13,528)
Basic Earnings Per Share
  Income (loss) available to common shareholders............    $5,812       $(8,971)      $(13,528)
  Weighted average common shares outstanding................     8,303         9,788          9,652
Basic earnings (loss) per share.............................    $ 0.70       $ (0.92)      $  (1.40)
                                                                ======       =======       ========
Diluted Earnings Per Share
  Income (loss) available to common shareholders............    $5,812       $(8,971)      $(13,528)
  Weighted average common shares outstanding................     8,303         9,788          9,652
  Common stock option grants (unless anti-dilutive).........       733            --             --
  Weighted average warrants outstanding.....................        48            --             --
                                                                ------       -------       --------
Total weighted average common shares and equivalents........     9,084         9,788          9,652
Diluted earnings (loss) per share...........................    $ 0.64       $ (0.92)      $  (1.40)
                                                                ======       =======       ========

     Options to purchase a weighted average of approximately 1.7 million and 2.4 million shares of common stock were outstanding at December 31, 1996 and 1997, respectively, but were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect on the loss available to common shareholders.

 3. ACQUISITION:

     On March 28, 1997, the Company acquired the CompactSPEECH speech processor product line from National Semiconductor for a cash purchase price of $5.1 million. The acquisition was accounted for under the purchase method of accounting. A portion of the purchase price was allocated to assets acquired based on their estimated fair value. In addition, $4.0 million of the purchase price was allocated to in-process research and development projects that had not reached technological feasibility and had no probable alternative future uses, which the Company expensed at the date of the acquisition as a one-time non-recurring charge. The remainder of the purchase price, $1.0 million, was allocated to goodwill and will be amortized over five years on a straight-line basis. Comparative pro forma information has not been presented, as the results of operations for CompactSPEECH are not material to the Company's financial statements.

 4. LINE OF CREDIT:

     In June 1997, the Company entered into a revolving line of credit agreement with a bank under which it can borrow up to $15,000,000 based on eligible investments. The line of credit is secured by substantially all of the Company's assets, bears interest at LIBOR plus 1.25% (7.2% at December 31, 1997) and expires on June 30, 1998. At December 31, 1997, there were no borrowings outstanding under the line of credit and the Company's borrowing base was approximately $17,700,000. The line of credit does not restrict the Company

                       INFORMATION STORAGE DEVICES, INC.

from paying cash dividends on its capital stock and the only financial covenant is to maintain a minimum of pledged investments of $17.7 million in the Company's Liquidity Management account with the bank.

 5. CAPITALIZED LEASE OBLIGATIONS:

     The Company leases certain equipment under capital lease agreements. The cost of equipment under capital leases included in property and equipment at December 31, 1996 and December 31, 1997 was approximately $6,758,000 and $7,408,000, respectively. Accumulated amortization of leased equipment at such dates was approximately $3,955,000 and $5,358,000, respectively. Future minimum lease payments together with the present value of the payments, as of December 31, 1997, are as follows (in thousands):

                 YEARS ENDING DECEMBER 31,
                 -------------------------
  1998......................................................  $ 1,763
  1999......................................................      657
  2000......................................................      209
                                                              -------
Total minimum lease payments................................    2,629
Less -- Amount representing interest (9.4% - 14.6%).........     (221)
                                                              -------
Present value of minimum lease payments.....................    2,408
Less -- Current portion.....................................   (1,591)
                                                              -------
Long-term portion...........................................  $   817
                                                              =======

 6. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company's principal facilities consist of approximately 40,000 square feet of space located in adjacent buildings in a business park in San Jose, California. This space is leased pursuant to an agreement that expires in December 1999. The Company also maintains domestic sales offices in Mendon, New York and Austin, Texas. The Company leases approximately 3,500 square feet of space in an office building in Herzelia, Israel for its Israeli design center. The leases for facilities and certain equipment are operating leases that expire at various dates through 2000. Future minimum annual rental payments under operating leases are as follows (in thousands):

                  YEAR ENDING DECEMBER 31,
                  ------------------------
  1998......................................................  $1,354
  1999......................................................   1,296
  2000......................................................     121
  2001......................................................       3
                                                              ------
                                                              $2,774
                                                              ======

     During the years ended December 31, 1995, 1996 and 1997, rent expense totaled approximately $807,000, $1,380,000 and $1,627,000, respectively.

LITIGATION

     In January 1995, Atmel Corporation ("Atmel") notified the Company and Samsung Electronics Co., Ltd. ("Samsung") of certain claims and demanded that the Company and Samsung either negotiate licenses with Atmel or cease manufacturing the Company's products at Samsung. The Company received an opinion from its patent counsel, Blakely, Sokoloff, Taylor & Zafman, that the Company does not violate any of the patents identified in Atmel's notice to the Company, and the Company believes the patent claims are without merit. The Company also believes that the other claims in the notice from Atmel are without merit, and its

                       INFORMATION STORAGE DEVICES, INC.

general counsel, on January 14, 1995, after reviewing with appropriate senior and knowledgeable personnel at the Company the factual information surrounding the other claims, provided a written response to Atmel that these claims were without merit. Atmel filed a complaint on June 15, 1995 in the United States District Court for the Northern District of California which alleges causes of action against the Company for patent infringement, trade secret misappropriation, breach of written contract, breach of contract implied-in-fact, unjust enrichment and declaratory relief. Atmel, in addition to damages and injunctive relief, is seeking a declaration from the Court that Atmel is a co-owner of the Company's ChipCorder products. All the causes of action alleged in the complaint appear to be based on the same circumstances alleged in the January 1995 Atmel notice. The Company believes the causes of action in the complaint to be without merit and has had its general counsel file an answer denying any wrongful conduct and asserting counterclaims for damage caused the Company by Atmel's termination of the fabrication arrangement between the parties. The Court has bifurcated the issues related to liability and damages, and the parties are in the process of conducting final discovery relating to the liability issues. On February 27, 1998, the Court issued a decision regarding the patent claims. The Company believes that this decision is at least in part favorable to the Company. While the Company does not believe the ultimate resolution of this matter will have a material impact on its business or financial position, it may have a material adverse impact on the results of operations in the period in which it is resolved.

 7. EQUITY:

     In January 1996, the Company's Board of Directors approved a stock repurchase plan of up to one million shares of common stock. In addition, in July 1996, the Board of Directors approved a stock repurchase plan of an additional 100,000 shares of common stock. As of December 31, 1997 the Company had repurchased 1,077,000 shares at an average price of $9.02 per share.

SHARES RESERVED FOR FUTURE ISSUANCE

     As of December 31, 1997, the Company had reserved shares of its common stock for the following purposes:

1987 Stock Option Plan......................................    144,387
1994 Employee Stock Purchase Plan...........................     65,605
1994 Equity Incentive Plan..................................  2,743,184
1994 Directors Stock Option Plan............................    120,000
Nonqualified stock options..................................     42,500
Warrants issued.............................................     25,000
                                                              ---------
                                                              3,140,676
                                                              =========

EMPLOYEE STOCK PURCHASE PLAN

     In September 1994, the Company approved the Employee Stock Purchase Plan. The plan reserved up to 170,000 shares of common stock for sale to eligible employees at 85% of the lesser of the fair market value of the shares on the first day of the offering period or the last day of the offering period. Offerings under this plan commence on February 1 and August 1 of each year and end on July 31 and January 31, respectively. As of December 31, 1997, 104,395 shares have been issued under this plan. The weighted average fair value of shares sold in 1997 was $6.74.

STOCK OPTION PLANS

     In December 1987, the Company adopted the 1987 Stock Option Plan (the "1987 Plan"). The 1987 Plan was terminated as to new issuances in February 1995. Options granted under the 1987 Plan have a term of five

                       INFORMATION STORAGE DEVICES, INC.

years and vest over a vesting schedule determined by the Board of Directors, generally four years. Options to purchase 144,387 shares were outstanding under this plan at December 31, 1997.

     In September 1994, the Company adopted the 1994 Equity Incentive Plan (the "1994 Plan"), which became effective upon the closing of the Company's initial public offering in February 1995 and serves as the successor to the 1987 Plan. The Company has reserved 2,750,000 shares for issuance under the terms of the 1994 Plan, and may grant stock options, stock bonuses or issue restricted stock to employees, officers, directors and consultants. Nonqualified options granted under this plan have a term of ten years and must be issued at a price equal to at least 85% of the fair market value of the Company's common stock at the date of grant. Incentive stock options granted under this plan may be granted only to employees of the Company, may have a term of up to ten years, and must be issued at a price equal to the fair market value of the Company's common stock at the date of grant. Restricted stock may be awarded to eligible personnel as determined by the Board of Directors, and must be issued at a price equal to at least 85% of the fair market value of the shares granted. Stock bonuses may be awarded for services rendered to the Company under such terms as are established by the Board of Directors.

     In September 1994, the Company approved the 1994 Directors Stock Option Plan. The Company reserved 120,000 shares of its common stock for issuance to directors under this plan. This plan was amended effective March 21, 1996, the "Amendment Effective Date", as per the annual shareholder meeting. Any option grant, granted prior to January 1, 1996, will fully vest as to twenty-five percent (25%) of the shares at the end of each full year following the grant date, so long as the optionee continuously remains a director of the Company. Any option grant, granted following the Amendment Effective Date, will vest ratably at the end of each of the twelve months following the grant date and will be fully vested on the first anniversary of the grant date, so long as the optionee continuously remains a director of the Company until each such first anniversary. Any option grant made during 1996 prior to the Amendment Effective Date became fully vested on December 31, 1996.

     During 1996, holders of options to purchase 1,368,639 shares of the Company's common stock at exercise prices of $7.50 to $15.00 per share were given the opportunity to exchange previously granted stock options for new common stock options exercisable at $6.875 per share, the fair market value of the common stock on the date of the exchange. Options to purchase 1,123,621 shares were exchanged.

     Also included in the options granted during 1996 were options granted in March 1996 to purchase 113,146 shares under the 1994 Plan that were granted below fair market value. The Company recorded deferred compensation of approximately $452,000 for the difference between the option price and fair market value of common stock on the date of grant. The Company is expensing the deferred compensation over the related vesting periods.

     The Company accounts for the above plans under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) and net income (loss) per share would have been reduced to the following pro forma amounts:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1995       1996        1997
                                                              ------    --------    --------
Net Income (loss):
  As reported...............................................  $5,812    $ (8,971)   $(13,528)
  Pro forma.................................................   4,939     (12,558)    (16,742)
Net Income (loss) per share:
  As reported...............................................    0.64       (0.92)      (1.40)
  Pro forma.................................................    0.54       (1.28)      (1.73)

                       INFORMATION STORAGE DEVICES, INC.

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     A summary of the Company's option plans at December 31, 1995, 1996 and 1997 and changes during the years then ended is presented below:

                                          1995                     1996                    1997
                                  ---------------------   ----------------------   ---------------------
                                               WEIGHTED                 WEIGHTED                WEIGHTED
                                               AVERAGE                  AVERAGE                 AVERAGE
                                               EXERCISE                 EXERCISE                EXERCISE
                                    SHARES      PRICE       SHARES       PRICE       SHARES      PRICE
                                  ----------   --------   -----------   --------   ----------   --------
Outstanding at beginning of
  year..........................     634,897    $ 1.56      1,406,133    $ 8.98     2,051,945    $6.74
  Granted.......................   1,450,519     12.78      2,465,998      7.51     1,037,879     6.82
  Exercised.....................    (207,199)     1.84       (174,193)     1.00      (151,363)    4.60
  Forfeited.....................    (472,084)    15.18     (1,645,993)    10.06      (190,713)    6.77
                                  ----------              -----------              ----------
Outstanding at end of year......   1,406,133    $ 8.98      2,051,945    $ 6.74     2,747,748    $6.92
                                  ==========              ===========              ==========
Exercisable at end of year......     329,601                  391,542                 806,819
Weighted average fair value of
  options granted...............       $4.13                    $3.27                   $3.21
Options available for grant.....     219,494                  399,489                 367,928

                                        DECEMBER 31, 1997
                    ---------------------------------------------------------
                           OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                    ----------------------------------   --------------------
                                WEIGHTED    WEIGHTED                WEIGHTED
                                AVERAGE      AVERAGE                 AVERAGE
                                EXERCISE   YEARS LEFT               EXERCISE
  EXERCISE PRICES    NUMBER      PRICE     TO EXERCISE    NUMBER      PRICE
  ---------------   ---------   --------   -----------   --------   ---------
   $ .45-$ 6.19       406,312    $4.68         6.7       175,349      $2.94
    6.63-  6.63       714,909     6.63        10.0            --       0.00
    6.81-  6.81       148,068     6.81         9.0        28,389       6.81
    6.88-  6.88       960,478     6.88         8.5       332,897       6.88
    7.06- 25.25       517,981     9.19         7.0       270,184       9.43
                    ---------                            -------
   $ .45-$25.25     2,747,748    $6.92         8.3       806,819      $6.87
                    =========                            =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted-average assumptions used for grants in 1995, 1996, and 1997, respectively: risk-free interest rates of 6.45%, 5.57% and 5.66%; expected dividend yields of 0%; expected lives of 1.5 years; expected volatility of 47%, 82%, and 58%.

WARRANTS

     Holders of warrants to purchase a total of 328,981 shares of preferred stock exercised such warrants in February 1995 on a net issuance basis for a total of 236,730 shares of preferred stock, which converted to 78,910 shares of common stock upon the closing of the Company's initial public offering in February 1995. Additionally, holders of warrants to purchase 368,874 shares of preferred stock (122,956 shares of common stock as converted) and 47,303 shares of common stock exercised such warrants for cash prior to the closing of the Company's initial public offering in February 1995. Net proceeds to the Company for such exercises were approximately $591,000.

     A warrant to purchase 25,000 shares of the Company's common stock was granted on December 3, 1997 as part of the Company's investment in another entity; these shares vest over a two year period and can be

                       INFORMATION STORAGE DEVICES, INC.

exercised over a four year period. The fair value of this warrant was $100,000 and the amount has been recorded as part of the cost of the Company's investment in the other entity.

SHAREHOLDER RIGHTS PLAN

     During December 1995, the Company adopted a Shareholder Rights Plan, and the Plan became effective in March of 1996 following the filing of the Plan with the Securities and Exchange Commission. The Shareholder Rights Plan provides that there shall be declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of Series A Preferred Stock at an exercise price of $75. The Rights will be exercisable if a person or group has acquired beneficial ownership of 15% or more of the common stock or has announced a tender offer or exchange offer that if consummated would result in such a person or group owning 15% or more of the common stock. The Company generally will be entitled to redeem the Rights at $.01 per Right at any time prior to the earlier of (i) the tenth day following public announcement that a 15% stock position has been acquired and (ii) the expiration date of the Rights on December 28, 2005.

     If any person or group becomes a beneficial owner of 15% or more of the common stock (except pursuant to a tender or exchange offer for all shares at a price determined as fair by a majority of the outside members of the Board of Directors), each Right not owned by such 15% stockholder will enable its holder to purchase such number of shares of common stock as is equal to the exercise price of the Right divided by one-half of the current market price of the common stock on the date of the occurrence of the event. In addition, if the Company engages in a merger or other business combination with another person or group in which it is not the surviving corporation or in connection with which its common stock is changed or converted, or if the Company sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase such number of shares of common stock of such other person as is equal to the exercise price of the Right divided by one-half of the current market price of such common stock on the date of the occurrence of the event.

 8. INCOME TAXES:

     The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1995      1996       1997
                                                         ------    -------    -------
Current payable (benefit):
  Federal..............................................  $3,029    $(2,314)   $    --
  State................................................     331       (185)        --
                                                         ------    -------    -------
          Total current................................   3,360     (2,499)        --
                                                         ------    -------    -------
Deferred (benefit):
  Federal..............................................    (629)       752         --
  State................................................    (328)       205         --
                                                         ------    -------    -------
          Total deferred...............................    (957)       957         --
                                                         ------    -------    -------
          Total provision (benefit) for income taxes...  $2,403    $(1,542)   $    --
                                                         ======    =======    =======

                       INFORMATION STORAGE DEVICES, INC.

     The provision (benefit) for income taxes differs from the amounts which would result by applying the applicable statutory Federal income tax rate to income (loss) before income taxes as follows (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
Provision (benefit) computed at Federal statutory
  rate................................................  $ 2,875    $(3,680)   $(4,735)
State income taxes, net of Federal tax benefit........      497       (636)      (825)
In-process research and development write-off.........       --         --      1,644
Nondeductible expenses................................        2         36         47
Tax credits...........................................     (274)        --         --
Change in valuation allowance.........................   (1,205)     3,565      4,707
Other.................................................      508       (827)      (838)
  Total provision, (benefit) for income taxes.........  $ 2,403    $(1,542)   $    --
                                                        =======    =======    =======
  Effective tax rate..................................       29%       (15)%       --%
                                                        =======    =======    =======

     Components of the net deferred income tax asset are as follows (in thousands):

                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Federal net operating loss carryforwards....................  $   833    $ 4,712
State net operating loss carryforwards......................      234         94
Tax credit carryforwards....................................    1,322      1,720
Cumulative temporary differences:
  Deferred revenue..........................................      225        271
  Patent costs..............................................     (141)      (148)
  Depreciation expense......................................     (403)      (434)
  Research and development costs............................       --      1,545
  Reserve for doubtful accounts and returns.................      204        266
  Inventory reserves........................................    1,543        856
  Accrued vacation..........................................      142        174
Other temporary differences.................................      197       (193)
                                                              -------    -------
Total deferred income tax asset.............................    4,156      8,863
Valuation allowance.........................................   (4,156)    (8,863)
                                                              -------    -------
Net deferred income tax asset...............................  $    --    $    --
                                                              =======    =======

     The Company's net operating loss ("NOL") and tax credit carryforwards expire at various dates through 2012. In accordance with certain provisions of the Internal Revenue Code, as amended, a change in ownership of greater than 50% of a company within a three year period results in an annual limitation on the Company's ability to utilize its NOL carryforwards from tax periods prior to the ownership change. Such a change in ownership occurred with respect to the Company in July 1991 and February 1995. Accordingly, at December 31, 1997, federal NOL carryforwards of approximately $1.6 million of the $13.5 million NOL is restricted to annual amounts of approximately $150,000, which accumulate to the extent not used and are subject to the expiration of these carryforwards.

     At December 31, 1997, the Company had established a valuation allowance against the gross deferred tax asset of $8,863,000. The valuation allowance was established due to the Company's limited history of profitability, limitations on the utilization of NOL carryforwards, which are restricted in use under the Internal Revenue Code of 1986, and uncertainties regarding future operations due to the increased competition within the Company's industry.

                       INFORMATION STORAGE DEVICES, INC.

 9. EXPORT SALES AND SIGNIFICANT CUSTOMERS:

     The Company operates in the communications, consumer, and industrial market segments. The Company markets its products in the United States and in foreign countries through its sales personnel, independent sales representatives and distributors. The Company's geographic sales as a percent of net revenues are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              1995      1996      1997
                                                              ----      ----      ----
United States...............................................   35%       35%       21%
Export
  Asia......................................................   58        54        42
  Europe....................................................    7        11        37
                                                              ---       ---       ---
                                                              100%      100%      100%
                                                              ===       ===       ===

     Sales to major customers as a percentage of net revenues are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              1995      1996      1997
                                                              ----      ----      ----
Sanyo.......................................................   10%        8%        1%
Motorola....................................................   13        29        17
Marubun.....................................................   16        23        19
Matsushita..................................................   --        --        13
Philips.....................................................   --        --        11

                       INFORMATION STORAGE DEVICES, INC.

                       UNAUDITED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                              OCTOBER 3, 1998
                                                              ---------------
Current assets:
  Cash and cash equivalents.................................      $ 6,259
  Short-term investments....................................       18,189
  Accounts receivable, net..................................        8,740
  Inventories...............................................       11,774
  Other current assets......................................        2,843
                                                                  -------
          Total current assets..............................       47,805
Property and equipment, net.................................        7,158
Other assets................................................        6,994
Long-term investments.......................................        5,137
                                                                  -------
          Total Assets......................................      $67,094
                                                                  =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................      $ 1,356
  Accounts payable and accrued liabilities..................        5,514
  Deferred revenues.........................................        1,698
                                                                  -------
          Total current liabilities.........................        8,568
Long-term liabilities.......................................        1,198
                                                                  -------
Shareholders' equity........................................       57,328
                                                                  -------
          Total Liabilities and Shareholders' Equity........      $67,094
                                                                  =======

        The accompanying notes are an integral part of these statements.

                       INFORMATION STORAGE DEVICES, INC.

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         NINE MONTHS ENDED
                                                              ---------------------------------------
                                                              SEPTEMBER 27, 1997     OCTOBER 3, 1998
                                                              -------------------    ----------------
Net Revenues................................................        $33,542              $37,602
Cost of goods sold..........................................         21,736               21,980
                                                                    -------              -------
  Gross margin..............................................         11,806               15,622
Operating expenses:
  Research and development..................................          7,904                8,985
  In-process research and development(1)....................          4,000                   --
  Selling, general and administrative.......................          8,604                9,675
                                                                    -------              -------
          Total operating expenses..........................         20,508               18,660
Income (loss) from operations...............................         (8,702)              (3,038)
                                                                    -------              -------
Interest and other income, net..............................          1,692                1,661
                                                                    -------              -------
Net income (loss)...........................................        $(7,010)             $(1,377)
                                                                    =======              =======
Basic net income (loss) per share...........................             --                   --
                                                                    =======              =======
Diluted net income (loss) per share.........................        $(7,010)             $(1,377)
                                                                    =======              =======
Shares used in computing basic earnings per share...........        $ (0.73)             $ (0.14)
                                                                    =======              =======
Shares used in computing diluted earnings per share.........          9,622                9,861
                                                                    =======              =======

---------------
(1) In-process research and development as a result of the CompactSPEECH acquisition.

        The accompanying notes are an integral part of these statements.

                       INFORMATION STORAGE DEVICES, INC.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        NINE MONTHS ENDED
                                                              -------------------------------------
                                                              SEPTEMBER 27, 1997    OCTOBER 3, 1998
                                                              ------------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)..................................................       $ (7,010)           $ (1,377)
  Adjustments to reconcile net (loss) to net cash
  used in operating activities --
     Depreciation and amortization..........................          2,323               3,407
     Compensation costs related to stock and stock option
       grant................................................             58                  63
     In process research and development....................          4,000                  --
     Changes in assets and liabilities --
       Accounts receivable..................................         (6,696)             (2,163)
       Inventories..........................................            809              (4,032)
       Other current assets.................................           (241)               (578)
       Accounts payable.....................................          4,329              (2,744)
       Accrued liabilities and bonuses......................            874                (973)
       Deferred revenue.....................................             61                 482
       Other liabilities....................................            561                (115)
                                                                   --------            --------
          Net cash used in operating activities.............           (932)             (8,030)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................         (2,343)             (2,387)
  Change in other assets....................................            889              (2,248)
  Purchase of equity in Conversa............................             --              (3,000)
  Purchase of CompactSPEECH.................................         (5,100)                 --
  Purchase of short-term investments........................        (21,462)            (18,413)
  Proceeds from maturities and sale of short-term
     investments............................................         33,662              20,540
  Purchase of long-term investments.........................           (600)                 --
  Proceeds from maturities of long-term investments.........             --                 651
                                                                   --------            --------
          Net cash provided by investing activities.........          8,559               4,970

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock, net of issuance
     costs..................................................            946                 600
  Payments on capitalized lease obligations.................         (1,027)             (1,383)
                                                                   --------            --------
          Net cash used in financing activities.............            (81)               (783)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........          7,546              (3,843)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............         21,927              10,102
                                                                   --------            --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................       $ 29,473            $  6,259
                                                                   ========            ========

        The accompanying notes are an integral part of these statements.

                       INFORMATION STORAGE DEVICES, INC.

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION

     The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997.

     The unaudited condensed financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the financial results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year.

 2. INVENTORIES

     Inventories consist of material, labor and manufacturing overhead and are stated at the lower of cost (first in, first out basis) or market. The components of inventory are as follows (in thousands):

                                                              OCTOBER 3, 1998
                                                              ---------------
Work-in-process.............................................      $ 5,974
Finished goods..............................................        5,800
                                                                  -------
                                                                  $11,774
                                                                  =======

 3. EARNINGS PER SHARE

     Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding. Diluted earnings per share information takes into account the dilution arising from the conversion of stock options and warrants, and is only presented for those periods in the accompanying statement of operations when the company has net income.

 4. COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130") as of January 1, 1998 and has restated information for all prior periods reported below to conform to this standard.

                                                         NINE MONTHS ENDED
                                               -------------------------------------
                                               SEPTEMBER 27, 1997    OCTOBER 3, 1998
                                               ------------------    ---------------
Net income (loss)............................       $(7,010)             $(1,377)
Other Comprehensive Income:
  Unrealized holding gains (losses) on
     available for sale securities...........            58                   63
                                                    -------              -------
Comprehensive income (loss)..................       $(6,952)             $(1,314)
                                                    =======              =======

 5. DERIVATIVES

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that

                       INFORMATION STORAGE DEVICES, INC.

changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not currently utilize derivative instruments and therefore the adoption of SFAS 133 will not have a material effect on the Company's financial statements. quantified the impacts of adopting SFAS 133 on its financial statements and has not yet determined the timing.

 6. PROPOSED ACQUISITION

     On September 11, 1998, the Company and Winbond Electronics Corporation ("Winbond"), Winbond Int'l Corporation, Oriole Holding Corporation ("Oriole") and Winbond Acquisition Corporation ("Merger Sub") entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") and the Company will become a wholly owned-subsidiary of Oriole. Upon consummation of the Merger, each outstanding share of the Company's common stock not owned by Winbond or any of its affiliates will be automatically canceled and converted into the right to receive $7.50 in cash, subject to adjustment in certain events. The Merger is subject to the approval of the Company's shareholders, and to certain regulatory approvals and other customary closing conditions. All of the directors of the Company and certain of executive officers of the Company, as well as Winbond, Peaceful River Corp. and Pigeon Creek Holding Co., Ltd., have executed Voting Agreements pursuant to which they have agreed to vote for the Merger.

                       INFORMATION STORAGE DEVICES, INC.

                                  SCHEDULE II

                       INFORMATION STORAGE DEVICES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                ADDITIONS
                                                 BALANCE AT     CHARGED TO                  BALANCE AT
                                                BEGINNING OF    COSTS AND                     END OF
                 DESCRIPTION                        YEAR         EXPENSES     DEDUCTIONS       YEAR
                 -----------                    ------------    ----------    ----------    ----------
Year ended December 31, 1995
  Allowance for doubtful accounts.............      $ 76          $  210         $(11)        $  275
Year ended December 31, 1996
  Allowance for doubtful accounts.............      $275          $  325         $ --         $  600
Year ended December 31, 1997
  Allowance for doubtful accounts.............      $600          $1,270         $ --         $1,870

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                            DATED SEPTEMBER 11, 1998
                                  BY AND AMONG
                        WINBOND ELECTRONICS CORPORATION,
                           WINBOND INT'L CORPORATION,
                          ORIOLE HOLDING CORPORATION,
                        WINBOND ACQUISITION CORPORATION
                                      AND
                       INFORMATION STORAGE DEVICES, INC.

                                                                      PAGE
                                                                      ----
ARTICLE I  THE MERGER AND REORGANIZATION............................   A-2
   1.1  Effective Time of the Merger................................   A-2
   1.2  Closing.....................................................   A-2
   1.3  Effects of the Merger.......................................   A-2
   1.4  Federal Income Tax Consequences.............................   A-2
   1.5  Certain Definitions.........................................   A-2

ARTICLE II  MANNER AND BASIS OF CONVERTING SHARES
  OF CAPITAL STOCK..................................................   A-6
   2.1  Effect on Capital Stock.....................................   A-6
   2.2  Surrender and Exchange of Certificates......................   A-6
   2.3  Adjustment for Stock Splits, Etc............................   A-7
   2.4  Stock Options...............................................   A-7
   2.5  Share Price Adjustment......................................   A-7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........   A-7
   3.1  Organization................................................   A-7
   3.2  Capitalization..............................................   A-8
   3.3  Subsidiaries................................................   A-8
   3.4  Validity of Agreement.......................................   A-8
   3.5  Litigation..................................................   A-8
   3.6  No Conflict; Required Filings and Consents..................   A-9
   3.7  Copies of Certain Documents.................................   A-9
   3.8  Compliance; Permits.........................................   A-9
   3.9  SEC Filings; Financial Statements...........................   A-9
  3.10  Absence of Certain Changes or Events........................  A-10
  3.11  No Undisclosed Liabilities..................................  A-10
  3.12  Employee Benefit Plans; Employment Agreements...............  A-10
  3.13  Employment Matters..........................................  A-11
  3.14  Title to Property...........................................  A-11
  3.15  Taxes.......................................................  A-11
  3.16  Environmental Matters.......................................  A-13
  3.17  Compliance with Other Laws..................................  A-13
  3.18  Brokers.....................................................  A-13
  3.19  Opinion of Financial Advisor................................  A-13
  3.20  Intellectual Property.......................................  A-13
  3.21  Interested Party Transactions...............................  A-15
  3.22  Insurance...................................................  A-15
  3.23  Vote Required...............................................  A-15
  3.24  Full Disclosure.............................................  A-15

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF WEC, ORIOLE, AND
  WAC...............................................................  A-15
   4.1  Organization................................................  A-15
   4.2  Validity of Agreement.......................................  A-15
   4.3  Effect of Agreement.........................................  A-16
   4.4  Cash Consideration..........................................  A-16
   4.5  Proxy Statement.............................................  A-16

                                                                      PAGE
                                                                      ----
ARTICLE V  CONDUCT OF BUSINESS PRIOR TO CLOSING DATE................  A-16

ARTICLE VI  ADDITIONAL AGREEMENTS...................................  A-17
   6.1  Access to Information.......................................  A-17
   6.2  Governmental Filings........................................  A-18
   6.3  Shareholders' Approval......................................  A-18
   6.4  Certain Defaults............................................  A-18
   6.5  Communications..............................................  A-18
   6.6  Consents and Approvals......................................  A-18
   6.7  Company Shareholder Rights Plan.............................  A-18
   6.8  Employment Offers...........................................  A-18
   6.9  Employee Benefit Plans......................................  A-19
  6.10  Certain Information.........................................  A-19
  6.11  Brokers.....................................................  A-19
  6.12  Exclusivity.................................................  A-19
  6.13  Accountants' Letter.........................................  A-20
  6.14  Closing Conditions..........................................  A-21

ARTICLE VII  CONDITIONS PRECEDENT...................................  A-21
        Conditions to Each Party's Obligation to Effect the
   7.1  Merger......................................................  A-21
   7.2  Conditions to Obligations of the Company....................  A-21
   7.3  Conditions to Obligations of WEC............................  A-22

ARTICLE VIII  NO SURVIVAL OF REPRESENTATIONS, WARRANTIES
  AND COVENANTS.....................................................  A-23

ARTICLE IX  GENERAL PROVISIONS......................................  A-23
   9.1  Notices.....................................................  A-23
   9.2  Headings....................................................  A-24
   9.3  Counterparts................................................  A-24
   9.4  Assignment..................................................  A-24
   9.5  Termination.................................................  A-24
   9.6  Effect of Termination.......................................  A-25
   9.7  Break-up Fee................................................  A-25
   9.8  Waiver......................................................  A-25
   9.9  Entire Agreement............................................  A-25
  9.10  Good Faith..................................................  A-26
  9.11  Applicable Law..............................................  A-26
  9.12  Severability................................................  A-26

EXHIBITS
     Exhibit A -- Officer and Director Voting Agreement
     Exhibit B -- Merger Agreement
     Exhibit C -- Bylaws of Surviving Company
     Exhibit D -- Form of Opinion of Counsel to Company

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the 11th day of September, 1998, by and among Winbond Electronics Corporation, a corporation organized under the laws of the Republic of China in Taiwan ("WEC"), Winbond Int'l Corporation, a British Virgin Islands corporation ("WIC"), Oriole Holding Corporation, a Delaware corporation ("Oriole"), Winbond Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Oriole ("WAC"), and Information Storage Devices, Inc., a California corporation (the "Company").

                                   RECITALS:

     A. WEC and certain wholly owned subsidiaries of WEC, which are WIC, Peaceful River Corp., a British Virgin Islands corporation, and Pigeon Creek Holding Co., Ltd., a British Virgin Islands corporation (collectively with WEC, the "WEC Group"), own approximately 14% of the issued and outstanding Common Stock, no par value, of the Company ("Company Common Stock"), and WIC has sufficient cash to effect the purchase of the Company Common Stock as contemplated hereby;

     B. The respective boards of directors of WEC and the Company believe it is in the best interests of each company and their respective shareholders that the Company be acquired by WEC;

     C. To complete such acquisition, the respective boards of directors of WEC, WIC, Oriole, WAC and the Company, and Oriole acting as the sole shareholder of WAC, have approved the merger of WAC with and into the Company (the "Merger") pursuant to and subject to the terms and conditions of this Agreement, which provides for, among other things, the cancellation of each issued and outstanding share of Company Common Stock owned by any of Oriole, WAC and the WEC Group (the "WEC Shares") and the manner and basis of converting each issued and outstanding share of Company Common Stock held by other Company shareholders into the right to receive a cash payment of $7.50 per share;

     D. The parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants in connection with the Merger, and to prescribe various conditions precedent to the Merger; and

     E. Certain shareholders of the Company, including WEC and the directors and certain senior executive officers of the Company, are entering into a Voting Agreement substantially in the form attached as Exhibit A to this Agreement pursuant to which each such shareholder will agree to vote all of his or its shares of Company Common Stock in favor of the Merger and this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                         THE MERGER AND REORGANIZATION

     1.1 Effective Time of the Merger. Subject to the terms and conditions of this Agreement, Oriole, WAC and the Company shall effect the Merger as soon as practicable on or after the Closing Date (as defined in Section 1.2), by filing an executed copy of a merger agreement substantially in the form attached as Exhibit B to this Agreement (the "Merger Agreement"), together with required officers' certificates, with the Secretary of State of the State of California in accordance with the California General Corporation Law, as amended (the "CGCL"). The Merger shall become effective upon such filing (the "Effective Time of the Merger").

     1.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable on the later of (a) the date of the Special Meeting referred to in Section 6.3 or (b) the first business day after satisfaction of the latest to occur of the conditions set forth in Article VII (the "Closing Date"), at the offices of Graham & James LLP, 600 Hansen Way, Palo Alto, California 94304, unless another date or place is agreed to in writing by WEC and the Company.

     1.3  Effects of the Merger. At the Effective Time of the Merger:

          (a) WAC shall be merged with and into the Company and the separate corporate existence of WAC shall cease. The Company shall be the surviving corporation in the Merger and the separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger. (WAC and the Company are sometimes referred to herein as the "Constituent Companies" and the Company after the Merger is sometimes referred to herein as the "Surviving Company");

          (b) the Articles of Incorporation of the Surviving Company shall be as set forth in Attachment A to the Merger Agreement;

          (c) the Bylaws of the Company, amended as provided in Exhibit C attached hereto shall be the Bylaws of the Surviving Company;

          (d) the directors of WAC immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Company, and the officers of the Surviving Company shall be as designated by the directors of the Surviving Company following the Merger, in each case until their successors shall have been elected and qualified or until otherwise provided by law;

          (e) all Company Option Plans (as defined in Section 2.4 of this Agreement) and the Employee Purchase Plan maintained by the Company immediately prior to the Merger, and the outstanding and unexercised portions of all options to purchase Company Common stock, including without limitations all options outstanding under such Company Option Plans, the Employee Purchase Plan and any other outstanding options, shall terminate, and the Surviving Company shall have no obligations after the Effective Time of the Merger with respect thereto; and

          (f) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

     1.4 Federal Income Tax Consequences. It is anticipated that the transaction will be taxable to the Company's shareholders and treated as a purchase of the outstanding stock of the Company not owned by the WEC Group.

     1.5 Certain Definitions. "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "Affiliate", when used with regard to a natural person, shall also include members of such person's immediate family.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (and any successor statute), and the rules and regulations thereunder.

     "Company Common Stock" shall mean the common stock, no par value, of the Company.

     "Company Preferred Stock" shall mean the preferred stock, no par value, of the Company.

     "Company Shareholder Rights Plan" shall mean the rights plan adopted by the Company on December 28, 1995 which provides for the distribution to the shareholders of the Company of rights to acquire Company Series A Participating Preferred Stock, no par value, and/or Company Common Stock in the event of certain acquisitions effected without the approval of the Company's board of directors or shareholders.

     "Contract" of any Person shall mean any written or oral agreement, contract, arrangement, lease, license, commitment or other obligation to which such Person is a party or by which any property of such Person is bound.

     "Directors Option Plan" shall mean the Company's 1994 Directors Stock Option Plan providing for the issuance of options to purchase up to 200,000 shares of Company Common Stock, of which options to purchase 97,500 shares were outstanding on August 31, 1998.

     "Dissenting Shares" shall mean all shares of Company Common Stock which shall constitute "dissenting shares" within the meaning of Section 1300 of the CGCL with respect to the Merger.

     "Eligible Shares" shall mean the outstanding shares of Company Common Stock as of the Effective Time of the Merger that are not WEC Shares.

     "Employee Purchase Plan" shall mean the Company's Employee Stock Purchase Plan which provides for the purchase of up to 290,000 shares of Company Common Stock, of which 163,869 shares had been purchased as of August 31, 1998.

     "Equity Incentive Plan" shall mean the Company's 1994 Equity Incentive Plan providing for the issuance of options to purchase up to 3,550,000 shares of Company Common Stock, of which options to purchase 2,322,916 shares were outstanding on August 31, 1998.

     "Environmental and Safety Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, or toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, or toxic or Hazardous Substances or Hazardous Wastes or the clean-up or other remediation thereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

     "Governmental Authority" shall mean any federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

     "Guaranty" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guaranty shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Hazardous Substance" shall mean "hazardous substance" as defined in any law, rule or regulation applicable to such substance of any Governmental Authority.

     "Hazardous Waste" shall mean "hazardous waste" as defined in any law, rule or regulation applicable to such waste of any Governmental Authority.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranties by such Person of Indebtedness of others, (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any entity which is a Subsidiary of such Person.

     "Intellectual Property" shall mean any and all patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, business marks, trade dress, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), circuit designs, algorithms, verilog test results, proprietary design tools, masks, mask works, layouts, test keys, cells, databases, trade secrets, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, methods, technical information, confidentiality and proprietary information and all other intellectual property rights, whether or not subject to statutory registration or protection, and licenses to any and all of the foregoing.

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, restriction or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Litigation" shall mean any claim, suit, action, arbitration, proceeding or investigation.

     "Option Plan" shall mean the Company's 1987 Stock Option Plan, of which options to purchase 77,686 shares were outstanding on August 31, 1998.

     "Permitted Liens" shall mean:

          (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising from or incurred in the ordinary course of business and security obligations which are not due or that are being contested in good faith by the Company (provided that the Company has set up adequate reserves therefor), Liens for Taxes that are not due and payable or which may thereafter be paid without penalty or that are being contested in good faith by the Company (provided that the Company has set up adequate reserves for the payment of such Taxes) and other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not materially impair the use of the assets to which they relate in the business of the Company as presently conducted;

          (b) easements, covenants, rights-of-way and other encumbrances or restrictions of record;

          (c) zoning, building and other similar restrictions; provided that the same are not violated in any material respect by any improvements of the Company or by the use thereof for the conduct of the Company's business; and

          (d) unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions, and other Liens that are not material in character or amount, none of which unrecorded items or other Liens materially impairs the use of the property to which they relate in the business of the Company as presently conducted.

     "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Proxy Statement" shall mean all proxy statements of the Company which are filed with the SEC or mailed to the Company's shareholders in connection with obtaining shareholder approval of the Merger and this Agreement at the Special Meeting.

     "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Share Price" shall mean $7.50.

     "Special Meeting" shall mean the Special Meeting of Shareholders of the Company for which proxies will be solicited for adoption and approval of this Agreement and the Merger.

     "Subsidiary" of any Person shall mean a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

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

                                   ARTICLE II

             MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK

     2.1 Effect on Capital Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Common Stock:

          (a) Cancellation of Company, WEC Group, Oriole and WAC Owned
     Stock. All of the WEC Shares shall have been assigned and transferred to Oriole or WAC, and all shares of Company Common Stock that are owned directly or indirectly by the Company or by any of the WEC Group, Oriole, WAC or any other subsidiary of WEC shall be canceled and extinguished without conversion and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Company Common Stock. Each of the Eligible Shares or fractional share will be canceled and extinguished at the Effective Time of the Merger and will be converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2 hereof, an amount of cash equal to the Share Price (without interest), on the terms and subject to the conditions set forth in this Agreement (the "Merger Consideration");

          (c) Effect on Company Preferred Stock. Any outstanding shares of Company Preferred Stock shall be canceled and all authorized shares of Company Preferred Stock shall be eliminated at the Effective Time of the Merger.

          (d) Capital Stock of WAC. All issued and outstanding shares of capital stock of WAC shall continue to be issued and shall be converted into 1,000 shares of Common Stock of the Surviving Company. Each stock certificate of WAC evidencing ownership of such certificates shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

          (e) Dissenters' Rights. If holders of the shares of Company Common Stock are entitled to dissenters' rights in connection with the Merger under Section 1300 of the CGCL, any Dissenting Shares shall not be converted into the right to receive cash as set forth in Section 2.1(b) above, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL. If, however, such dissenting shareholder withdraws such shareholder's demand for appraisal or fails to perfect or otherwise loses such shareholder's dissenters' rights, in any case pursuant to the CGCL, such shareholder's shares shall be deemed to be converted as of the Effective Time of the Merger into the right to receive the Merger Consideration, without interest.

     2.2 Surrender and Exchange of Certificates. As soon as practicable after the Effective Time of the Merger, and after surrender to an agent appointed and compensated by Oriole (the "Exchange Agent") of any certificate which prior to the Effective Time of the Merger shall have represented any of the shares of Company Common Stock, Oriole shall cause to be distributed to the person in whose name such certificate is registered a check representing the Merger Consideration determined pursuant to Section 2.1(b) above. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time of the Merger shall have represented any of the shares of Company Common Stock shall be deemed at and after the Effective Time of the Merger to represent only the right to receive the Merger Consideration (without interest) into which such shares shall have been converted hereunder. If any payment is to be made to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the certificate so surrendered will be properly endorsed and accompanied by all documents required by Oriole and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such certificate, Oriole and the Surviving Company will cause to be issued in exchange for such lost, stolen or destroyed certificate the Merger Consideration (without interest) and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, pursuant to this Agreement. Neither WEC nor Oriole or the Surviving Company shall be liable to any

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

Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) in each case delivered to a public official pursuant to any applicable abandoned property escheat or similar law. If any certificate shall not have been surrendered prior to five years after the Effective Time of the Merger (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such certificate pursuant to this Article II or any dividends or distributions payable to the holder of such certificate would otherwise escheat to or become the property of any Governmental Authority) any such Merger Consideration or cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

     2.3 Adjustment for Stock Splits, Etc. If, between the date of this Agreement and the Effective Time of the Merger, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period (an "Adjustment Event") the cash consideration to be paid in the Merger in exchange for each outstanding share of Company Common Stock, as provided in this Agreement, shall be appropriately adjusted to reflect such Adjustment Event.

     2.4 Stock Options. The Company agrees that it will use its best efforts to deliver to WEC, prior to the Closing Date, consents from the holders of all options outstanding on such date granted prior to the date of this Agreement pursuant to the Directors Option Plan, Equity Incentive Plan and Option Plan (the "Company Option Plans"), pursuant to which such holders consent to the purchase of such option (and any related stock appreciation right) immediately prior to the Effective Time of the Merger in exchange for a payment by the Company, which the Company hereby agrees to make, in an amount (less any applicable withholding taxes) equal to the excess, if any, of the Share Price over the exercise price per share of Company Common Stock, multiplied by the number of shares of Company Common Stock underlying such option immediately prior to the Effective Time of the Merger (such options to be purchased herein sometimes called the "Purchased Company Stock Options").

     2.5 Share Price Adjustment. If the Company grants options or issues additional shares of Capital Stock in excess of the amounts permitted under
Article V, subsection (b), without the prior written consent of WEC as required by Article V of this Agreement, and such excess options are purchased pursuant to the foregoing provisions and/or such additional shares are outstanding at the Effective Time of the Merger, the amount paid by the Company to purchase such additional options and/or additional shares shall reduce the Share Price according to the following formula: The adjusted Share Price shall mean the product of the Share Price multiplied by a fraction, the numerator of which is equal to the sum of the number of outstanding shares of Company Common Stock plus the shares subject to options outstanding on the date of this Agreement and shares and options permitted to be granted or issued under Article V, subsection
(b) of this Agreement, and the denominator of which is equal to the sum of the number of outstanding shares of Company Common Stock at the Effective Time of the Merger plus a number of shares determined by dividing the total amount paid for such additional options and/or additional outstanding shares by the Share Price.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to and except as set forth in the schedule of exceptions, identified by the Section in this Article to which they pertain, delivered to and accepted by WEC prior to the execution of this Agreement, initialed for identification on behalf of WEC and the Company (the "Company Disclosure Schedule"), and made a part of this Agreement, the Company represents and warrants to WEC, Oriole and WAC that:

     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to won and maintain its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its

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

properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     3.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 22,000,000 shares of Company Common Stock, 9,922,389 shares of which are outstanding and 5,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. All such outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound.

     (b) (i) There are no outstanding warrants, options, rights, securities, agreements, subscriptions or other commitments pursuant to which the Company is or may become obligated to issue, deliver or sell any additional shares of capital stock or convertible debt of the Company or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment and (ii) there are no outstanding options, rights, securities, agreements or other commitments pursuant to which the Company is or may become obligated to redeem, repurchase or otherwise acquire or retire any shares of capital stock of the Company that are currently outstanding or may be issued in the future. True and complete copies of all the warrants, options, rights, securities, agreements, subscriptions and other commitments set forth in the Company Disclosure Schedule have been delivered to WEC.

     (c) The Company Disclosure Schedule contains a true and complete list of the holders of stock options of the Company under the Company Option Plans, the number of shares of Company Common Stock which such holders have the right to acquire, and the exercise prices of such options as of the date hereof.

     (d) All securities of the Company heretofore issued and sold by the Company were issued and sold in compliance with all applicable federal and state securities laws.

     (e) There are no voting trusts or agreements or proxies in effect with respect to equity securities of the Company to which the Company or any of its Affiliates is a party.

     (f) There are no agreements pursuant to which the Company has a right of first refusal with respect to, or similar right to purchase, shares of outstanding capital stock of the Company.

     3.3 Subsidiaries. The Company has no Subsidiaries and does not presently own, directly or indirectly, any interest in any other corporation, limited liability company, partnership, association, joint venture or other business entity.

     3.4 Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally and by principles of equity. Subject to obtaining any necessary shareholder approval, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and such execution and delivery do not require the consent, approval or authorization of any Person, public authority or other entity. The board of directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into the Merger upon the terms and subject to the conditions of this Agreement, and has properly and effectively waived the application as to the Merger of the provisions of the Rights Agreement dated December 28, 1995, between the Company and the First National Bank of Boston, as Rights Agent, and related documents pursuant to the Company Shareholder Rights Plan; in particular, the Company's board of directors has amended the Rights Agreement to provide that none of WEC, Oriole, WAC, the WEC Group or any of their other Affiliates shall be deemed to be an "Acquiring Person," as defined in the Rights Agreement, and such amendment is enforceable against the Company and its shareholders by WEC.

     3.5 Litigation. There is no claim, dispute, action, proceeding, suit, appeal or investigation, at law or in equity, pending against the Company or involving any of its business or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the best knowledge of the Company, none have been

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

threatened. To the best knowledge of the Company, there are no facts which, if known to shareholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit, appeal or investigation which would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, properties or operations of the Company. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, or in default with respect to any notice, order, writ, injunction or decree. The Company has no knowledge, or any reliable information from which it could reasonably be inferred, that Samsung Electronics Co., Ltd. ("Samsung") will not fulfill its obligations under the Foundry Agreement between the Company and Samsung dated November 12, 1996 (the "Foundry Agreement") to indemnify the Company with respect to claims for patent infringement asserted against the Company by Atmel Corporation in the complaint filed against the Company in the United States District Court for the Northern District of California (Case No. C95-01987 FMS).

     3.6  No Conflict; Required Filings and Consents.

     (a) The Company Disclosure Schedule includes a list of (i) all material agreements and (ii) all agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (collectively, the "Exchange Act") as "material contracts" ((i) and (ii) being collectively, the "Material Contracts") of the Company.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or any Certificate of Determination of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company, other than Permitted Liens, pursuant to any Indebtedness, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

     (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) submitting the Proxy Statement to the SEC, (ii) compliance with other applicable requirements of the Exchange Act, the rules of the Nasdaq National Market, the HSR Act and rules and regulations thereunder, (iii) the filing and recordation of appropriate merger documents as required by the CGCL, (iv) obtaining any licenses required by the rules and regulations of the U.S. Export Administration and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement.

     3.7 Copies of Certain Documents. The Company Disclosure Schedule contains true and complete copies of: (i) the currently effective Articles of Incorporation and Certificate of Determination of the Company, certified by the Secretary of State of California; and (ii) the currently effective Bylaws of the Company, certified by the Secretary of the Company.

     3.8 Compliance; Permits. The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits.

     3.9  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "Company SEC Reports"), and has made available to WEC (i) its

Quarterly Report on Form 10-Q for the periods ended April 4, 1998 and July 4, 1998, and its Annual Report on Form 10-K for the period ended December 31, 1997,
(ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1997, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 1997, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. generally accepted accounting principles for the periods involved (except as may be indicated in the notes thereto) and each fairly presented the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows and statements of shareholders' equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) The Company has heretofore furnished to WEC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     3.10 Absence of Certain Changes or Events. Since December 31, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Articles of Incorporation or Certificate of Determination of the Company; (ii) any material damage to, destruction or loss of any assets of the Company, (whether or not covered by insurance) (iii) any change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
(v) any other action or event that would have required the consent of WEC pursuant to Article V below had such action or event occurred after the date of this Agreement, or (vi) any sale of a material amount of property of the Company except in the ordinary course of business.

     3.11 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports, the Company has no liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company taken as a whole, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1997 (the "1997 Company Balance Sheet"); (b) incurred in the ordinary course of business and not required under U.S. generally accepted accounting principles to be reflected on the 1997 Company Balance Sheet; or (c) incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with this Agreement. The Company Disclosure Schedule lists all Indebtedness for borrowed money, Guaranties and derivative financial instruments of the Company as of a date not more than two business days preceding the date of this Agreement.

     3.12  Employee Benefit Plans; Employment Agreements.

     (a) The Company Disclosure Schedule lists all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement superannuated, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company or any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate"), as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under applicable law (if such plan has been or were terminated) (together, the "Employee Plans"), excluding agreements with former employees under which the Company has no remaining monetary obligations. A copy of each such written Employee Plan has been made available to WEC.

     (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare or superannuated benefits to any person; (ii) there has been no prohibited transaction with respect to any Employee Plan, which could result in any material liability of the Company; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party of, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty (30)-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Company arising in the ordinary course).

     (c) The Company has made available to WEC: (i) copies of all employment agreements with officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $25,000, (iii) a schedule listing all officers of the Company who have executed a noncompetition agreement with the Company;
(iv) copies (or descriptions) of all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by law, and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     3.13 Employment Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees, and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     3.14 Title to Property. The Company owns and leases no real property other than as set forth on the Company Disclosure Schedule. The Company has good and defensible title to all of its properties and assets, free and clear of all Liens, charges and encumbrances other than Permitted Liens; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such a default from occurring).

     3.15  Taxes.

     (a) All Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Company under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any other period prior to the date of this Agreement. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owning to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Company with respect to Taxes, other than liens for taxes not yet due and payable. The Company has not been at any time a member of any partnership or joint venture for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

     (b) The amount of the Company's liability for unpaid Taxes for all periods (or portions thereof) ending on or before the date of this Agreement does not in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Company Financial Statements, and no material liability for Taxes will be incurred by the Company between the date of this Agreement and the Closing Date other than in the ordinary course of the Company's business.

     (c) The Company has furnished or caused to be furnished to WEC true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal and state income or franchise tax returns and state sales, use and property tax returns for Company for all periods ending on and after December 31, 1987. The Company has never been a member of an affiliated group of companies filing combined returns. Company does not do business in, derive income from, or is not otherwise subject to the taxing jurisdiction of any state other than states for which Returns have been duly filed and furnished to WEC.

     (d) No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) with respect to Taxes of the Company, and Company has not received notice (either in writing or verbally, formally or informally) and has no knowledge that it will receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. The Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company. The Company has disclosed on its federal and state income tax returns all positions taken therein that cold give rise to a substantial understatement penalty within the meaning of Code Section 6662 or corresponding provisions of state tax law. The Company has not required any extension of time to file any Return which has not since been filed. There are no requests for rulings with respect to any tax or potential Tax of Company pending before any taxing authority.

     (e) The Company has never been a party to any tax sharing agreement, nor is otherwise currently under any obligation to pay any Tax obligation of any other person or is obligated to indemnify any other person with respect to Taxes.

     (f) The Company is not, nor has it been, a United States real property holding company with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and WEC is not required to withhold tax on the purchase of the stock of the Company by reason of Section 1445 of the Code. The Company is not a "consenting company" under Section 341(f) of the Code. The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. The Company has not agreed to or is not required to make any adjustment under Code Section 481(a) by reason of a change in accounting method. The Company does not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g. an installment sale) occurring prior to the Closing Date involving in excess of $10,000. The Company is not nor has it been a "reporting company" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. The Company does not own any interest in real property located in any state or local taxing jurisdiction which imposes a tax on the transfer of such an interest which could apply with respect to the transactions contemplated by this Agreement.

     (g) The Company Disclosure Schedule sets forth accurate and complete information regarding Company's tax basis in its assets as of December 31, 1997 and its net operating losses for federal and each state tax purposes as of December 31, 1997. The Company has no net operating losses or other tax attributes currently subject to limitation under Code Sections 382, 383, or 384.

     3.16 Environmental Matters. The Company (i) has obtained all applicable permits, licenses and other authorization which are required under all Environmental and Safety Laws; (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issues, entered, promulgated or approved thereunder;
(iii) as of the date hereof, is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise, form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's (or any of its agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Substance or Hazardous waste, and (iv) has taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any Hazardous Substances required to be registered by the Company (or any of its agents) thereunder.

     3.17 Compliance with Other Laws. The Company is not in violation of any U.S. federal, state or local or foreign Governmental Authority, judgment, writ, decree, order, statute, rule or regulation applicable to it. The operations of the Company have not violated any federal, state or local laws, or foreign Governmental Authority, regulations or orders. Neither the Company nor any director, officer, agent, employee, or other person associated with or acting on behalf of the Company has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

     3.18 Brokers. No broker, finder or investment banker is entitled to any brokers, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.19 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by its financial advisor, BancBoston Robertson Stephens, that in its opinion, as of the date of this Agreement, the consideration to be paid for the Eligible Shares pursuant to this Agreement is fair from a financial point of view to the holders of the Company Common Stock. A written copy of such opinion has been delivered to WEC.

     3.20  Intellectual Property.

     (a) The Company Disclosure Schedule sets forth a true and complete list of all patents, patent applications, trademarks, trade names, service marks and registered copyrights and applications therefor, if any, owned or claimed by or licensed to the Company. The Company owns or is licensed or otherwise has the right to use, without future payment to any other Person, all Intellectual Property used in or necessary for the conduct of its business as presently conducted and as proposed to be conducted by the Company (such Intellectual Property referred to below, is referred to as the "Company Intellectual Property"), free and clear of all Liens except Permitted Liens. All patents, patent applications, trademarks, trade names, service marks and copyrights of the Company have been duly registered and filed with or issued by each appropriate Governmental Authority in the jurisdictions indicated in the Company Disclosure Schedule, all necessary affidavits of use or continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect. The conduct of the Company's business, as presently conducted and as proposed to be conducted by the Company, does not violate, conflict with or infringe any Contract between the Company and any Person or any Contract, license, or other Intellectual Property rights or proprietary, privacy, publicity or similar rights, of any other Person, except that this representation with respect to patents infringed by products currently under development by the Company is only to the knowledge of the Company. The Company does not have any notice or knowledge of any objection or claim being asserted by any Person with respect to the ownership, validity, enforceability or use of any Company Intellectual Property or challenging or questioning the validity or effectiveness of any license relating thereto. There are no unresolved conflicts with, or pending claims by or against the Company, whether in Litigation or otherwise, involving any Company Intellectual Property, and there are no Liens or rights of any other Person with respect to Intellectual Property that would prevent the Company from fulfilling its obligations under this Agreement.

     (b) The Company Disclosure Schedule sets forth a true and complete list of all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property granted to the Company and all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property of the Company or any portions thereof, granted by the Company to any other Person. To the knowledge of the Company, no such Person is in breach or default under its obligations.

     (c) All software, other than generally available software (such as Windows NT and the like) and generally available system development tools, that is either marketed to customers of the Company as part of a service or is used by the Company to support its business:

          (i) is owned by the Company or the Company has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or encumbrances except as may be set forth in any license agreement listed in the Company Disclosure Schedule; and

          (ii) is free from any interest of any former or present employees of, or contractors or consultants to, the Company.

     (d) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any material Intellectual Property owned by the Company or with respect to which the Company now has or has had any Contract with any Person, or right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any Contracts to which the Company is a party, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right or otherwise impair the Company's right to use the Intellectual Property of the Company in the same manner as such Intellectual Property is currently being used by the Company or the customers of the Company.

     (e) None of the trade secrets (as defined in the Uniform Trade Secrets Act) of the Company has been published or disclosed by the Company, or to the knowledge of the Company by any other Person, to any Person except pursuant to licenses or Contracts requiring such other Persons to keep such trade secrets confidential.

     (f) The Company is not, and to the knowledge of the Company, no other party to any licensing, distributorship or other similar arrangements with the Company relating to Intellectual Property is, in breach of or default under its material obligations under such arrangements.

     (g) There exists no litigation pending or, to the Company's knowledge, threatened against the Company with regard to any patent, copyright, trade secret, trademark, trade name, service mark or other Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name or other claims relating to Intellectual Property by which the Company is bound.

     (h) The Company has not received any communications alleging that the Company has infringed or violated or, by conducting its businesses as proposed by the Company, would infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights, processes or other Intellectual Property of any other Person.

     (i) To the knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by or licensed to the Company.

     (j) The Company has taken reasonable and necessary steps to protect the Intellectual Property of third parties received by the Company under obligation of confidentiality and its material Intellectual Property and its rights thereunder, and to the knowledge of the Company no such rights have been lost or are in jeopardy of being lost through failure to act by the Company.

     (k) The Company has not assigned, sold or otherwise transferred ownership of or the right to use any patent, patent application, trademark or service mark.

     (l) Neither the Company nor any of its officers or employees has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by the Company in the furtherance of its business operations as presently conducted or as proposed to be conducted by the Company, which patents or applications have not been assigned to the Company with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Authority.

     (m) The tangible and intangible property, including Intellectual Property, developed for and provided to the Company by the employees and agents of, and the consultants and contractors to, the Company, are original works of those employees, agents, consultants and contractors.

     3.21 Interested Party Transactions. Except as set forth in the Company SEC Reports, since December 31, 1997, no event has occurred that would be required to be reported as a certain relationship or related transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.22 Insurance. The Company maintains fire and casualty, general liability, business interruption, product liability and sprinkler and water damage, employment claims, and directors and officers liability insurance that the Company believes to be reasonably prudent for its business. The Company Disclosure Schedule sets forth a complete list of the Company's insurance policies.

     3.23 Vote Required. The affirmative vote of the holders (entitled to vote and voting on the Merger) of a majority of the shares of the Company Common Stock outstanding at the record date for the Special Meeting is the only vote of the holders of the Company's Common Stock necessary to approve the Merger.

     3.24 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company to WEC or WAC in, or pursuant to the provisions of, this Agreement or in the Proxy Statement (exclusive of statements based solely on information provided by WEC or WAC), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF WEC, ORIOLE, AND WAC

     WEC, Oriole, and WAC, jointly and severally, represent and warrant to the Company that:

     4.1 Organization. WEC is a corporation duly organized, validly existing and in good standing under the laws of the Republic of China in Taiwan. Oriole is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of WEC, Oriole and WAC has full corporate power and authority to carry on its business as now being conducted.

     4.2 Validity of Agreement. WEC, Oriole and WAC each has all requisite corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of WEC, Oriole and WAC, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally. The execution and delivery of this Agreement by WEC, Oriole and WAC, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and such execution and delivery do not require the consent, approval or authorization of any person, public authority or other entity.

     4.3 Effect of Agreement. The execution, delivery and performance by WEC, Oriole and WAC of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority or any provision of the charter documents of WEC, the Certificate of Incorporation or Bylaws of Oriole, or the Articles of Incorporation or Bylaws of WAC, or any agreement or instrument to which WEC, Oriole or WAC is a party or by which they are bound or to which they are subject. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of WEC, Oriole or WAC to permit the consummation of the transactions contemplated by this Agreement which consent will not have been received before the Closing Date.

     4.4 Cash Consideration. WEC or WIC currently has available, and at the Effective Time of the Merger WEC, WIC or Oriole will have available, sufficient cash to enable Oriole to perform its obligations under this Agreement.

     4.5 Proxy Statement. WEC shall furnish or cause to be furnished, for inclusion in the Proxy Statement, such information about WEC, the WEC Group, Oriole, and WAC as may be required or as may be reasonably requested by the Company, and shall continue to furnish or cause to be furnished such information for the purpose of supplementing the Proxy Statement until the Special Meeting. WEC represents and warrants that the information so furnished does not now, and will not at any time prior to the Special Meeting, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

                                   ARTICLE V

                   CONDUCT OF BUSINESS PRIOR TO CLOSING DATE

     Except as set forth on the Company Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause its officers and directors to, use their collective best efforts to preserve intact the Company's business organization and to maintain satisfactory relationships with licensors, suppliers, distributors, employees and customers. Prior to the Closing Date, the Company shall, and shall cause its officers and directors to, notify and consult with WEC before taking any material action or entering into any material agreement with respect to the Company's business or assets. Prior to the Closing Date, the Company shall not, and shall ensure that its officers and directors shall not, without the prior written consent of WEC, which shall not be unreasonably withheld, or except as specifically contemplated by this Agreement:

          (a) amend its Articles of Incorporation or Bylaws;

          (b) authorize for issuance, issue, deliver or sell any additional shares of its capital stock of any class (except upon the exercise of options existing as of the date of this Agreement), or securities convertible into shares of such stock, or issue or grant any rights, options or other commitments for the issuance of shares of such stock or such convertible securities or accelerate the vesting date of any such rights, options or other commitments; provided, however, that the Company may, in the ordinary course of business, grant options for the purchase of Company Common Stock under the Equity Incentive Plan to new employees hired in accordance with subsection (g) below so long as the total number of options outstanding under the Equity Incentive Plan does not exceed the total number of shares reserved for issuance under the Equity Incentive Plan as of August 19, 1998;

          (c) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock or purchase or redeem or otherwise acquire any of its capital stock;

          (d) dispose of or acquire any material properties or assets, except in the ordinary course of business;

          (e) engage in any activities or transactions that are outside the ordinary course of the Company's business or which could reasonably be anticipated to materially adversely affect the Company's business or assets;

          (f) enter into or materially amend any consulting agreement or employment agreement or increase the compensation payable or to become payable by it to any of its officers, employees or agents over the amounts payable as of December 31, 1997, or adopt or materially amend any employee benefit plan or arrangement, other than agreements, increases or amendments in the ordinary course of business or required by law;

          (g) extend offers of employment or hire any new employees or consultants, except in the ordinary course of business consistent with past practice;

          (h) incur any Indebtedness, other than in the ordinary course of business; or

          (i) authorize or make any capital expenditure in excess of $25,000, except for expenditures made in the ordinary course of business consistent with past practice and the Company's capital expenditure budget.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Access to Information. (a) Subject to the terms and conditions of
Section 6.1(b) below, at such times prior to the Closing as may be reasonably requested by WEC, upon the occurrence of a materially adverse development in the Company's business, the Company shall make available to WEC and its employees, agents and representatives such information concerning the operation, business and products of the Company and its subsidiaries as may be reasonably requested by WEC, subject to the provisions of non-disclosure agreements to which the Company is a party. In furtherance of any request made pursuant to the preceding sentence, the Company and its subsidiaries will cooperate with WEC for the purpose of permitting WEC to visit all sites of the Company and its subsidiaries and discuss the Company's operations, business and products with the Company's officers, directors, employees, customers, independent contractors, creditors, suppliers, licensors, licensees, and other persons having business dealings with the Company and its subsidiaries.

     (b) Any and all information, correspondence, financial statements and records and other documents transmitted or communicated by any party to another party in connection with this Agreement shall be received and treated in secrecy and confidence, and shall not be used by the receiving party, or disclosed by the receiving party to any person or firm without the prior express written consent of the disclosing party, except as otherwise provided herein. Such restrictions on use or disclosure of information do not extend to any item of information which (i) is publicly known at the time of its disclosure, (ii) is lawfully received by the receiving party from a third party which does not have a confidential relationship to the disclosing party or (iii) the receiving party can demonstrate was in its possession or known by it before its receipt from the disclosing party. If the Merger does not occur, each party agrees to return any and all copies of written materials received by it from the other party or its agents in connection with this Agreement or the transactions contemplated hereby.

     (c) Any furnishing of information by the Company pursuant hereto, and any investigation by WEC, shall not affect WEC's and WEC's right to rely on the representations and warranties made by the Company in this Agreement.

     (d) In the event that between the date hereof and the Closing Date any Governmental Authority shall commence any examination, review, investigation, action, suit or proceeding against WEC or the Company with respect to the Merger, the party as to which such examination, review, investigation, action, suit or proceeding is commenced shall give prompt notice thereof to the other party, shall keep the other party informed as to the status thereof and shall permit the other party to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding.

     6.2 Governmental Filings. WEC and the Company shall, as applicable and as promptly as reasonably practicable after the date of this Agreement, file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, with the Taiwan Foreign Investment Committee, and with any other governmental agencies or departments all notices, reports and other documents required by law, or deemed by WEC appropriate, with respect to the Merger and shall promptly submit any additional information or documentary material properly requested by any such governmental agency or department.

     6.3 Shareholders' Approval. The Company shall promptly call the Special Meeting for the purpose of voting upon the Merger. The Company shall use all reasonable efforts to ensure that such meeting shall be held not later than 75 days following the date of this Agreement. The Board of Directors of the Company (subject to its fiduciary responsibilities and obligations) shall recommend to the Company's shareholders that the Merger be approved in all communications to the Company's shareholders, including but not limited to the Proxy Statement.

     6.4 Certain Defaults. The Company will give prompt notice to WEC of (i) any notice of default received by the Company subsequent to the date of this Agreement and prior to the Closing Date under any Material Contract, which default would, if not remedied, result in any material adverse change in the Company's operations, financial condition or business, taken as a whole, or which would render incorrect any representation made herein, and (ii) any suit, action or proceeding instituted or, to the knowledge of the Company, threatened against or affecting the Company subsequent to the date of this Agreement and prior to the Closing Date which, if adversely determined, could reasonably be expected to result in any material adverse change in the financial condition or business of the Company, taken as a whole, or which would render incorrect any representation made herein.

     6.5 Communications. WEC and the Company agree to cooperate in good faith concerning the timing and content of any written communication with shareholders, announcements, press releases or public statements concerning the Merger. Neither party will make any public announcement concerning the matters set forth in this Agreement or discuss it or its subject matter with any third party (other than persons retained to advise it in connection with the Merger, employees, shareholders or other persons with a need to know, or in connection with WEC's due diligence review) without the prior written approval of the other party, which approval shall not be unreasonably withheld; provided that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law or by any competent Governmental Authority.

     6.6 Consents and Approvals. The Company shall use its best efforts to obtain any and all consents from other parties necessary to continue in full force and effect the contracts, leases and other instruments material to the Company's business, if necessary or appropriate to allow the consummation of the Merger and the continuance of the Company's business after consummation of the Merger. Each party hereto shall use its best efforts to obtain any and all permits or approvals of any governmental body or agency required by such party for the lawful consummation of the Merger.

     6.7 Company Shareholder Rights Plan. The Company will terminate the Shareholder Rights Plan without any rights thereunder becoming exercisable with respect to the Merger.

     6.8 Employment Offers. If the Merger is consummated, WEC will cause the Company or an Affiliate of WEC to offer continuing employment to the Company employees identified by name or job description, and on the terms set forth in, a memorandum executed and delivered by WEC and the Company prior to the Closing Date.

     6.9 Employee Benefit Plans. If the Merger is consummated, for a period of six (6) months after the Closing Date the employee benefit plans offered to the Company's employees shall be no less beneficial than the employee benefit plans currently in effect, provided however that all Company Option Plans and the Employee Purchase Plan shall be terminated on the Closing and the bonus and incentive plans after the Closing may differ from those in effect prior to the Closing.

     6.10 Certain Information. Between the date of this Agreement and the Closing Date, the Company shall furnish to WEC copies of (i) the monthly financial information which the Company customarily prepares for the internal use of its management; and (ii) when it is made available to the public, the financial information which the Company customarily prepares on a quarterly basis for reporting purposes under the Exchange Act.

     6.11 Brokers. Each of the Company on the one hand and WEC and the WAC on the other hand shall save, indemnify, defend and hold harmless the other from and against any claim or liability for any broker's or finder's fees arising out of the transactions contemplated hereby by any person claiming to have been engaged by such party.

     6.12 Exclusivity. Until the earlier of the Closing Date or the date of termination of the Agreement pursuant to the provisions of Section 9.5 below, the Company shall not (nor will the Company authorize or permit any of its officers, directors, agents, representatives or affiliates to), directly or indirectly, take any of the following actions: (i) solicit, initiate, entertain, encourage, participate in, conduct discussions with or engage in negotiations with any Person relating to any merger, consolidation or business combination, of or with the Company, or any purchase or sale of the Company's capital stock or other equity securities or any purchase or sale of any of the Company's material assets or any exchange offer or tender offer to the shareholders of the Company or other similar transactions (any such transaction being hereafter referred to as an "Acquisition Proposal"); (ii) provide any written or oral information with respect to the Company to any Person (other than as contemplated in this Agreement or required by applicable law) relating to any Acquisition Proposal; or (iii) enter into any agreement with any Person with regard to any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussion or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company or withdrawing or modifying its recommendation in favor of this Agreement and the Merger in compliance with Section 6.3, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) a majority of the members of the board of directors of the Company concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) a majority of the members of the board of directors of the Company concludes in good faith (after consultation with outside counsel) that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, such board of directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between WEC and the Company in connection with their consideration of the Merger, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the board of directors of the Company notifies WEC of such inquiries, expressions of interest, proposals or offers received by, any such information requested from, or any such discussions or negotiations to be initiated or continued with, any of the Company's representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the officers, directors and other representatives referred to in the first sentence hereof of the obligations undertaken in this Section 6.12. The Company agrees that it shall keep WEC informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.13 Accountants' Letter. The Company shall direct and retain its independent auditors, Arthur Andersen LLP, to deliver to WEC at the Effective Time of the Merger, a letter dated as of that date, addressed to WEC, in form and substance satisfactory to WEC, stating in effect:

          (a) that they are, and during the period covered by their report(s) relating to the financial statements included in or incorporated by reference into the Proxy Statement they were, independent certified public accountants with respect to the Company within the meaning of Regulation S-X under the federal securities laws;

          (b) that, in their opinion, the financial statements of the Company included in or incorporated by reference into the Proxy Statement and covered by their report included therein or incorporated by reference therein comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the rules and regulations thereunder with respect to proxy statements;

          (c) that, on the basis of procedures (but not an examination made in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited consolidated interim financial statements of the Company (with an indication of the date of the latest available unaudited interim financial statements), a reading of the latest available minutes of meetings of the stockholders and board of directors of the Company and the committees of the board and unanimous written consents thereof, if any, inquiries to certain officers and other employees of the Company responsible for financial and accounting matters, and other specified procedures and inquiries, nothing has come to their attention that caused them to believe that:

             (i) the unaudited consolidated financial statements of the Company included in the Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the rules and regulations under the Exchange Act, or such unaudited financial statements were not prepared in accordance with generally accepted accounting principles (except to the extent certain footnote disclosures regarding any stub period may have been omitted in accordance with the applicable rules of the SEC under the Exchange Act) consistent in all material respects with those followed in the preparation of the audited financial statements of the Company included therein or incorporated by reference therein, or are not a fair presentation of the information purported to be shown; or

             (ii) there was any change in the capital stock or debt of the Company or any decrease in the net current assets of stockholders' equity of the Company and a specified date not more than 10 business days prior to the date of such letter, each as compared with the amounts shown in the balance sheet of the Company at January 1, 1998, other than as disclosed in this Agreement or any change or decrease (which shall be set forth in such letter) which WEC in its sole discretion shall accept;

          (d) that they have reviewed (in accordance with established professional standards and procedures under Rule 10-01(d) of SEC Regulation S-X) the Company's net sales, net earnings, and net earnings per share (on a basic and a fully diluted basis) of the Company's Common Stock during the period from January 1, 1998 to October 3, 1998;

          (e) that they have reviewed (in accordance with established professional standards and procedures under Rule 10-01(d) of SEC Regulation S-X) the adequacy of all reserves on the Company's books at October 3, 1998 including, without limitation, inventory and litigation reserves; and

          (f) that they have compared specific numerical data and financial information pertaining to the Company set forth in the Proxy Statement, which have been specified by WEC prior to the date of this Agreement, to the extent that such data and information may be derived from the general accounting records of the Company, and excluding any questions requiring an interpretation by legal counsel, with the results obtained from the application of specified readings, inquiries, and other appropriate procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards) set forth in the letter, and found them to be in agreement.

     6.14 Closing Conditions. Each party covenants and agrees to take such actions, or to cause its agents or representatives to take such actions, as may be necessary or appropriate to cause the conditions precedent to closing set forth in Article VII to be satisfied. In addition, the Company agrees that all representations and warranties of the Company set forth in Article III will be true and complete as of the Closing Date and agrees to fulfill or to cause its agents to fulfill the conditions precedent to Winbond's obligations to close set forth in Section 7.3(a), (b), (d), (e), (h), (i) and (k). WEC agrees that all representations and warranties of WEC set forth in Article IV will be true and complete as of the Closing Date and agrees to fulfill or to cause its agents to fulfill the conditions precedent to the Company's obligations to close set forth in Section 7.2(a), (b) and (d).

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be, at the election of such party, subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Corporate Approvals. This Agreement shall have been approved and adopted by the board of directors of WEC and by the board of directors and shareholders of the Company in the manner required under the CGCL and rules of the Nasdaq National Market.

          (b) Ancillary Agreements and Documents. This Agreement and all ancillary agreements and documents provided herein shall have been duly executed and delivered by the parties hereto and thereto.

          (c) HSR Act. The waiting period required by the U.S. Department of Justice and the Federal Trade Commission in connection with filings under the HSR Act shall have expired or terminated without any action having been taken to impede or delay the Merger.

          (d) Litigation. There shall be no pending or threatened litigation, proceeding or other similar action seeking to enjoin or otherwise stop or delay the transactions contemplated hereby.

     7.2 Conditions to Obligations of the Company. The obligations of the Company under this Agreement are, at the option of the Company, subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Accuracy of Representations and Warranties. All of the representations and warranties made by WEC in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes expressly contemplated by this Agreement, and WEC shall have delivered to the Company a certificate to such effect dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer.

          (b) Fulfillment of Covenants. All of the terms, covenants and conditions of this Agreement to be complied with and performed by WEC at or before the Closing Date shall have been duly complied with and performed, and WEC shall have delivered to the Company a certificate to such effect dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer.

          (c) Government Approvals. All authorizations, consents and approvals of all Governmental Authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods imposed by such agencies and authorities shall have expired or terminated without adverse action.

          (d) Other Third Parties. All required consents to the consummation of the contemplated transactions from third parties to any contracts, leases and other instruments material to the parties' businesses shall have been obtained.

     7.3 Conditions to Obligations of WEC. The obligations of WEC under this Agreement are, at the option of WEC, subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Accuracy of Representations and Warranties. All of the representations and warranties made by the Company in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes expressly contemplated by this Agreement, and the Company shall have delivered to WEC a certificate to such effect dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company.

          (b) Fulfillment of Covenants. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been duly complied with and performed, and the Company shall have delivered to WEC a certificate to such effect dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company.

          (c) Government Approvals. All authorizations, consents and approvals of all federal, state and local Governmental Authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods imposed by such agencies and authorities shall have expired or terminated without adverse action. WEC shall have obtained all licenses, or determined to its satisfaction the applicability of lawful exemptions, permitting the transfer of technical information and of Company Intellectual Property to the R.O.C. under U.S. Export Administration Regulations and other applicable export control restrictions.

          (d) Other Third Parties. All required consents to the consummation of the contemplated transactions from third parties to any contracts, leases and other instruments material to the parties' businesses shall have been obtained.

          (e) Legal Opinion. WEC shall have received from counsel to the Company an opinion, dated the Closing Date, satisfactory to WEC, in substantially the form attached hereto as Exhibit D to this Agreement.

          (f) No Material Adverse Change. There shall be no material adverse change in the financial condition, results of operations or business of the Company from July 4, 1998, through the Closing Date other than changes disclosed in the Company Disclosure Schedule, and, provided that such closing shall have occurred on or before October 31, 1998, the amount of the Company's cash, cash equivalents and liquid investments (after payment or provision for payment of the fees and expenses specified in Section 7.3(i)) shall be not less than $23,000,000.

          (g) R.O.C. Approvals. WEC shall have received approval for the transactions contemplated hereby from the Taiwan Foreign Investment Commission and shall have received foreign exchange authorization from the Central Bank of China for payment of the U.S. Dollars payable to the Company's shareholders at the Closing.

          (h) Resignation of Directors. All persons serving as directors of the Company and its subsidiaries shall have tendered their resignations to be effective as of the Closing Date.

          (i) Expenses. The Company shall have paid (or made adequate provision for the payment of) all reasonable fees and expenses incurred by the Company in connection with the transactions contemplated hereby (including without limitation fees paid to the Company's financial advisors, accountants and attorneys, costs and expenses related to the Special Meeting and the Proxy Statement, any compensatory payments made pursuant to employment or other written agreements on account of the Merger and any other bonus payments made on account of the Merger, but excluding payments made pursuant to

     Section 2.4 of this Agreement) in an amount approved by WEC, which shall in no event exceed $3,000,000.

          (j) Company Shareholder Approval. Less than five percent (5%) of the outstanding shares of the Company (including shares held by WEC and the WEC Group) entitled to vote at the Special Meeting shall have been voted against the Merger at the Special Meeting.

          (k) Comfort Letter. WEC shall have received from Arthur Andersen LLP the Accountants' Letter described in Section 6.13.

                                  ARTICLE VIII

            NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     Except as provided in the following sentence, the representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto and the covenants in Articles V and VI of this Agreement and in the Voting Agreement shall not survive the Closing hereunder. Notwithstanding the preceding sentence to the contrary, the parties agree that nothing herein limits any potential remedies of WEC, Oriole or the Surviving Company arising under applicable federal and state laws with respect to any intentional or willful fraud, intentional or willful misrepresentation, intentional or willful act of concealment or deceit, or gross negligence committed by any director, officer, employee or other agent of the Company.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, and in each case addressed as follows:

    To the Company:                               Information Storage Devices, Inc.
                                                  2045 Hamilton Avenue
                                                  San Jose, CA 95125
                                                  Attention: President
         With a copy to counsel for the           Fenwick & West LLP
           Company:                               Two Palo Alto Square
                                                  Palo Alto, CA 94306
                                                  Attention: Robert B. Dellenbach, Esq.

    To WEC, WIC, ORIOLE and WAC:                  Winbond Electronics Corporation
                                                  No. 4, Creation Rd. III
                                                  Science-Based Industrial Park
                                                  Hsinchu, Taiwan, R.O.C.
                                                  Attention: Arthur Y.C. Chiao, Chairman
         With a copy to:                          Winbond Electronics Corporation
                                                  No. 4, Creation Rd. III
                                                  Science-Based Industrial Park
                                                  Hsinchu, Taiwan, R.O.C.
                                                  Attention: Lee Chen, Deputy Director
                                                             Legal & Auditing Division
         With a copy to counsel for WEC, WIC,     Graham & James, LLP
           ORIOLE and WAC:                        600 Hansen Way
                                                  Palo Alto, CA 94304
                                                  Attention: Alan B. Kalin, Esq.

or to such other addresses or other persons as may be designated in writing by any of the parties, by notice given as aforesaid.

     9.2 Headings. The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in counterparts, and a party's delivery of a signed counterpart by facsimile transmission will constitute valid execution and delivery of this Agreement by such party.

     9.4 Assignment. None of the parties may assign or transfer any rights or obligations under this Agreement.

     9.5 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company, by written notice or agreement as follows:

          (a) by mutual agreement of the boards of directors of WEC and the Company;

          (b) by the board of directors of either WEC or the Company if the Closing Date shall not have occurred on or prior to December 31, 1998, or such other date as may be mutually agreed by the parties;

          (c) by the board of directors of WEC if (i) any of the conditions specified in Sections 7.1 or 7.3 has not been satisfied or waived in writing by WEC or (ii) the Company's shareholders do not approve this Agreement and the Merger as required by applicable law;

          (d) by the board of directors of the Company if any of the conditions specified in Sections 7.1 or 7.2 has not been satisfied or waived in writing by the Company;

          (e) by WEC if (i) the Company's board of directors shall have withdrawn or modified its recommendation in favor of this Agreement and the Merger or (ii) a tender offer (to which Rule 14e-2 applies) other than by WEC or its Affiliates for any outstanding shares of capital stock of the Company is commenced prior to the Special Meeting, and the Company's board of directors fails to recommend against acceptance of such tender offer within the time period required by Rule 14e-2 (including by taking no position with respect to acceptance of such tender offer by the Company's shareholders);

          (f) by the Company if its board of directors determines in good faith that an Acquisition Proposal becomes a Superior Proposal; or

          (g) by the board of directors of either WEC or the Company if (i) there shall be a nonappealable order of a federal or state court in effect preventing consummation of the Merger of (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issue or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal.

     9.6 Effect of Termination. In the event of termination of this Agreement by either WEC or the Company, as provided in Section 9.5, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either WEC or the Company or their respective officers or directors except as set forth in Section 9.7 and Sections 6.1(b), 6.5 and 6.11 of this Agreement and except to the extent that such termination results from fraud by a party hereto.

     9.7 Break-up Fee. In the event that (a) this Agreement is terminated, other than by reason of termination due to fraud of WEC as described in Section 9.6, and, within 18 months of the date of this Agreement, the Company enters into an agreement for, or otherwise consummates, any of the transactions described in Section 6.12, or (b) the Company's shareholders do not approve this Agreement and the Merger, or (c) this Agreement is terminated by WEC pursuant to
Section 9.5(e), or (d) this Agreement is terminated by the Company pursuant to
Section 9.5(f), then, in each case the Company shall immediately advise WEC in writing and, further, shall pay to WEC, on demand, the sum of Four Million United States Dollars (US$4,000,000) in immediately available funds, as liquidated damages. In addition, in the event that the Closing does not occur prior to December 31, 1998 due to a breach by the Company or WEC of its respective obligations to satisfy the conditions to closing set forth in Article VII of this Agreement, the party which so breaches shall pay to the non-defaulting party, on demand, the sum of Four Million United States Dollars (US$4,000,000) in immediately available funds, as liquidated damages; provided, however, that in the case of WEC, neither WEC, WIC nor any other member of the WEC Group shall be required to pay a break-up fee if the failure to close is due to any of the following: (i) there shall have occurred a material adverse change in the financial condition, results of operations or business of the Company from the date of this Agreement through the Closing Date, as determined in good faith by the board of directors of WEC; (ii) the Department of Justice and/or the Federal Trade Commission has not given written notice of the expiration of the waiting period under the HSR Act or has notified the Company or WEC of its or their intention to take action to stop or delay the Merger; (iii) there shall be pending or threatened litigation, or other proceeding or similar action (other than R.O.C. governmental approval) seeking to enjoin or otherwise stop or delay the Merger or (iv) there shall have been an uncured breach by the Company of its representations, warranties, covenants or agreements set forth in this Agreement or the Company or its agents or shareholders shall have failed to satisfy a condition precedent to WEC's obligations to close; and, in the case of the Company, the Company shall not be required to pay a break-up fee if the failure to close is due to any of the following: (i) the Department of Justice and/or the Federal Trade Commission has not given written notice of the expiration of the waiting period under the HSR Act or has notified the Company or WEC of its or their intention to take action to stop or delay the Merger;
(ii) there shall be pending or threatened litigation, or other proceeding or similar action seeking to enjoin or otherwise stop or delay the Merger; or (iii) there shall have been an uncured breach by WEC of its representations, warranties, covenants or agreements set forth in this Agreement or WEC or its agents shall have failed to satisfy a condition precedent to the Company's obligation to close.

     9.8 Waiver. Any party hereto may, by written notice to the others: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others; (ii) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the others contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

     9.9 Entire Agreement. This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

     9.10 Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to its respective obligations hereunder to be satisfied.

     9.11 Applicable Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California without regard to its principles governing conflicts of laws.

     9.12 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

     Witness the due execution of this Agreement by the parties hereto as of the date first set forth above.

WINBOND ELECTRONICS CORPORATION                          INFORMATION STORAGE DEVICES, INC.

By: /s/ Arthur Y.C. Chiao                                By: /s/ David L. Angel
   ------------------------------------------------      -------------------------------------------------
   Chairman of the Board of Directors                    Chief Executive Officer

ORIOLE HOLDING CORPORATION

By: /s/ Arthur Y.C. Chiao
   ------------------------------------------------
   Chairman of the Board of Directors

WINBOND ACQUISITION CORPORATION

By: /s/ Arthur Y.C. Chiao
   ------------------------------------------------
   Chairman of the Board of Directors

WINBOND INT'L CORPORATION

By: /s/ Ding Yuan Yang
   ------------------------------------------------
   Director

                                   EXHIBIT A

                     OFFICER AND DIRECTOR VOTING AGREEMENT

     THIS OFFICER AND DIRECTOR VOTING AGREEMENT (the "Agreement"), dated as of
September   , 1998, is entered into by and among Winbond Electronics Corporation
("WEC") and the undersigned officer and/or director ("Company Shareholder") of Information Storage Devices, Inc., a California corporation (the "Company"), in connection with the proposed merger of the Company with Winbond Acquisition Corporation ("WAC"), a wholly owned subsidiary of Oriole Holding Corporation ("Oriole").

                                    RECITALS

     WHEREAS, immediately prior to the execution of this Agreement, Winbond Electronics Corporation ("WEC"), Oriole, WAC and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge WAC with and into the Company (the "Merger"); and

     WHEREAS, as of the date hereof, Company Shareholder is the record and Beneficial Owner (as defined hereinafter) of the number of Existing Shares (as defined hereinafter) of the Common Stock, no par value, of the Company (the "Company Common Stock") set forth on the signature page hereto; and

     WHEREAS, as inducement and a condition to entering into the Merger Agreement, WEC has required Company Shareholder to agree, and Company Shareholder has agreed, to enter into this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     SECTION 1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

     (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

     (b) "Existing Shares" means shares of Company Common Stock Beneficially Owned by Company Shareholder as of the date hereof.

     (c) "Securities" means the Existing Shares together with any shares of Company Common Stock or other securities of the Company acquired by Company Shareholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

     SECTION 2. Representations and Warranties of Company Shareholder. Company Shareholder represents and warrants to WEC as follows:

     (a) Ownership of Shares. On the date hereof, Company Shareholder is the sole record and Beneficial Owner of the Existing Shares consisting of the number of shares of Company Common Stock set forth on the signature page hereto. On the date hereof, the Existing Shares constitute all of the shares of Company

Common Stock owned of record or Beneficially Owned by Company Shareholder. There are no outstanding options or other rights to acquire from Company Shareholder, or obligations of Company Shareholder to sell or to acquire, any shares of Company Common Stock. Company Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

     (b) Power; Binding Agreement. Company Shareholder has the legal capacity, power and authority to enter into and perform all of Company Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Company Shareholder and constitutes a valid and binding agreement of Company Shareholder, enforceable against Company Shareholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3. Disclosure. Company Shareholder hereby agrees to permit WEC to disclose in any press release or other disclosure document which WEC, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, Company Shareholder's identity and ownership of Company Common Stock and the nature of Company Shareholder's commitments, arrangements and understandings under this Agreement.

     SECTION 4. Voting.

     (a) Company Shareholder. The Company Shareholder acknowledges that WEC has entered into the Merger Agreement in reliance on the agreements set forth herein and, on that basis and in consideration for the proposed Merger, Company Shareholder hereby covenants and agrees that:

          (i) subject to the discharge of his fiduciary responsibilities, in his capacity as an officer and/or a member of the board of directors, he will, subject to the provisions of Section 6.12 of the Merger Agreement, as applicable:

             (A) vote in favor of the Merger, and the execution and delivery of the Merger Agreement and all related agreements and all actions contemplated thereby; and

             (B) use his diligent efforts to cause the shareholders of the Company to adopt and approve the Merger Agreement and the transactions contemplated thereby.

          (ii) he will vote all Securities held of record or Beneficially by him as of the date hereof or hereinafter acquired to approve and adopt the Merger and the Merger Agreement.

     (b) WEC. WEC hereby covenants and agrees that it will vote or cause to be voted all shares of Company Common Stock held of record or Beneficially as of the date hereof or hereafter acquired by WEC, Oriole, WAC, the WEC Group (as defined in the Merger Agreement) or any other subsidiary of WEC to approve and adopt the Merger and the Merger Agreement.

     SECTION 5. Distributions. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the terms "Existing Shares and Securities" will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

     SECTION 6. Termination. This Agreement shall terminate on the earlier to occur of: (a) the termination of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

     SECTION 7. Miscellaneous.

     (a) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     (b) Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

     (c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to WEC, to:
     Winbond Electronics Corporation
     No. 4, Creation Rd. III
     Science-Based Industrial Park
     Hsinchu, Taiwan, R.O.C.
     Attn: Arthur Y.C. Chiao, Chairman

     with a copy to:

     Graham & James LLP
     600 Hansen Way
     Palo Alto, CA 94304
     Attn: Alan B. Kalin, Esq.

     If to Company Shareholder, to the address set forth on the signature page hereto.

     (e) Severability. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money, damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specified performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (i) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     (j) Descriptive heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning of interpretation of this Agreement.

     (k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (l) Further Assurances. From time to time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, WEC and Company Shareholder have caused this Agreement to be duly executed as of the day and year first written above.

                                          WINBOND ELECTRONICS CORPORATION

                                          By:
                                          --------------------------------------
                                            Chairman of the Board of Directors

                                          COMPANY SHAREHOLDER

                                          --------------------------------------

                                              Name:
                                          --------------------------------------

NUMBER OF EXISTING SHARES
BENEFICIALLY OWNED BY
COMPANY SHAREHOLDER:
----------------
ADDRESS OF COMPANY SHAREHOLDER:

----------------------------------------------------

----------------------------------------------------

----------------------------------------------------

                                   EXHIBIT B

                                MERGER AGREEMENT

     This Merger Agreement (the "Merger Agreement"), is made and entered into as
of the                day of             , 1998, by and between Winbond
Acquisition Corporation, a California corporation ("WAC"), Information Storage Devices, Inc., a California corporation (being herein referred to as "ISD" or the "Surviving Corporation") (WAC and ISD being herein collectively referred to as the "Constituent Corporations"), and Oriole Holding Corporation ("Oriole").

                                   RECITALS:

     A. The Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that ISD be acquired by Winbond Electronics Corporation ("WEC") through the merger of WAC with and into ISD (the "Merger").

     B. The Constituent Corporations, WEC and Oriole previously have entered
into an Agreement and Plan of Merger dated as of September   , 1998 (the "Plan
of Merger") setting forth certain representations, warranties and agreements in connection with the Merger and the transactions associated therewith.

     NOW, THEREFORE, the parties do hereby agree as follows:

                                   ARTICLE I

                          THE CONSTITUENT CORPORATIONS

     1.1 (a) WAC was incorporated under the laws of the State of California on September 11, 1998.

        (b) WAC is authorized to issue an aggregate of 25,000,000 shares of Common Stock, no par value ("WAC Common Stock").

        (c) As of             , 1998, an aggregate of                shares of
WAC Common Stock were outstanding.

     1.2 (a) ISD was incorporated under the laws of the State of California on December 10, 1987.

        (b) ISD is authorized to issue an aggregate of 22,000,000 shares of Common Stock, no par value ("ISD Common Stock"), and 5,000,000 shares of Preferred Stock, no par value ("ISD Preferred Stock").

        (c) As of             , 1998, an aggregate of                shares of
ISD Common Stock were outstanding, and no shares of ISD Preferred Stock were outstanding.

                                   ARTICLE II

                                   THE MERGER

     2.1 (a) This Merger Agreement has been adopted and approved by the vote of the shareholders of the Constituent Corporations. If all of the conditions precedent to the consummation of the Merger specified in the Plan of Merger shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then unless terminated as provided in the Plan of Merger , this Merger Agreement, along with certificates meeting the requirements of the California General Corporation Law shall be filed with the Secretary of State of California. At such filing, the Merger shall become effective ("Effective Time of the Merger").

        (b) At the Effective Time of the Merger, WAC shall be merged into ISD and the separate corporate existence of WAC shall thereupon cease. ISD shall be the surviving corporation in the Merger and the separate corporate existence of ISD, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     2.2 (a) The Surviving Corporation shall succeed to all of the rights, privileges, powers, immunities and franchises of WAC, all of the properties and assets of WAC and all of the debts, choses in action and other interests due or belonging to WAC and shall be subject to, and responsible for, all of the debts, liabilities and obligations of WAC with the effect set forth in the California General Corporation Law.

        (b) If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of WAC or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Merger Agreement.

                                  ARTICLE III

       ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     3.1 At the Effective Time of the Merger, the Articles of Incorporation of the Surviving Corporation shall be amended to read in full as set forth in Attachment A hereto.

     3.2 The Bylaws of ISD in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                                   ARTICLE IV

                  MANNER AND BASIS OF CONVERTING CAPITAL STOCK

     4.1 At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of any shares of stock of the Constituent Corporations:

          (a) All shares of ISD Common Stock that are owned directly or indirectly by ISD or by any of the WEC Group (as defined in the Plan of Merger), Oriole, WAC or any other subsidiary of WEC shall be canceled and extinguished without conversion and no consideration shall be delivered in exchange therefor.

          (b) Each full or fractional share of ISD Common Stock (except for shares, if any, which shall then or thereafter constitute "dissenting shares" within the meaning of Section 1300 of the California General

     Corporation Law (herein referred to as "Dissenting Shares") and the shares described in Section 4.1(a) above) which is outstanding immediately prior to the Effective Time of the Merger shall be canceled and extinguished and will be converted into the right to receive, upon surrender of the certificate representing such share of ISD Common Stock in the manner provided in Section 4.3 hereof, an amount of cash equal to $
     (the "Merger Consideration").

          (c) Any outstanding shares of ISD Preferred Stock shall be canceled and all authorized shares of ISD Preferred Stock shall be eliminated at the Effective Time of the Merger.

          (d) All issued and outstanding shares of capital stock of WAC shall continue to be issued and shall be converted into 1,000 shares of ISD Common Stock. Each stock certificate of WAC evidencing ownership of such certificates shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) All Company Option Plans (as defined in Section 2.4 of the Plan of Merger) and the Employee Purchase Plan (as defined in Section 1.5 of the Plan of Merger) maintained by the Company immediately prior to the Merger, and the outstanding and unexercised portions of all options to purchase ISD Company Stock, including without limitation all options outstanding under such Company Option Plans, the Employee Purchase Plan, and any other outstanding options, shall terminate, and the Surviving Corporation shall have no obligations after the Effective Time of the Merger with respect thereto.

     4.2 If the holders of ISD Common Stock are entitled to dissenters' rights in connection with the Merger under Section 1300 of the California General Corporation Law, any Dissenting Shares shall not be converted into the Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California.

     4.3 As soon as practicable after the Effective Time of the Merger, and after surrender to an agent appointed and compensated by Oriole (the "Exchange Agent") of any certificate which prior to the Effective Time of the Merger shall have represented any shares of ISD Common Stock, Oriole shall cause to be distributed to the person in whose name such certificate is registered a check representing the Merger Consideration determined in accordance with Section 4.1 above. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time of the Merger shall have represented any shares of ISD Common Stock shall be deemed at and after the Effective Time of the Merger to represent only the right to receive the Merger Consideration (without interest) determined in accordance with Section 4.1 above. If any payment is to be made to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the certificate so surrendered will be properly endorsed and accompanied by all documents required by Oriole and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, Oriole and the Surviving Corporation will cause to be issued in exchange for such lost, stolen or destroyed certificate the Merger Consideration and unpaid dividends and distributions on shares of ISD Common Stock deliverable in respect thereof, pursuant to this Agreement. Neither WEC nor Oriole or the Surviving Corporation shall be liable to any Person in respect of any shares of ISD Common Stock (or dividends or distributions with respect thereto) in each case delivered to a public official pursuant to any applicable abandoned property escheat or similar law. If any certificate shall not have been surrendered prior to five years after the Effective Time of the Merger (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such certificate pursuant to this Article IV or any dividends or distributions payable to the holder of such certificate would otherwise escheat to or become the property of any governmental authority) any such Merger Consideration or cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                                   ARTICLE V

                           TERMINATION AND AMENDMENT

     5.1 Notwithstanding the approval of this Merger Agreement by the shareholders of WAC and ISD, this Merger Agreement shall terminate forthwith in the event that the Plan of Merger shall be terminated as therein provided.

     5.2 This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either WAC and ISD, but, after any such approval, no amendment which by law requires the further approval of the shareholders of either WAC or ISD may be made without such approval having first been obtained. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Without limiting the foregoing, the parties hereto acknowledge and agree that any modification of the Merger Consideration to be paid for the ISD Common Stock or the manner or basis of the conversion of the capital stock of the Constituent Corporations shall require further approval of the shareholders of WAC and ISD.

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

WINBOND ACQUISITION CORPORATION                             INFORMATION STORAGE DEVICES, INC.

By: -------------------------------------------------       By: -------------------------------------------------
                                           , Chairman                                   , Chief Executive Officer

ORIOLE HOLDING CORPORATION

By:
------------------------------------
                          , Chairman

                                  ATTACHMENT A

                           ARTICLES OF INCORPORATION

                                       OF

                       INFORMATION STORAGE DEVICES, INC.

                                       I.

     The name of this corporation is Information Storage Devices, Inc.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     This corporation is authorized to issue only one class of shares of stock, with no par value, designated as "Common Stock." This corporation is authorized to issue one hundred thousand (100,000) shares of Common Stock.

                                      IV.

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article IV, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article IV, shall only be prospective and shall not adversely affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       V.

     This corporation is authorized to indemnify its agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification of directors and agents of the corporation set forth in Section 204 of the California Corporations Code with respect to actions for breach of a duty to the corporation and its shareholders. Any repeal or modification of this
Article V, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article V, shall only be prospective and shall not adversely affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.

                                   EXHIBIT C

                            ------------------------

                          AMENDED AND RESTATED BYLAWS

                                       OF

                       INFORMATION STORAGE DEVICES, INC.
                           (A CALIFORNIA CORPORATION)

                            ------------------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I  OFFICES .......................................................   A-39
     Section 1.1   Principal Office.......................................   A-39
     Section 1.2   Other Offices..........................................   A-39

ARTICLE II  SHAREHOLDERS .................................................   A-39
     Section 2.1   Place of Meetings......................................   A-39
     Section 2.2   Annual Meeting.........................................   A-39
     Section 2.3   Special Meetings.......................................   A-39
     Section 2.4   Notice of Meetings.....................................   A-39
     Section 2.5   Manner of Giving Notice; Affidavit of Notice...........   A-40
     Section 2.6   Waiver of Notice or Consent by Absent Shareholders.....   A-40
     Section 2.7   Quorum.................................................   A-40
     Section 2.8   Voting.................................................   A-41
     Section 2.9   Action Without Meeting.................................   A-41
     Section 2.10  Record Date............................................   A-42
     Section 2.11  Inspectors of Election.................................   A-42

ARTICLE III  DIRECTORS ...................................................   A-43
     Section 3.1   Powers.................................................   A-43
     Section 3.2   Number and Qualification of Directors..................   A-43
     Section 3.3   Election and Term of Office............................   A-43
     Section 3.4   Vacancies..............................................   A-43
     Section 3.5   Resignation............................................   A-43
     Section 3.6   Removal................................................   A-44
     Section 3.7   Place of Meetings......................................   A-44
     Section 3.8   Regular Meetings.......................................   A-44
     Section 3.9   Special Meetings; Notice...............................   A-44
     Section 3.10  Waiver of Notice.......................................   A-44
     Section 3.11  Participation by Telephone.............................   A-44
     Section 3.12  Quorum and Action at Meeting...........................   A-45
     Section 3.13  Adjournment/Notice of Adjournment......................   A-45
     Section 3.14  Action Without Meeting.................................   A-45
     Section 3.15  Committees.............................................   A-45
     Section 3.16  Meetings and Action of Committees......................   A-45
     Section 3.17  Compensation and Expenses of Directors.................   A-45
     Section 3.18  Approval of Loans to Officers..........................   A-45

ARTICLE IV  OFFICERS .....................................................   A-46
     Section 4.1   Officers...............................................   A-46
     Section 4.2   Removal and Resignation................................   A-46
     Section 4.3   Vacancies in Offices...................................   A-46
     Section 4.4   Chair of the Board.....................................   A-46
     Section 4.5   President..............................................   A-46
     Section 4.6   Vice Presidents........................................   A-46
     Section 4.7   Secretary..............................................   A-46
     Section 4.8   Chief Financial Officer................................   A-47
     Section 4.9   Salaries...............................................   A-47

                                                                                 PAGE
                                                                                 ----
ARTICLE V  MISCELLANEOUS......................................................   A-47
     Section 5.1  Records and Inspection Rights...............................   A-47
     Section 5.2  Annual Report to Shareholders; Waiver.......................   A-47
     Section 5.3  Annual Statement of General Information.....................   A-47
     Section 5.4  Checks, Drafts, Evidences of Indebtedness...................   A-47
     Section 5.5  Execution of Corporate Contracts and Instruments............   A-47
     Section 5.6  Certificates for Shares.....................................   A-48
     Section 5.7  Lost, Stolen or Destroyed Certificates......................   A-48
     Section 5.8  Corporate Seal..............................................   A-48
     Section 5.9  Construction and Definitions................................   A-48

ARTICLE VI  INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER
            AGENTS............................................................   A-48

ARTICLE VII  AMENDMENTS.......................................................   A-48
     Section 7.1  Amendment by Shareholders...................................   A-48
     Section 7.2  Amendment by Directors......................................   A-48

                          AMENDED AND RESTATED BYLAWS

                                       OF

                       INFORMATION STORAGE DEVICES, INC.

                                   ARTICLE I

                                    OFFICES

     SECTION 1.1 Principal Office. The board of directors shall fix the location of the principal executive office of the corporation at any place within or outside the State of California. If the principal executive office is located outside California, and the corporation has one or more business offices in California, the board of directors shall fix and designate a principal business office in California.

     SECTION 1.2 Other Offices. The board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

                                   ARTICLE II

                                  SHAREHOLDERS

     SECTION 2.1 Place of Meetings. Meetings of shareholders shall be held at any place designated by the board of directors. In the absence of any such designation, shareholders' meetings shall be held at the principal executive office of the corporation.

     SECTION 2.2 Annual Meeting. Unless otherwise designated by the board of directors, the annual meeting of shareholders shall be held each year on a date and at a time designated by the board of directors. At the annual meeting, directors shall be elected and any other proper business may be transacted.

     SECTION 2.3 Special Meetings. Special meetings of the shareholders may be called for any purpose at any time by the president, the board of directors or the chair of the board, or by one or more shareholders holding not less than ten percent (10%) of the shares entitled to vote at that meeting.

     If a special meeting is called by any person or persons other than the board of directors, a written request to give notice of the meeting, specifying the time of the meeting and the general nature of the business to be transacted, shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chair of the board, the president, any vice president or the secretary of the corporation. The officer receiving the request shall cause notice to be given promptly to the shareholders entitled to vote, in accordance with the provisions of Section 2.4, that a meeting will be held at the time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the board of directors may be held.

     SECTION 2.4 Notice of Meetings. Notice of meetings of the shareholders of the corporation shall be given in writing to each shareholder entitled to vote in accordance with Section 2.5 of these bylaws not less than ten (10) (or, if sent by third-class mail pursuant to Section 2.5 of these bylaws, thirty (30)) nor more than sixty (60) days before the meeting. Such notice shall state the place, date and hour of the meeting and (a) in the case of special meetings, the general nature of the business to be transacted, and no other business may be transacted, (b) in the case of annual meetings, those matters which the board of directors, at the time of the mailing of the notice, intends to present for action by the shareholders, and (c) in the case of any meeting at which directors are to be elected, the names of the nominees whom, at the time of the notice, management intends to present for election.

     If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect financial interest, pursuant to Section 310 of the California General

Corporation Law (the "Code"), (ii) an amendment to the articles of incorporation, pursuant to Section 902 of the Code, (iii) a reorganization of the corporation, pursuant to Section 1201 of the Code, (iv) a voluntary dissolution of the corporation, pursuant to Section 1900 of the Code, or (v) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, pursuant to Section 2007 of the Code, the notice shall also state the general nature of that proposal.

     SECTION 2.5 Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of shareholders shall be given either personally or by first-class mail, or if the corporation has outstanding shares held of record by five hundred
(500) or more persons (determined as provided in Section 605 of the Code) on the record date for the shareholders' meeting, notice may be sent by third-class mail, or by telegraphic or other written communication, charges prepaid, addressed to the shareholder at the address of that shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice. If no such address appears on the corporation's books or is given, notice shall be deemed to have been given if sent to that shareholder by first-class mail or telegraphic or other written communication to the corporation's principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

     If any notice addressed to a shareholder at the address of that shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the shareholder at that address, all future notices or reports shall be deemed to have been duly given without further mailings if the same shall be available to the shareholder on written demand of the shareholder at the principal executive office of the corporation for a period of one (1) year from the date of the giving of the notice. An affidavit of the mailing or other means of giving any notice of any shareholders' meeting, executed by the secretary, assistant secretary or any transfer agent of the corporation giving the notice, shall be prima facie evidence of the giving of such notice.

     SECTION 2.6 Waiver of Notice or Consent by Absent Shareholders. The transactions of any meeting of shareholders, however called and noticed, and wherever held, shall be as valid as though done at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote at the meeting, who was not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes of the meeting. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of shareholders, except that if action is taken or proposed to be taken for approval of any of those matters specified in the second paragraph of
Section 2.4 of these bylaws, the waiver of notice or consent shall state the general nature of the proposal. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

     Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of a matter not included in the notice of the meeting, if that objection is expressly made at the meeting.

     SECTION 2.7 Quorum. The representation in person or by proxy of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business at a meeting of the shareholders. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

     Any shareholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares represented in person or by proxy at that meeting, but in the absence of a quorum, no other business may be transacted, except as provided above.

     When any shareholders' meeting is adjourned, notice of the adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless
(a) the adjournment is for forty-five (45) days or more from the date set for the original meeting or (b) after the adjournment a new record date is fixed for the adjourned meeting. In those cases, notice of the adjourned meeting shall be given pursuant to Section 2.5 to each shareholder entitled to vote at the adjourned meeting.

     SECTION 2.8  Voting.

     (a) Procedures. The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 2.10, subject to the provisions of Sections 702 through 704, inclusive, of the Code (relating to voting shares held by a fiduciary, in the name of a corporation or in joint ownership). The shareholders' vote may be by voice vote or by ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder at the meeting before the voting has begun. On any matter other than the election of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but if the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares which the shareholder is entitled to vote. Except as provided in Section 2.7 or in this Section 2.8, the affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number, or voting by classes, is required by the Code or by the articles of incorporation.

     (b) Cumulative Voting. Shareholders entitled to vote at any election of directors shall have the right to cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which their shares are normally entitled, or to distribute their votes on the same principle among as many candidates as they shall think fit; provided, however, that no shareholder shall be entitled to cumulate votes unless the candidates' names shall have been placed in nomination prior to commencement of the voting and at least one shareholder shall have given notice at the meeting prior to the voting of that shareholder's intention to vote cumulatively. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates placed in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. If there are more candidates for than vacancies on the board, the vacancies shall be filled by the candidates receiving the highest number of affirmative votes.

     (c) Proxies. Every person entitled to vote shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by such person and filed with the secretary of the corporation. A proxy shall be deemed signed if the shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, or otherwise) by the shareholder or the shareholder's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, prior to the vote pursuant to that proxy, by a writing delivered to the corporation stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 705(e) and (f) of the Code.

     SECTION 2.9  Action Without Meeting. Except as otherwise provided in this
Section 2.9, any action which may be taken at any meeting of shareholders may be taken without a meeting and prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the corporation and shall be maintained in the corporate records. Any shareholder giving a written consent, or the shareholder's proxy holders, or a transferee of the shares, or a personal representative of the shareholder, or their respective proxy holders, may revoke the consent by a writing received by the secretary of the corporation before written consents of the number of shares required to authorize the proposed action have been filed with the secretary.

     Unless consents of all shareholders entitled to vote have been solicited in writing, (a) prompt notice shall be given, in accordance with the provisions of
Section 2.5, of actions taken without a meeting by less than unanimous written consent, to those shareholders entitled to vote who have not consented in writing; and (b) in the case of any shareholder approval which is (i) obtained without a meeting by less than unanimous written consent and (ii) pursuant to Code Section 310 (approval of contracts or transactions with an interested director), Section 317 (indemnification of agents of the corporation), Section 1201 (reorganization) or Section 2007 (plan of distribution on dissolution not in accordance with the rights of outstanding preferred shares), notice of such approval shall be given at least ten (10) days before the consummation of the action authorized by such approval.

     Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for their election; provided, however, that a director may be elected at any time to fill a vacancy that has not been filled by the directors, except for a vacancy created by removal, by written consent of a majority of the outstanding shares entitled to vote.

     SECTION 2.10  Record Date.

     (a) Established by the Board of Directors. In order that the corporation may determine the shareholders entitled to notice of, or to vote at, any meeting or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

     (b) Established by Operation of Law. If no record date is fixed:

          (i) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day preceding the day on which notice is given or, if notice is waived, at the close of business on the business day preceding the day on which the meeting is held;

          (ii) the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the board of directors has been taken, shall be the day on which the first written consent is given; and

          (iii) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such other action, whichever is later.

     (c) Effect of Determination of Record Date. Shareholders of record at the close of business on the record date are entitled to notice and to vote, or to receive the dividend, distribution or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided by agreement or in the Code.

     SECTION 2.11 Inspectors of Election. Before any meeting of shareholders, the board of directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, the chairman of the meeting may, and on the request of any shareholder or a shareholder's proxy shall, appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one (1) or three (3). If inspectors are appointed at a meeting pursuant to the request of one (1) or more shareholders or proxies, the holders of a majority of shares or their proxies present at the meeting shall determine whether one (1) or three (3) inspectors are to be appointed. If any person appointed

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

as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and upon the request of any shareholder or a shareholder's proxy shall, appoint a person to fill that vacancy.

     Such inspectors shall:

          (a) Determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

          (b) Receive votes, ballots or consents;

          (c) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

          (d) Count and tabulate all votes or consents;

          (e) Determine when the polls shall close;

          (f) Determine the result; and

          (g) Do any other acts that may be proper to conduct the election or vote with fairness to all shareholders.

                                  ARTICLE III

                                   DIRECTORS

     SECTION 3.1 Powers. Subject to the provisions of the Code and to any limitations in the articles of incorporation or these bylaws requiring shareholder authorization or approval of a particular action, the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised, by or under the direction of the board of directors. The board of directors may delegate the management of day-to-day operation of the business of the corporation to a management company or other person; provided, however, that the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised, under the ultimate direction of the board of directors.

     SECTION 3.2 Number and Qualification of Directors. This corporation shall have a fixed number of three (3) directors until changed by an amendment to the articles of incorporation, or by an amendment to this Section 3.2 adopted by holders of a majority of the outstanding shares entitled to vote. After the issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by holders of a majority of the outstanding shares entitled to vote. The directors need not be shareholders of this corporation.

     SECTION 3.3 Election and Term of Office. The directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. Subject to the provisions of Sections 3.5 and 3.6, each director shall hold office until the expiration of the term for which elected and until a successor has been elected.

     SECTION 3.4 Vacancies. Except for a vacancy created by the removal of a director, vacancies in the board of directors may be filled by a majority of the remaining directors, whether or not less than a quorum, or by a sole remaining director. The shareholders shall elect a director or directors to fill any vacancy created by removal, and the shareholders may elect a director or directors at any time to fill a vacancy not filled by the directors, but such election, if by written consent, shall be pursuant to the provisions of Section
2.9. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected.

     SECTION 3.5 Resignation. Any director may resign effective upon giving written notice to the chair of the board, the president, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

     SECTION 3.6 Removal. The board of directors may declare vacant the office of a director who has been declared of unsound mind by order of court, or who has been convicted of a felony. Any or all of the directors may be removed without cause by an affirmative vote of a majority of the outstanding shares entitled to vote; provided, however, that unless the entire board is removed, no individual director may be removed when the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and either the entire number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected.

     SECTION 3.7 Place of Meetings. Meetings of the board of directors may be held at any place which has been designated in the notice of the meeting, or, if not stated in the notice or if there is no notice, designated in the bylaws or by resolution of the board of directors. In the absence of designation, meetings shall be held at the principal executive office of the corporation.

     SECTION 3.8 Regular Meetings. Regular meetings of the board of directors shall be held without notice at such time and place as shall be determined from time to time by the board of directors.

     SECTION 3.9 Special Meetings; Notice. Special meetings of the board of directors may be called at any time by the chair of the board or the president or any vice president or the secretary or any two directors. Notice of the time and place of all special meetings shall be given to each director by any of the following means:

          (a) By personal delivery, or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail, or other electronic means at least forty-eight (48) hours prior to the time of the meeting; or

          (b) By first-class mail, postage prepaid, at least four (4) days prior to the time of the meeting.

     Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.

     SECTION 3.10 Waiver of Notice. Notice of a meeting need not be given to any director who, either before or after the meeting, signs a written waiver of notice or a consent to holding the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting also need not be given to any director who attends the meeting without protesting, before or at its commencement, the lack of notice to that director.

     SECTION 3.11 Participation by Telephone. Members of the board of directors may participate in a meeting through use of conference telephone, electronic video screen communication, or other communications equipment. Participation in a meeting pursuant hereto constitutes presence in person at that meeting if all of the following apply:

          (a) Each member participating in the meeting can communicate with all of the other members concurrently.

          (b) Each member is provided the means of participating in all matters before the board, including the capacity to propose, or to interpose an objection, to a specific action to be taken by the corporation.

          (c) The corporation adopts and implements some means of verifying both of the following:

             (i) A person communicating by telephone, electronic video screen, or other communications equipment is a director entitled to participate in the board meeting; and

             (ii) All statements, questions, actions, or votes were made by that director and not by another person not permitted to participate as a director.

     SECTION 3.12 Quorum and Action at Meeting. A majority of the authorized number of directors fixed by Section 3.2 shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.13 of these bylaws. Subject to the provisions of the Code, an act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

     SECTION 3.13 Adjournment/Notice of Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given, unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting, in the manner specified in
Section 3.9 of these bylaws, to the directors who were not present at the time of the adjournment.

     SECTION 3.14 Action Without Meeting. An action required or permitted to be taken by the board of directors may be taken without a meeting, if all members of the board individually or collectively consent in writing to that action. The written consent or consents shall be filed with the minutes of the board. Actions by written consent shall have the same force and effect as a unanimous vote of the directors.

     SECTION 3.15 Committees. The board of directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors and each of which, except to the extent provided in the resolution and as limited by Section 311 of the Code, shall have all the authority of the board of directors. Further, the board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Each committee shall serve at the pleasure of the board.

     SECTION 3.16 Meetings and Action of Committees. Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws, with such changes in the context of these bylaws as are necessary to substitute the committee and its members for the board of directors and its members, except that the time for regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee. Special meetings of committees may also be called by resolution of the board of directors. Notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. Minutes shall be kept of each meeting of any committee and shall be filed with the corporate records. The board of directors may adopt such other rules for the governance of any committee as are not inconsistent with the provisions of these bylaws.

     SECTION 3.17 Compensation and Expenses of Directors. Directors and members of committees shall not receive compensation for their services or reimbursement for their expenses except in amounts fixed or determined by resolution of the board of directors. This Section 3.17 shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise, and receiving compensation for those services.

     SECTION 3.18 Approval of Loans to Officers. The corporation may, upon the approval of the board of directors alone, make loans of money or property to, or guarantee the obligations of, any officer of the corporation or its parent or subsidiary, whether or not a director, or adopt an employee benefit plan or plans authorizing such loans or guaranties provided that (i) the board of directors determines that such a loan or guaranty or plan may reasonably be expected to benefit the corporation, (ii) the corporation has outstanding shares held of record by 100 or more persons (determined as provided in Section 605 of the Code) on the date of approval by the board of directors, and (iii) the approval of the board of directors is by a vote sufficient without counting the vote of any interested director or directors.

                                   ARTICLE IV

                                    OFFICERS

     SECTION 4.1 Officers. The officers of the corporation shall be a president, a secretary and a chief financial officer, all of whom shall be chosen by, and serve at the pleasure of, the board of directors. The corporation may also have, at the discretion of the board of directors, a chair of the board, one or more vice presidents and such other officers as may be deemed expedient for the proper conduct of the business of the corporation, each of whom shall have such authority and shall perform such duties as the board of directors may from time to time determine. One person may hold two or more offices.

     SECTION 4.2 Removal and Resignation. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed at any time, with or without cause, by the board of directors or, except in the case of an officer chosen by the board of directors, by an officer upon whom such power of removal may be conferred by the board of directors. Any officer may resign at any time by giving written notice to the corporation without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party. Any resignation shall take effect at the date of the receipt of the notice or at any later time specified in the notice, and unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

     SECTION 4.3 Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these bylaws for regular appointments to that office.

     SECTION 4.4 Chair of the Board. The chair of the board, if such an officer be elected, shall, if present, preside at all meetings of shareholders and the board of directors and shall perform all other duties incident to the office or properly required by the board of directors. If there is no president, the chair of the board shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 4.5.

     SECTION 4.5 President. Subject to such supervisory powers, if any, as may be given by the board of directors to the chair of the board, if there be such an officer, the president shall be the general manager and chief executive officer of the corporation and, subject to the control of the board of directors, shall have general supervision over and control of the business and officers of the corporation. In the absence of the chair of the board or if that office is not filled, the president shall preside at all meetings of the shareholders and, if a member of the board of directors, at all meetings of the board of directors. The president shall have general power of management as well as any other powers and duties prescribed by the board of directors, and shall be primarily responsible for carrying out all orders and resolutions of the board of directors.

     SECTION 4.6 Vice Presidents. In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, shall perform all the duties of the president, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the board of directors, the chair of the board or the president.

     SECTION 4.7 Secretary. The secretary shall keep, or cause to be kept, at the corporation's principal executive office, or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors and shareholders. The minutes of each meeting shall state the time and place that it was held and such other information as shall be necessary to determine the actions taken at the meeting and whether the meeting was held in accordance with the law and these bylaws. The secretary shall keep, or cause to be kept, at the corporation's principal executive office, or at the office of its transfer agent or registrar, a share register showing the names and addresses of all shareholders, the number and class of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The secretary shall give, or cause to be given, notice of all meetings of shareholders, directors and committees required to be given by the bylaws, and shall keep the seal of the corporation, if one is adopted, in safe custody. The secretary shall have such other powers and perform such other duties as may be properly prescribed by the board of directors, the chair of the board or the president.

     SECTION 4.8 Chief Financial Officer. The chief financial officer shall have the custody of all moneys and securities of the corporation and shall keep regular books of account. The chief financial officer shall disburse the funds of the corporation in payment of the just demands against the corporation or as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the board of directors from time to time as may be required by the board of directors an account of all transactions as chief financial officer and of the financial condition of the corporation. The chief financial officer shall have such other powers and perform all duties incident to the office or which may be properly prescribed by the board of directors, the chair of the board or the president.

     SECTION 4.9 Salaries. The salaries of the officers may be fixed from time to time by the board of directors, and no officer shall be prevented from receiving such salary by reason of the fact that the officer is also a director of the corporation.

                                   ARTICLE V

                                 MISCELLANEOUS

     SECTION 5.1 Records and Inspection Rights. The corporation shall keep such records (including shareholder lists, accounting books, minutes of meetings and other records) as are required by the Code, and these records shall be open to inspection by the directors and shareholders of the corporation to the extent permitted by the Code.

     SECTION 5.2 Annual Report to Shareholders; Waiver. The board of directors shall cause an annual report to be sent to the shareholders not later than one hundred twenty (120) days after the close of the fiscal year adopted by the corporation. Such report shall be sent at least fifteen (15) days before the annual meeting of shareholders to be held during the next fiscal year and in the manner specified in Section 2.5 of these bylaws for giving notice to shareholders of the corporation.

     The annual report shall contain a balance sheet as of the end of the fiscal year, an income statement, and statement of changes in financial position for the fiscal year, accompanied by any report of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that the statements were prepared without audit from the books and records of the corporation. The foregoing requirement of an annual report shall be waived so long as the shares of the corporation are held by less than one hundred (100) holders of record.

     SECTION 5.3 Annual Statement of General Information. The corporation, during the applicable filing period in each year, shall file with the Secretary of State of the State of California, on the prescribed form, a statement setting forth: the names and complete business or residence addresses of all incumbent directors; the number of vacancies on the board, if any; the names and complete business or residence addresses of the president, secretary and chief financial officer; the street address of its principal executive office or principal business office in this state; and the general type of business constituting the principal business activity of the corporation; together with a designation of the agent of the corporation for the purpose of service of process. All of the requirements of this Section 5.3 shall be carried out in compliance with Section 1502 of the Code.

     SECTION 5.4 Checks, Drafts, Evidences of Indebtedness. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of, or payable to, the corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the board of directors.

     SECTION 5.5 Execution of Corporate Contracts and Instruments. Subject to restrictions on corporate loans and guarantees to directors, officers, employees or shareholders as provided by Section 315 of the Code, the board of directors may authorize any officer or officers or agent or agents, or appoint an attorney-in-fact or attorneys-in-fact, to enter into any contract or execute any instrument in the name of, and on behalf of, the corporation, and this authority may be general or confined to specific instances; and unless so authorized or

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

appointed, or unless afterwards ratified by the board of directors, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

     SECTION 5.6 Certificates for Shares. Every holder of shares in the corporation shall be entitled to have a certificate signed in the name of the corporation by the chair or vice chair of the board or the president or a vice president and by the chief financial officer or an assistant treasurer or the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be that officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

     SECTION 5.7 Lost, Stolen or Destroyed Certificates. The corporation may issue a new share certificate or a new certificate for any other security in the place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed. As a condition to the issuance of a new share certificate, the corporation may require the owner of the lost, stolen or destroyed certificate or the owner's legal representative to give the corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

     SECTION 5.8 Corporate Seal. The corporation may have a corporate seal in such form as shall be prescribed and adopted by the board of directors.

     SECTION 5.9 Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the Code shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural includes the singular, and the term "person" includes both a corporation and a natural person.

                                   ARTICLE VI

       INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

     The corporation is authorized to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person's having been made or having been threatened to be made a party to a proceeding in excess of indemnification expressly permitted by Section 317 of the Code, to the fullest extent permissible under California law, and the corporation shall advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by subdivision (f) of
Section 317 of the Code. The terms "agent", "proceeding" and "expenses" used in this Article VI shall have the same meaning as such terms in said Section 317 of the Code. The corporation may purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against, or incurred by, the agent in such capacity or arising out of the agent's status as such, whether or not the corporation would have the power to indemnify the agent against that liability under the provisions of Section 317 of the Code.

                                  ARTICLE VII

                                   AMENDMENTS

     SECTION 7.1 Amendment by Shareholders. New bylaws may be adopted or these bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote, except as otherwise provided by law or by the articles of incorporation.

     SECTION 7.2 Amendment by Directors. Subject to the right of shareholders as provided in Section 7.1, bylaws other than a bylaw or amendment thereof changing the authorized number of directors (except to fix the authorized number of directors pursuant to a bylaw providing for a variable number of directors) may be adopted, amended or repealed by the board of directors.

                            CERTIFICATE OF SECRETARY

     I, the undersigned, certify that I am the presently elected and acting secretary of Information Storage Devices, Inc., a California corporation, and the foregoing bylaws, consisting of 15 pages, including this page, are the bylaws of this corporation as adopted by the shareholders.

Executed at San Jose, California on             , 1998.




                                          --------------------------------------
                                          Secretary

                                   EXHIBIT D

                     FORM OF OPINION OF COUNSEL TO COMPANY

     1. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own and maintain its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or, to the knowledge of such counsel, the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect.

     2. Except as set forth in the Company Disclosure Schedule, the Company is directly or indirectly the record owner of all of the outstanding shares of capital stock of each of its subsidiaries, and there are no proxies with respect to such shares. All such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by the Company free and clear of all Liens. Other than as set forth in the Agreement and the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any corporation, limited liability company, partnership, joint venture or other business association or entity.

     3. The Company has full corporate power and authority to execute and deliver the Agreement and to consummate the Merger and the other transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the Merger and the other transactions contemplated thereby have been duly and validly authorized by the Board of Directors of the Company and approved by the Company's shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize the Agreement or to consummate the Merger or the other transactions contemplated thereby.

     4. The Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms.

     5. Except as set forth in the Agreement and the Company Disclosure Schedule, neither the execution and delivery of the Agreement by the Company nor the consummation of the Merger or the performance by the Company of the Agreement will: (i) conflict with or violate the Articles of Incorporation or any Certificate of Determination of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company, other than Permitted Liens, pursuant to any Indebtedness, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

     6. None of the Company or any of its subsidiaries is in violation of or default under (x) its respective certificate or articles of incorporation or organization or bylaws, (y) any Material Contract, except, in the case of clause
(y) above, for such violations or defaults which would not, individually or in the aggregate, either have a material adverse effect or materially impair the Company's ability to consummate the Merger or the other transactions contemplated by the Agreement.

     7. The authorized capital stock of the Company consists of 22,000,000
shares of Company Common Stock, of which                are issued and
outstanding, and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of such issued and outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound. Except as set forth in the Agreement and the Company Disclosure Schedule, (i) there are no outstanding warrants, options, rights, securities, agreements, subscriptions or other commitments pursuant to which the Company is or may become obligated to issue, deliver or sell any additional shares of capital stock or convertible debt of the Company or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment and (ii) there are no outstanding options, rights, securities, agreements or other commitments pursuant to which the Company is or may become obligated to redeem, repurchase or otherwise acquire or retire any shares of capital stock of the Company that are currently outstanding or may be issued in the future.

     8. Except as set forth in the Agreement and the Company Disclosure Schedule, there is no claim, dispute, action, proceeding, suit, appeal or investigation, at law or in equity, pending against the Company or involving any of its business or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the knowledge of such counsel, none have been threatened. Except as set forth in the Company Disclosure Schedule, the Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, or in default with respect to any notice, order, writ, injunction or decree.

     9. The Company's Shareholder Rights Plan has been amended in the manner set forth in Section 3.4 of the Agreement, and the Shareholder Rights Plan, as amended, will not apply to the Merger or the purchase of Company Common Stock by WEC, Oriole, WAC, the WEC Group or any of their Affiliates.

     10. No filing or registration with, notification to and no permit, authorization consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of the Agreement or the consummation by the Company of the Merger or other transactions contemplated thereby, except (i) the submission of the Proxy Statement to the SEC, (ii) the filing of the notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the filing of the Agreement and related officers' certificates with the California Secretary of State, (iv) obtaining any licenses required by the rules and regulations of the U.S. Export administration, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under the Agreement.

                                   APPENDIX B

                         BANCBOSTON ROBERTSON STEPHENS

                               September 10, 1998

PRIVILEGED & CONFIDENTIAL

Board of Directors
Information Storage Devices, Inc.
2045 Hamilton Avenue
San Jose, CA 95125

Dear Members of the Board:

     You have asked our opinion with respect to the fairness to the Holders of ISD Common Stock (as defined below), from a financial point of view and as of the date hereof, of the Cash Consideration (as defined below) to be received pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Winbond Electronics Corporation ("Parent"), Winbond Holding Company America, Winbond Acquisition Corporation ("Purchaser") and Information Storage Devices, Inc. ("ISD"). The Merger Agreement provides for the merger of Purchaser and ISD pursuant to which ISD will become a wholly-owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding share of Common Stock of ISD, together with the associated preferred stock purchase right (such common stock, together with such rights, the "ISD Common Stock"), (other than certain shares to be cancelled pursuant to the Merger Agreement and shares held by shareholders who properly exercise dissenters' rights ("Dissenting Shares")) will be converted into the right to receive $7.50 in cash (the "Cash Consideration"). The "Holders of ISD Common Stock" shall include all holders of ISD Common Stock except for Parent, Purchaser, any affiliates of Parent or Purchaser and any holders of Dissenting Shares. The terms and conditions of the Merger are set out more fully in the Merger Agreement.

     For purposes of this opinion we have, among other things, (i) reviewed certain financial information relating to ISD furnished to us by ISD, including certain internal financial analyses, forecasts and projections for ISD prepared by the management of ISD; (ii) reviewed certain publicly available information relating to ISD; (iii) held discussions with the management of ISD concerning the businesses, past and current operations, financial condition and future prospects of ISD; (iv) reviewed a draft dated September 9, 1998 of the Merger Agreement (the "Draft Agreement"); (v) reviewed the share price and trading history of the ISD Common Stock; (vi) reviewed the valuations of publicly traded companies that we deemed comparable to ISD; (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant; and (viii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of ISD) or publicly available and have neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the management of ISD that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of ISD, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) of ISD which we reviewed, upon the advice of management of ISD, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the management of ISD as to the future financial performance of ISD, and we have further assumed that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the management of ISD. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. You should understand that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise you or any person of any change in any factor matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view as of the date hereof, to the Holders of ISD Common Stock of the Cash Consideration. We do not express any opinion as to the value of any employee agreement or other arrangement entered into in connection with the Merger Agreement or the Merger. Our opinion does not address the relative merits of the Merger and the other business strategies that the Board of Directors of ISD has considered or may be considering, nor does it address the decision of the Board of Directors of ISD to proceed with the Merger.

     We have provided certain investment banking services to ISD from time to time, including acting as a co-managing underwriter for ISD's initial public offering in 1995 and as a co-managing underwriter for a follow-on offering, which also took place in 1995. We may, from time to time, trade in the securities of ISD for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or a short position in such securities. We are acting as financial advisor to ISD in connection with the Merger and will receive, and have already received, fees in connection with the rendering of this opinion and rendering such services, a portion of which fees are due and payable contingent upon the closing of the Merger, and ISD has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion or such services.

     Our opinion is rendered at the request of and for the use of the Board of Directors of ISD. Our opinion is not intended to be and does not constitute a recommendation to any shareholder of ISD as to whether such shareholder should vote upon or take any other action with respect to the Merger. Our opinion may be included in a proxy statement of ISD distributed in connection with the Merger, provided that this opinion is reproduced in full and any description of, or reference to, this opinion there in is in a form and substance acceptable to us and our legal counsel. Except as provided in the previous sentence, this opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, without our prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Cash Consideration to be received by Holders of ISD Common Stock in the Merger is fair to such holders from a financial point of view.

                                     Very truly yours,

                                     BANCBOSTON ROBERTSON STEPHENS INC.

                                       /s/ BANCBOSTON ROBERTSON STEPHENS, INC.
                                      -----------------------------------------

                                   APPENDIX C

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

                               DISSENTERS' RIGHTS

SECTION 1300. Right to Require Purchase -- "Dissenting Shares" and "Dissenting Shareholder" Defined.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. Demand for Purchase.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. Endorsement of Shares.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. Agreed Price -- Time for Payment.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. Dissenter's Action to Enforce Payment.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. Appraisers' Report -- Payment -- Costs.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. Dissenting Shareholder's Status as Creditor.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. Dividends Paid as Credit Against Payment.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. Continuing Rights and Privileges of Dissenting Shareholders.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. Termination of Dissenting Shareholder Status.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. Suspension of Proceedings for Payment Pending Litigation.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. Exempt Shares.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. Attacking Validity of Reorganization or Merger.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

                                   APPENDIX D

Kevin J. Yourman (147159)
James E. Tullman (175008)
Donald S. Urrabazo (189509)
WEISS & YOURMAN
10940 Wilshire Blvd.
24th Floor
Los Angeles, California 90024
Tel: (310) 208-2800

Michael D. Braun (167416)
STULL, STULL & BRODY
10940 Wilshire Blvd.
23rd Floor
Los Angeles, California 90024
Tel: (310) 209-2468

Attorneys for Plaintiff

(Additional Counsel Listed On Signature Page)

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA
                         FOR THE COUNTY OF SANTA CLARA


JEFFREY S. ABRAHAM, individually and on behalf                       CASE NO. CV776731
of all persons similarly situated,                                   CLASS ACTION
     Plaintiff,                                                      COMPLAINT FOR BREACH
v.                                                                   OF FIDUCIARY DUTIES
DAVID L. ANGEL, FREDERICK B. BAMBER, EUGENE J. FLATH, ALAN           JURY TRIAL DEMAND
V. KING, ERIC J. OCHILTREE, FREDERICK L. ZIEBER, INFORMATION
STORAGE DEVICES, INCORPORATED, WINBOND ELECTRONICS
CORPORATION, WINBOND INTERNATIONAL CORPORATION, PEACEFUL
RIVER CORPORATION, PIGEON CREEK HOLDING COMPANY, LTD.,
WINBOND ACQUISITION CORPORATION, AND DOES 1 THROUGH 100,
INCLUSIVE,
     Defendants.

     Plaintiff alleges the following based upon the investigation of his counsel, which included a review of documents filed with the Securities Exchange Commission ("SEC") by Information Storage Devices, Incorporated ("ISD"), press releases issued by ISD and securities analyst and media reports about ISD, and believes that, after a reasonable opportunity for discovery, substantial evidence will exist to support the allegations set forth in this complaint.

     1. Plaintiff brings this action, individually and as a class action on behalf of all persons similarly situated who own the common stock of ISD, other than defendants, to enjoin the consummation of the proposed $63.8 million acquisition of ISD by Winbond Electronics Corporation. Alternatively, in the event that the transaction is consummated, plaintiff seeks to recover damages caused by the director defendants' breach of fiduciary duties described herein. The proposed transaction and the acts of the director defendants constitute a breach of their fiduciary duties to plaintiff and the class to take all necessary and appropriate steps to obtain the maximum value realizable for the shareholders of ISD.

                                    PARTIES

     2. Plaintiff Jeffrey S. Abraham is, and has been since prior to the announcement of the proposed transaction described herein, the beneficial owner of 1,000 shares of common stock of ISD.

     3. Defendant ISD is a California corporation which has its principal executive office located at 2045 Hamilton Avenue, San Jose, California 95125. ISD claims to be a leading supplier of semiconductor voice record and playback solutions. ISD provides products to the communications, consumer, automotive, medical, and industrial marketplaces using its proprietary technologies.

     4. Defendant David L. Angel ("Angel") is, and at all relevant times has been, Chief Executive Officer, and Chairman of the Board of Directors of ISD since November 1996. He was President of ISD from February 1991 to November 1996. Defendant Angel owns 201,458 shares of ISD stock.

     5. Defendant Frederick B. Bamber ("Bamber") is, and at all relevant times has been, a director of ISD. Defendant Bamber has been a director since March 1990. Defendant Bamber is also a general partner of Technologies for Information & Publishing, L.P. which holds 573,270 shares of ISD stock.

     6. Defendant Eugene J. Flath ("Flath") is, and at all relevant times has been, a director of ISD since October 1988. He was Chairman of the Board of Directors from January 1993 through November 1996. Defendant Flath owns 118,694 shares of ISD stock.

     7. Defendant Alan V. King ("King") is, and at all relevant times has been, a director of ISD since May 1997. Defendant King owns 11,875 shares of ISD stock.

     8. Defendant Eric J. Ochiltree ("Ochiltree") is, and at all relevant times has been, President, Chief Operating Officer, and a director of ISD. Defendant Ochiltree has been a director since May 1997. Defendant Ochiltree owns 74,493 shares of ISD stock.

     9. Defendant Frederick L. Zeiber ("Zieber") is, and at all relevant times has been, a director of ISD since July 1995. Defendant Zieber owns 32,155 shares of ISD stock.

     10. Defendants Angel, Bamber, Flath, King, Ochiltree, and Ziebert (the "Individual Defendants"), by reason of their corporate directorship and/or executive positions, stand in a fiduciary position relative to ISD's shareholders, which fiduciary relationship, at all times relevant herein, required the Individual Defendants to exercise their best judgment and to act prudently and in the best interests of ISD's shareholders. The Individual Defendants are not permitted to act in their own self-interest to the detriment of ISD shareholders.

     11. Defendant Winbond Electronics Corporation is a corporation organized under the laws of the Republic of China in Taiwan. Winbond Electronics Corporation and certain of its wholly owned subsidiaries, defendant Winbond International Corporation, a British Virgin Islands corporation, defendant Peaceful River Corporation, a British Virgin Islands corporation, and defendant Pigeon Creek Holding Company, Ltd., a British Virgin Islands corporation (collectively "Winbond") own approximately 14% of ISD common stock. Defendant Winbond Acquisition Corporation ("WAC"), a newly formed subsidiary of Winbond Electronics Corporation, is a California corporation, created for the sole purpose of facilitating the Winbond merger with ISD.

     12. Each defendant herein is sued individually as a conspirator and aider and abettor, and, in such defendant's capacity as an officer, director or controlling stockholder of ISD, and the liability of each arises from the fact that he or it has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                             JURISDICTION AND VENUE

     13. This Court has jurisdiction over this action pursuant to sec. 410.10 of the California Code of Civil Procedure. The violations of law complained of herein occurred in this county. Furthermore, the amounts in controversy exceed the jurisdictional minimum of this Court.

     14. Venue is proper in the Superior Court of the County of Santa Clara pursuant to California Code of Civil Procedure sec.sec. 395 and 395.5.

                            CLASS ACTION ALLEGATIONS

     15. Plaintiff brings this action individually on his own behalf and as a class action, on behalf of all stockholders of ISD (except defendants herein, and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

     16. This action is properly maintained as a class action.

     17. The Class is so numerous that joinder of all members is impracticable. As of September 15, 1998, there were 9,914,000 shares of ISD common stock outstanding. The disposition of their claims in a class action will be of benefit to the parties and the Court. The record holders of ISD's common stock can be easily determined from the stock transfer journals maintained by ISD or its agents.

     18. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted, and no unusual difficulties are likely to be encountered in the management of this action as a class action.

     19. There is a well-defined community of interests in the questions of law and fact affecting the members of the Class. Among the questions of law and fact which are common to the Class and which predominate over questions affecting any individual class member are, among other things, the following:

          a. whether defendants have engaged in conduct constituting unfair dealing and have engaged in a plan and scheme to deceive the public stockholders of ISD and to enrich themselves at the expense of ISD's public stockholders;

          b. whether the proposed transaction is grossly unfair to the public stockholders of ISD;

          c. whether defendants have failed to disclose all material facts relating to the proposal including the potential positive future financial benefits which they expect to derive from ISD;

          d. whether defendants have engaged and are continuing to engage in a plan and scheme to eliminate the public stockholders of ISD through fraudulent, deceptive, and coercive means and devices;

          e. whether defendants willfully and wrongfully failed or refused to obtain or attempt to obtain a purchaser for the assets of ISD at a higher price than the Winbond proposal;

          f. whether plaintiff and the other members of the Class would be irreparably damaged were the transaction complained of herein consummated;

          g. whether defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to plaintiff and the members of the Class; and

          h. whether plaintiff and the Class members have been damaged and what the proper measure of damages is.

     20. Plaintiff is a member of the Class and is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Plaintiff does not have interests antagonistic to or in conflict with those they seek to represent. Plaintiff is an adequate representative of the Class.

     21. The likelihood of individual class members prosecuting separate individual actions is remote due to the relatively small loss suffered by each Class member as compared to the burden and expense of prosecuting litigation of this nature and magnitude. Absent a class action, the defendants are likely to avoid liability for their wrongdoing, and Class members are unlikely to obtain redress for their wrongs alleged herein. This Court is an appropriate forum for this dispute.

                            SUBSTANTIVE ALLEGATIONS

     22. On or about September 14, 1998, ISD and Winbond announced that they had reached a definitive agreement whereby Winbond would acquire ISD in a merger transaction. Under the terms of the agreement, Winbond will acquire all the shares of ISD that it does not currently own at a price of $7.50 per share.

     23. The terms further provide that a newly-formed subsidiary of Winbond, WAC, will merge with and into ISD, and ISD will become an indirect, wholly-owned subsidiary of Winbond. As a result of the merger, each outstanding share of ISD common stock that Winbond does not own will be converted into the right to receive $7.50 in cash.

     24. Defendant's intention to pursue the above transaction is in breach of their fiduciary duties owned to ISD's stockholders to take all necessary steps to ensure that ISD stockholders will receive the maximum value realizable for their shares in any extraordinary transaction involving ISD.

     25. The offer being advanced and the consideration offered -- $7.50 per share of ISD common stock -- is an unfair price, does not reflect the fair value of ISD's equity or the significant advantages to be obtained by ISD as a result of the transaction and does not offer any control premium. ISD stock is currently selling on the open market for essentially the same price -- $6.875 per share. The price of ISD stock, moreover, has traded above $7.50 over the past three quarters. The offer price is also $6 million less, or $0.75 less per share, than an earlier written offer made by the same company, Winbond, to acquire the same stock under the same conditions. Furthermore, the intrinsic value of the equity of ISD is materially greater than the consideration proposed, taking into account, among other things, ISD's asset value, liquidation value, expected growth, full extent of its future earnings potential, expected increase in profitability, strength of its business, its revenues, cash flow, and earnings power. For example, according to ISD's second quarter 1998 results which were released on or about July 16, 1998, ISD had almost $34 million in cash.

     26. For the past three fiscal quarters, ISD has shown continued and steady increases in revenue and net income. The increases were due primarily to ISD's introduction of highly advanced digital voice processors which were responsible for upwards of 70% of ISD's sales, and the fact that various high-technology companies decided to incorporate ISD's voice recognition chips in their key products.

     27. For example on January 12, 1998 in a Business Wire article, ISD announced:

          Machina has integrated ISD's voice record and playback chips in five new products.

          The new Machina products were announced Thursday at the Consumer Electronics Show in Las Vegas. The new products are: The Cardcorder 240, the Cardcorder 480 digital voice recorders, the Chronocorder wristwatch, and the Bullet, and the Bullet Pro pocket digital assistants. All the new Machina products feature ISD microchips for recording and playing back messages. Machina products are sold in numerous retail outlets including Sharper Image, Brookstone and Hammacher Schlemmer. "Machina has used ISD's voice record and playback chips for a number of years and have found them to be ideal for our innovative products," said Gary Heller, executive vice president at Machina. "ISD's superior voice quality, their ability to record messages over 100,000 times, and the non volatility of their chips, enabling the user to save messages even without power, lets us provide our customers with a variety of products with record and playback features."

                                    *  *  *

          "The Machina products are excellent examples of the types of applications for which ISD's record and playback integrated circuits have been designed," said Karin Bootsma, vice president of marketing at ISD. "With the combination of Machinas outstanding product designs and the excellent sound quality and reliable message retention of ISD's ChipCorder devices, these products should be well received in the market place."

     28. On January 22, 1998, ISD announced its financial results for the fourth quarter 1997. The results showed that ISD's revenues increased 49% from $9.7 million for the fourth quarter of 1996, to $14.4 million.

     29. As a result of the fourth quarter results announcement, the price of ISD stock climbed from a close of $6.875 on January 22, 1998 to a high of $7.75 on January 23, 1998.

     30. During the past six months, ISD has also announced new technological breakthroughs that add to its intrinsic value. As an illustration, the March 30, 1998 edition of the Business Wire reported:

          ISD today announced that it has signed a licensing and joint development agreement with Conversa (Conversational Computing Corp.) to integrate Conversa's speaker independent continuous voice recognition technology into a new family of digital voice processors.

          ISD's first series of voice recognition chips resulting from this joint development is expected to begin sampling in the second half of 1998.

          The new ISD voice recognition chips are expected to provide high accuracy, continuous, or conversation, speaker independent capabilities. Products integrating these new chips will not have to be trained and will initially respond to a set of American-English commands. Additional languages are expected to be supported at a later date. "Today, this continuous recognition capability typically requires at least the processing power of a Pentium(TM). ISD's goal is to develop voice recognition products combining this type of speech recognition software with ISD's digital processing and RISC engine, bringing the same capability to the chip level," said Michael Geilhufe, ISD's vice president of business development. "We believe we can achieve similar recognition performance with these new products, while requiring significantly less processing horsepower than a Pentium, making them ideal for communications and consumer applications."

          ISD's new family of voice recognition chips are expected to create new market opportunities for car kits, cordless/feature phone, automotive navigation, appliances, electronic organizers, and digital recorders.

          "We view voice recognition as a key component in our mission to offer our customers solutions for all their voice-related products This relationship with Conversa is a major milestone in the execution of our product strategy and strengthens ISD's position as the Voice Solutions in Silicon(TM) company," said David Angel, ISD chairman and chief executive officer.

          "We are excited about participating in the creation of a hands-free, eyes-free environment for user interaction with electronic devices, such as cell phones and automotive navigation systems," says Steve Rondel, chairman and CEO of Conversa. "Today's hazards, associated with in-car use of these devices, have created a universal need for a better user interface. The accuracy, efficiency and flexibility of Conversa's speech recognition technologies unleashes a unique opportunity to rely upon the speech interface as the sole input mechanism for these and other electronic appliances. Our association with ISD provides an ideal non-PC venue for speech enabling a broad cross section of consumer electronics products."

     31. Similarly, the April, 1998 edition of the Miller Freeman PC reported:

          Information Storage Devices (ISD) has developed the ISD4000 family, which is ISD's first record and playback chips based on SuperFlash memory technology.

          The ISD4000 family quadruples ISD's current longest recording duration to 16min. It consists of the ISD4002 series, offering 2 to 4min durations, the ISD4003 series, with 4 to 8min durations, and the ISD4004 series, with 8 to 16min durations.

          According to ISD, the up to 16min of record time will enable cellular and other comms equipment manufacturers to provide a suite of advanced voice features.

          The ISD4000 family is suitable for analogue and digital cellular phones, as well as cordless phones that rely on low voltage technology to minimize power consumption. The ISD4000 will allow the addition of call record, voice memo, call screening, and a built in telephone answering device (TAD).

          The single-chip ISD4000 family can provide similar design advantages of ISD's ChipCorder technology, with the added cost and space savings Flash technology can provide.

          In addition to TSOP, SOIC and PDIP packaging options, the ISD4000 family will also be available in near die size MicroBGA chip scale packaging, which helps reduce the package footprint.

          The ISD4000 family is also pin for pin compatible with the existing ISD33000 series.

          ISD's multi-level storage technology provides improved sound quality with, says ISD, an eight to one audio storage efficiency improvement over digital approaches.

          While ISD's non-volatile technology has always enabled Chip-Corder circuits to retain information without power, the 3V, ISD4000 family is said to have less battery drain than alternative DSP solutions.

     32. The introduction of new products that are able to gain market acceptance has enabled ISD to improve its financial results. On April 16, 1998, ISD announced its results for the first quarter 1998:

          ISD announced today that revenue for the first quarter ended April 4, 1998 increased 47% to $12.2 million from $8.3 million for the first quarter of 1997. The net loss for the period was $1.2 million, or $0.12 per share. The net loss for last year's first quarter was $5.4 million, or $0.56 per share, which included the write-off of in-process research and development of $4.0 million before taxes associated with the acquisition of the CompactSPEECH product line.

          "First quarter shipments of ISD's 33000 ChipCorder voice record and playback products were roughly 30% ahead of the fourth quarter and more than three times higher than last year's first quarter. Our new Sidewinder series, in its first full quarter of production, also contributed to the growth. All told, products introduced in the past year and a half accounted for nearly 70% of first quarter sales. The Company's performance would have been stronger but for order postponements announced on March 13, 1998 that reduced revenue by an estimated $3 million from where it otherwise would have been. We have taken steps to better align costs with current demand conditions, including a reduction in force," said Chairman and Chief Executive Officer David L. Angel.

     33. On June 29, 1998 over the Business Wire, ISD announced that Motorola had agreed to integrate ISD components into new Motorola products:

          ISD announced today that Motorola has integrated ISD's voice record and playback chips into Motorola's new cd900 family of Dual Band GSM digital cellular phones. The dual band cd900 phones operate on both GSM 900 and GSM 1800 systems. Motorola's cd920 and cd930 both contain the VoiceNote(TM) memo recorder which allows up to three minutes of message recording for storing memos or recording phone calls. VoiceNote is enabled by the ISD33180 chip, a member of the ISD33000 series, the industry's first family of 3-volt, single-chip record and playback products optimized for communication devices.

          Motorola's new GSM digital cellular phones are the third and fourth Motorola cellular phones to integrate ISD's voice chips for voice storage functions. Motorola first integrated the ISD voice chips into their Micro-TAC Elite(TM) cellular phone, providing a built-in answering machine function. ISD's voice chips can also be found in Motorola's top-of-the-line StarTAC 8600 cellular phone, providing up to four minutes of record time, for recording memos, for use as an on-board answering machine, and for recording phone calls "on-the-fly." This provides added safety for users needing to record directions, phone numbers and other important information while driving.

          "The proliferation of ISD-enabled voice features throughout Motorola's cellular product lines and next generation platforms demonstrates the value Motorola believes these features bring to their customers," said David Angel, ISD's chairman and chief executive officer. "We anticipate that over the next few years, these types of voice features in cellular phones will become standard throughout the cellular industry."

          "VoiceNote is an indispensable business feature in our new cd900 family of phones. The VoiceNote feature lets us provide our customers with the highest quality of sound reproduction, for storing memos or recording phone calls, available on the market today," said Ralph Pini, senior vice president and general manager of Motorola's Cellular Subscriber Group, Europe, Middle East & Africa. "The use of the ISD voice chip in VoiceNote, with our other advanced features, makes the cd900 family the ultimate business phones."

     34. On July 16, 1998, ISD announced its financial results for the second quarter 1998:

          ISD Friday announced that net income for the second quarter ended June 30, 1998 was $10,000 or 0 cents per share, on revenue of $12.2 million. This compares with a net loss of $910,000, or 9 cents per share, on revenue of $11.4 million for the second quarter of 1997.

                                    *  *  *

          Chairman and Chief Executive Officer David L. Angel attributed the gain in second quarter earnings to higher gross margin, primarily the result of improved manufacturing yields, particularly on new products, as well as to the force reduction announced in April and stringent control over variable costs.

          Angel said that products introduced within the past year accounted for more than 70 percent of second quarter sales. "ISD's first voice record and playback products based on flash technology -- 4 and 8 minute versions of the ISD4000 family -- recently were qualified and released to favorable reviews by our customers. We expect to enjoy additional cost reductions as flash technology ramps up to full volume production."

          Angel continued, "We believe that we have added considerable value to ISD in the past year. We now offer voice record and playback products featuring advanced flash technology. We have the latest DSP voice products and the broadest palette of easy-to-implement solutions in the voice industry. And we've brought speech recognition into the mix for the first time through our licensing and joint development agreement with Conversa.

          We recently demonstrated a prototype speaker independent, continuous voice recognition product to a few cellular, automotive and industrial companies in North America and Europe. The market appears to be moving in our direction, as voice features are becoming increasingly ubiquitous in products ranging from cell phones to computers to automobiles. We remain optimistic about the future of ISD."

     35. The positive news of ISD's financial prospects resulted in two written offers to purchase the outstanding shares of ISD stock. As was reported on July 24, 1998 over the Business Wire:

          ISD Friday announced that it has received a written offer from Winbond Int'l. Corp., an existing shareholder of the company, to acquire ISD through a cash merger in which Winbond would acquire all currently outstanding ISD shares that Winbond does not now own, for $8.25 per share.

          Winbond's proposal is non-binding and is subject to a number of material conditions, including the execution of definitive agreements, completion of satisfactory due diligence, waiver of ISD's shareholder rights plan, board approval by both companies, ISD shareholder approval, and compliance with other customary legal requirements.

          Winbond has asked for a response from ISD by July 31, 1998. ISD has not yet responded to this proposal. The board of ISD will be considering this proposal, along with another non-binding cash acquisition proposal recently received by ISD from another party, which other proposal expires at the end of July 24, 1998 by its terms, and other strategic alternatives, with its investment bankers.

     36. On August 3, 1998, ISD announced over the Business Wire that it had entered into an exclusive agreement with Conversational Computing Corporation:

          Conversa (Conversational Computing Corp.) announced that ISD, with headquarters in San Jose, Calif., has made a multimillion dollar equity investment in Conversa intended to strengthen the partnership between the two companies. The investment underscores the mutual commitment of both firms to develop new and highly competitive embedded speech products that will be applied to a variety of electronic devices. As a component of the commitment, Conversa has agreed to provide ISD with exclusive worldwide licensing rights to embed Conversa's speaker-independent, continuous-speech recognition technology in ISD's unique "voice-solutions" semiconductor applications. In turn, ISD has agreed that Conversa will be its exclusive provider of available speech technologies. The agreement also provides for future access to enhancements of the Conversa software. The licensing agreement and investment are an expansion of the joint development agreement Conversa signed with ISD last March to integrate Conversa's speaker-independent continuous-speech recognition technology into a new family of ISD digital voice processors. ISD's first series of voice recognition chips resulting from this joint development is expected to begin sampling in the fourth quarter of 1998. "The marriage of our speaker-independent continuous-speech recognition technology and ISD's flexible chip architectures provides an ideal non-PC venue for speech. It will extend a potential communications link beyond the PC and the Internet to a broad cross-section of consumer electronics devices," said Steve Rondel, chairman and chief executive officer of Conversa. "This licensing agreement allows our speech recognition software to be embedded in a very broad range of components and applications," Rondel added. The new ISD voice recognition chips are expected to provide accurate, continuous, or conversational, speaker-independent capabilities, including full-continuous digit recognition functionality. Products integrating these new chips will not have to be trained and will respond to a set of American-English commands. Additional languages are expected to be supported at a later date. ISD's new family of voice recognition chips are expected to create new market opportunities for a myriad of products, including car kits, cordless/feature phones, automotive navigation, appliances, electronic organizers and digital recorders.

     37. Finally, on September 1, 1998, ISD announced over the Business Wire that its ISD4004 product was available to the market:

          ISD today announced the availability of the ISD4004, the industry's first and only single chip solution with a record and playback duration of up to 16 minutes. The ISD4004 is part of the ISD4000 ChipCorder(R) family, ISD's first record and playback chips based on SuperFlash(R) memory technology. Other members of the ISD4000 family include the ISD4002 series, offering two-to four-minute durations and the ISD4003 series, with four-to eight-minute durations.

          "Our new quarter-hour duration chips extend the possibilities for immediate development of a host of new products, including automotive communication devices, cellular telephones, "single chip" telephone answering devices, cordless phones, tapeless recorders and dictation devices, and personal digital assistants (PDAs), where unparalleled sound quality is desired," said Karin Bootsma, vice president of marketing at ISD. "Our single chip implementation replaces the multiple chips and extensive software programming that was previously required. We are working with a number of automotive manufacturers, for example, on voice-integrated traffic telematic systems, who have expressed the desire for longer duration recording times with the high quality sound and ease of use demonstrated by ISD products."

          While the 16 minute ISD4004 is ideally suited for stand alone or integrated telephone answering devices and automotive applications, the ISD4000 family has been optimized for cellular phones. The ISD4000 family enables cell phone manufacturers to add such features as cell record, voice memo, call screening, and a built-in telephone answering device (TAD).

                                     - - -

          The single-chip flash-based ISD4000 family offers all the design advantages of ChipCorder(R) technology with the added cost and space savings flash technology provides. Every product in the family offers a complete, easy to integrate solution with minimal software development. In addition to TSOP, SOIC, and PDIP packaging options, the ISD4002 and ISD4003 will be available in near die size MicroBGA(TM) Chip Scale Packaging which greatly reduces the package footprint.

                                     - - -

          ISD's multilevel storage technology enables superior sound quality with an eight-to-one audio storage efficiency improvement over digital approaches. While ISD's nonvolatile technology has always enabled ChipCorder circuits to retain information without power, the new 3-volt ISD4000 family has significantly less battery drain than alternative DSP solutions. The ISD4000 series chips typically consume 30 milliamps of operating current while DSP solutions typically require 200 to 300 milliamps of operating current. ISD developed the ISD4000 family based on licensed SuperFlash technology from SST (Silicon Storage Technology, Inc.). Prior to flash technology, ISD used, and continues to use, EEPROM multilevel storage technology in the ChipCorder voice circuits for up to four minutes of voice record and playback time. By taking advantage of SuperFlash technology, ISD expects to continue to provide customers with a wider variety of recording lengths, as well as to allow them to benefit from the cost savings flash technology offers.

     38. The upward trend in ISD's financial results, its technological advances, and the competing offer to acquire ISD notwithstanding on September 11, 1998, ISD and Winbond signed an agreement and Plan of Merger providing for the acquisition of ISD by WAC. The Individual Defendants agreed to accept Winbond's offer price of $7.50 per share, an amount significantly less than the original offer price of $8.25 per share.

     39. The Individual Defendants have considerably more knowledge and economic power compared to that of the investing public because they control the business and corporate affairs of ISD, and they are in possession of material, non-public information concerning ISD's assets, businesses, and future prospects. This disparity makes it inherently unfair for the Individual Defendants to transfer the ownership of ISD from its public stockholders at this time and at such an unfair and grossly inadequate price.

     40. The proposed transaction is not the result of arm's-length negotiations, but was fixed arbitrarily by ISD and agreed to by defendants as part of the unlawful plan and scheme to obtain the entire ownership of ISD at the lowest possible price. These facts have not been disclosed by defendants.

     41. Furthermore, the Individual Defendants' willingness to entertain the proposed lower offer requires them to take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fair auction of ISD to the highest bidder or the exploration of strategic alternatives which will return greater or equivalent short-term value to the plaintiff and the Class.

     42. There is no indication that the Individual Defendants have taken any steps to ensure that ISD's stockholders' interest in maximizing the value of their holdings were protected by conducting an auction for ISD or otherwise seeking out other potential purchasers or the highest possible bid for ISD, or exploring strategic alternatives which will obtain the highest possible price for ISD's stockholders or return greater or equivalent short-term value to the plaintiff and the Class. If the transaction is consummated, ISD shareholders will be deprived of the opportunity for substantial gains which ISD may realize.

     43. By the acts, transactions, and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deceive plaintiff and the Class and deprive them unfairly of their investment in ISD.

     44. The proposed transaction is wrongful, unfair, and harmful to ISD's public stockholders, and represents an attempt by defendants to aggregate their personal and financial positions and interests and to enrich themselves, at the expense of and to the detriment of the ISD's public stockholders. The proposed transaction will deny Class members their right to share proportionately in the true value of ISD's assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of ISD at an unfair and inadequate price.

     45. The Individual Defendants stand to profit the most from the proposed takeover of ISD by Winbond. As a group, the Individual Defendants hold over 10% of all shares of ISD's common stock.

     46. By reason of all of the foregoing, defendants herein have willfully participated in unfair dealing toward plaintiff and the other members of the Class and have engaged in and substantially assisted and aided and abetted each other in breach of the fiduciary duties owed by them to the Class.

     47. Winbond and WAC have knowingly aided and abetted the breaches of fiduciary duty committed by the Individual Defendants. Through a joining venture between ISD and Winbond, Winbond and WAC are privy to ISD's proprietary, non-public technological and market information which Winbond and WAC are now able to use to their advantage at the expense and to the detriment of ISD's public shareholders. Through the proposed merger, Winbond and WAC will be able to pursue their own interests in the venture, while excluding ISD's shareholders from sharing in future benefits therefrom.

     48. Defendants have violated fiduciary and other common law duties owed to the plaintiff and the other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class in order to benefit themselves and/or their colleagues.

     49. As a result of the actions of defendants, plaintiff and the Class have been and will be damaged in that they have been deceived, are the victims of unfair dealing, and are not receiving the fair value of ISD's assets and businesses.

     50. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class and will succeed in their plan to enrich themselves by excluding the Class from its fair proportionate share of ISD's assets and businesses, all to the irreparable harm of the Class.

     51. Plaintiff and the Class have no adequate remedy of law.

                             FIRST CAUSE OF ACTION
                            (AGAINST ALL DEFENDANTS
                         FOR BREACH OF FIDUCIARY DUTY)

     52. Plaintiff hereby incorporates by reference paragraphs 1 through 51 above as though fully set forth herein.

     53. By virtue of plaintiff's purchase of ISD's common stock, and the Individual Defendants' positions of management and control, and because plaintiff reposed trust and confidence in them, the individual defendants owed to plaintiff a fiduciary duty of the highest good faith, integrity and fair dealing.

     54. In doing the things heretofore alleged, ISD and the Individual Defendants violated their fiduciary obligations to plaintiff.

     55. As a proximate result of defendants' aforesaid conduct, plaintiff was damaged by injury to his property, lost profits, loss of future income, and other general and specific damages.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

          (1) declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the Class;

          (2) declaring that the defendants and each of them have committed or aided and abetted a gross abuse of trust and have breached their fiduciary duties to plaintiff and the other members of the Class;

          (3) declaring the transaction null and void;

          (4) preliminarily and permanently enjoining defendants and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the transaction;

          (5) in the event the transaction is consummated, rescinding it and setting it aside;

          (6) ordering defendants, jointly and severally, to account to plaintiff and the Class for all profits realized and to be realized by them as a result of the transaction complained of and, pending such accounting, to hold such profits in a constructive trust for the benefit of plaintiff and other members of the Class;

          (7) ordering defendants to establish a stockholders' committee comprised of Class members and their representatives to ensure fair and adequate procedural safe-guards that allow independent input by plaintiff and the Class in connection with any transaction for the shares of ISD;

          (8) awarding compensatory damages against defendants, jointly and severally, in the amount to be determined at trial, together with prejudgement interest at the maximum rate allowable by law;

          (9) awarding plaintiff and the Class their costs and disbursements and reasonable allowances for plaintiff's attorneys' and experts' fees and expenses; and

          (10) granting such other and further relief as may be just and proper.

Dated: September 16, 1998

                                          Kevin J. Yourman
                                          James E. Tullman
                                          Donald S. Urrabazo
                                          WEISS & YOURMAN

                                          By:    /s/ DONALD S. URRABAZO
                                            ------------------------------------
                                            Donald S. Urrabazo
                                            10940 Wilshire Blvd., 24th Floor
                                            Los Angeles, CA 90024
                                            (310) 208-2800

                                          Joseph H. Weiss
                                          WEISS & YOURMAN
                                          551 Fifth Avenue
                                          New York, NY 10176
                                          (212) 682-3025

                                          Michael D. Braun
                                          STULL, STULL & BRODY
                                          10940 Wilshire Blvd., 23rd Floor
                                          Los Angeles, California 90024
                                          (310) 209-2468

                                          Jules Brody
                                          STULL, STULL & BRODY
                                          6 East 45th Street
                                          New York, NY 10017
                                          (212) 687-7230

                                          Attorneys for Plaintiff

                                  DETACH HERE

                                     PROXY
                       INFORMATION STORAGE DEVICES, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 22, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

      The undersigned hereby appoints David L. Angel and Felix J. Rosengarten, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, no par value, of Information Storage Devices, Inc. (the "Company"), held of record by the undersigned on November 13, 1998, at the Special Meeting of Shareholders of the Company to be held at the Company's offices at 2045 Hamilton Avenue, San Jose, California 95125, on Tuesday, December 22, 1998, at 9:00 a.m. local time, and at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended, except that proxies marked "Against" will also be voted against any adjournment or postponement of the Special Meeting.


___________                                                        ___________
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
___________                                                        ___________

                                  DETACH HERE

[ X ]   Please mark votes as
        in this example


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOP SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

The Board of Directors recommends that you vote FOR Proposal 1.

    [ ]  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

1. To approve and adopt an Agreement and Plan of Merger, dated as of September 11, 1998, among the Company, Winbond Electronics Corporation, Winbond Int'l Corporation, Oriole Holding Corporation and Winbond Acquisition Corporation.

              FOR                    AGAINST                 ABSTAIN
              [ ]                      [ ]                     [ ]

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held by record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or their fiduciaries who execute the above proxy for a deceased shareholder should give their full title. Please date the proxy.

Signature: ________________________________________ Date: _____________________

Signature: ________________________________________ Date: _____________________